Filed pursuant to Rule 424(b)(5)
Registration No. 333-189425

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee (1)(2)
6.464% Senior Notes due April 28, 2019	$1,250,000,000	102%	$1,275,000,000	$164,220
6.542% Senior Notes due April 28, 2020	$1,250,000,000	100%	$1,250,000,000	$161,000
6.633% Senior Notes due April 28, 2021	$1,250,000,000	100%	$1,250,000,000	$161,000
6.731% Senior Notes due April 28, 2022	$1,250,000,000	99%	$1,237,500,000	$159,390
6.836% Senior Notes due April 28, 2023	$600,000,000	98%	$588,000,000	$75,734

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. The total registration fee due for this offering is $721,344.
(2)	Paid herewith.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated June 18, 2013)

$5,600,000,000

T-Mobile USA, Inc.

$1,250,000,000 6.464% Senior Notes due 2019

$1,250,000,000 6.542% Senior Notes due 2020

$1,250,000,000 6.633% Senior Notes due 2021

$1,250,000,000 6.731% Senior Notes due 2022

$600,000,000 6.836% Senior Notes due 2023

The selling noteholder named in this prospectus supplement is offering up to $5,600,000,000 in aggregate principal amount of Senior Notes of T-Mobile USA, Inc. (“T-Mobile USA” or the “Issuer”), including $1,250,000,000 of 6.464% Senior Notes due 2019, $1,250,000,000 of 6.542% Senior Notes due 2020, $1,250,000,000 of 6.633% Senior Notes due 2021, $1,250,000,000 of 6.731% Senior Notes due 2022 and $600,000,000 of 6.836% Senior Notes due 2023 (the “notes”). We will not receive any proceeds from the sale of the notes by the selling noteholder.

On April 28, 2013, the Issuer issued the notes to the selling noteholder named herein in a private placement in connection with the consummation of the transactions contemplated by the Business Combination Agreement dated October 3, 2012, as amended (the “Business Combination Agreement”), among Deutsche Telekom AG (“Deutsche Telekom”), T-Mobile Global Zwischenholding GmbH, a direct wholly-owned subsidiary of Deutsche Telekom (“Global”), T-Mobile Global Holding GmbH, a direct wholly-owned subsidiary of Global (“Holding”), T-Mobile USA, formerly a direct wholly-owned subsidiary of Holding, and T-Mobile US, Inc. (“Parent”). We refer to the transactions contemplated by the Business Combination Agreement as the “Business Combination Transaction”. This prospectus supplement relates to the resale by the selling noteholder of the notes.

The 2019 notes bear interest at a rate of 6.464% per annum, the 2020 notes bear interest at a rate of 6.542% per annum, the 2021 notes bear interest at a rate of 6.633% per annum, the 2022 notes bear interest at a rate of 6.731% per annum and the 2023 notes bear interest at a rate of 6.836% per annum. Interest on the notes is payable semi-annually, in cash in arrears. Interest on each series of notes is paid on January 28 and July 28 of each year.

The notes are senior unsecured obligations of the Issuer and rank equally with all of the other senior unsecured debt and future senior unsecured debt of the Issuer. The notes are unconditionally guaranteed on a senior unsecured basis by Parent and certain subsidiary guarantors.

The notes are redeemable, in whole or in part, at any time on or after the dates and at the redemption prices specified under “Description of the Notes—Optional Redemption” in the accompanying prospectus plus accrued and unpaid interest to, but not including, the redemption date. The Issuer may redeem up to 35% of the aggregate principal amount of each series of notes before the dates specified under “Description of the Notes—Optional Redemption” in the accompanying prospectus with the net cash proceeds from certain equity offerings, subject to certain conditions. The Issuer also may redeem each series of notes prior to the dates specified under “Description of the Notes—Optional Redemption” in the accompanying prospectus at a specified redemption price plus a “make-whole” premium, plus accrued and unpaid interest to, but not including, the redemption date.

If the Issuer experiences certain change of control triggering events, the Issuer will be required to offer to purchase each series of notes at a repurchase price equal to 101% of the principal amount, plus accrued and unpaid interest to, but not including, the repurchase date. See “Description of Notes—Repurchase at Option of Holders—Change of Control Triggering Event” in the accompanying prospectus.

	Price to public(1)	Total	Proceeds to the selling noteholder(1)(2)
Per 6.464% Senior Note	102.000%	$1,275,000,000	$1,273,437,500
Per 6.542% Senior Note	100.000%	$1,250,000,000	$1,248,437,500
Per 6.633% Senior Note	100.000%	$1,250,000,000	$1,248,437,500
Per 6.731% Senior Note	99.000%	$1,237,500,000	$1,235,937,500
Per 6.836% Senior Note	98.000%	$588,000,000	$587,250,000

Total	—	$5,600,500,000	$5,593,500,000

(1)	Plus accrued interest from July 28, 2013.
(2)	Before expenses. The underwriting discount for each series is 0.125% of the principal amount thereof resulting in total underwriting discounts of (i) $1,562,500 for each of the 6.464% Senior Notes, 6.542% Senior Notes, 6.633% Senior Notes and 6.731% Senior Notes, and (ii) $750,000 for the 6.836% Senior Notes, for an aggregate total underwriting discount of $7,000,000.

The notes are expected to be ready for delivery in book-entry form only through the facilities of The Depository Trust Company on or about October 16, 2013. Currently, there is no existing public market for the notes. We do not intend to list the notes on any securities exchange or quotation system.

Investing in these notes involves a high degree of risk. See “Risk Factors” beginning on page S-17 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Deutsche Bank Securities
Citigroup
Credit Suisse
Goldman, Sachs & Co.
J.P. Morgan
Morgan Stanley

The date of this prospectus supplement is October 8, 2013.

Prospectus Supplement

Prospectus

Neither we, nor the selling noteholder, nor the underwriters have authorized any other person to provide you with information different from that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any free writing prospectus that we may provide to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give. The selling noteholder is offering to sell and is seeking offers to buy the notes only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the date such information is presented regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of the notes. Our business, financial condition, results of operations and prospects may have changed since such date.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in the accompanying prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus or this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

As permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC”), the registration statement of which this prospectus supplement forms a part includes additional information not contained in this prospectus supplement. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or at the SEC’s offices described below under the heading “Where You Can Find More Information.”

You should read this prospectus supplement along with the accompanying prospectus and the documents incorporated by reference carefully before you invest. These documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the notes offered in this offering and may add, update or change information in the accompanying prospectus.

Unless stated otherwise or the context indicates otherwise, references to “T-Mobile,” “our company,” “the Company,” “we,” “our,” “ours” and “us” refer to T-Mobile US, Inc. and its direct and indirect domestic restricted subsidiaries, including T-Mobile USA, Inc. References to the “Issuer” and “T-Mobile USA” refer to T-Mobile USA, Inc. only. The term “selling noteholder” refers to Deutsche Telekom AG. The Issuer’s corporate parent is T-Mobile US, Inc., a Delaware corporation, which we refer to in this prospectus supplement as “T-Mobile US” or “Parent”. Parent has no operations separate from its investment in the Issuer. Accordingly, unless otherwise noted, all of the business and financial information in this prospectus supplement, including the factors identified under “Risk Factors” beginning on page S-17, is presented for Parent on a consolidated basis.

Market data and other statistical information used throughout this prospectus supplement, the accompanying prospectus or incorporated by reference into this prospectus supplement are based on independent industry publications, government publications, reports by market research firms and other published independent sources. Some data is also based on our good faith estimates, which we derive from our review of internal surveys and independent sources. Although we believe these sources are reliable, we have not independently verified the information. We neither guarantee its accuracy nor undertake a duty to provide or update such data in the future.

This prospectus supplement, the accompanying prospectus or the documents incorporated by reference into this prospectus supplement may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference in this prospectus supplement or the accompanying prospectus are the property of their respective owners.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement, the accompanying prospectus, any related free writing prospectus, the documents incorporated by reference or our other public statements include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including information concerning our possible or assumed future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipates,” “believes,” “estimates,” “expects,” or similar expressions.

Forward-looking statements are based on current expectations and assumptions which are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. The following important factors, among others, along with the factors identified under “Risk Factors” and the risk factors incorporated by reference herein, could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements:

•	adverse conditions in the U.S. and international economies or disruptions to the credit and financial markets;

•	competition in the wireless services market;

•	the ability to complete and realize expected synergies and other benefits of acquisitions;

•	the inability to implement our business strategies or ability to fund our wireless operations, including payment for additional spectrum, network upgrades, and technological advancements;

•	the ability to renew our spectrum licenses on attractive terms;

•	the ability to manage growth in wireless data services including network quality and acquisition of adequate spectrum licenses at reasonable costs and terms;

•	material changes in available technology;

•	the timing, scope and financial impact of our deployment of 4G Long-Term Evolution (“LTE”) technology;

•	the impact on our networks and business from major technology equipment failures;

•	breaches of network or information technology security, natural disasters or terrorist attacks or existing or future litigation and any resulting financial impact not covered by insurance;

•	any changes in the regulatory environments in which we operate, including any increase in restrictions on the ability to operate our networks;

•	any disruption of our key suppliers’ provisioning of products or services;

•	material adverse changes in labor matters, including labor negotiations or additional organizing activity, and any resulting financial and/or operational impact;

•

changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; and

•	changes in tax laws, regulations and existing standards and the resolution of disputes with any taxing jurisdictions.

Additional information concerning these and other risk factors is contained in Parent’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 and in the documents incorporated therein by reference.

S-iii

Forward-looking statements in this prospectus supplement, the accompanying prospectus, any related free writing prospectus or the documents incorporated by reference speak only as of the date of this prospectus supplement or the applicable document referred to or incorporated by reference (or such earlier date as may be specified in the applicable document), as applicable, are based on assumptions and expectations as of such dates, and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or predict, including the factors above. You should not place undue reliance on these forward-looking statements. We do not intend to, and do not undertake an obligation to, update these forward-looking statements in the future to reflect future events or circumstances, except as required by applicable securities laws and regulations. For more information, see the section entitled “Where You Can Find Additional Information.” The results presented for any period may not be reflective of results for any subsequent period.

You should carefully read and consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf, and all future written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statements.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary contains basic information about us and this offering. It does not contain all of the information that you should consider before investing in the notes. You should carefully read this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein for a more complete understanding of our business. Additionally, you should read the “Risk Factors” section of this prospectus supplement and in documents incorporated by reference into this prospectus supplement before making an investment decision.

Our Company

T-Mobile is a national provider of mobile communications services capable of reaching over 280 million Americans. Our objective is to be the simpler choice for a better mobile experience. Our intent is to bring this proposition to life across all our brands, including T-Mobile, MetroPCS, and GoSmart, and across our major customer base of retail consumers and business-to-business (“B2B”).

We generate revenue by offering affordable postpaid and prepaid wireless voice, messaging and data services, as well as mobile broadband and wholesale wireless services. We provided service to approximately 44 million customers through our nationwide network as of June 30, 2013. We also generate revenues by offering a wide selection of wireless handsets and accessories, including smartphones, wireless-enabled computers such as notebooks and tablets, and data cards which are manufactured by various suppliers. Our most significant expenses are related to acquiring and retaining customers, maintaining and expanding our network, and compensating employees.

Business Combination with MetroPCS

On April 30, 2013, the business combination (the “Business Combination Transaction”) of T-Mobile USA and MetroPCS Communications, Inc. (“MetroPCS”) was completed. Under the terms of the business combination agreement, Deutsche Telekom AG (“Deutsche Telekom”) received approximately 74% of the fully-diluted shares of common stock of the combined company in exchange for its transfer of all of T-Mobile USA’s common stock. This transaction was consummated to provide us with expanded scale, spectrum, and financial resources to compete aggressively with other, larger U.S. wireless carriers. The business combination was accounted for as a reverse acquisition with the Issuer as the accounting acquirer. Accordingly, T-Mobile USA’s historical financial statements became the historical financial statements of the combined company.

Competitive Strengths

We believe the following strengths foster our ability to compete against our principal wireless competitors:

•	Value leadership in wireless. We are a leading value-oriented wireless carrier in the United States and the third largest provider of prepaid service plans as measured by subscribers.

•

Spectrum assets.    As of June 30, 2013, we hold licenses for wireless spectrum suitable for wireless broadband mobile services (including both HSPA+ and LTE) covering a population of approximately 280 million people in the United States. As of June 30,

2013, we have an average of approximately 74 MHz of spectrum in the top 100 major metropolitan areas and have an average of approximately 76 MHz of spectrum in the top 25 major metropolitan areas. Our aggregate spectrum position is expected to enable contiguous 20x20 MHz channels for LTE deployment in many major metropolitan areas, which is expected to improve capacity to support our product offerings by increasing the data speeds available to our customers.

•

Advanced nationwide high-speed network.    By the end of 2013, we intend to cover a population of approximately 200 million people in the United States with our LTE network. We believe the combination of our spectrum position and advanced network technology will provide us with a high-capacity, high-speed network. Upon completion of the migration of the MetroPCS customer base, we expect to have approximately 55,000 equivalent cell sites, including approximately 1,500 MetroPCS macro sites and certain DAS network nodes retained from the MetroPCS network. Approximately 35,000 sites are planned to be enhanced over three years with multi-mode radios, tower-top electronics, and new antennas. This will allow for more robust coverage in buildings and at the edge of coverage areas and will allow for greater data capacity, which we believe will enhance the customer experience for our subscriber base.

•

Seasoned executive leadership.    We have a seasoned executive leadership team with significant industry expertise, led by John Legere, our President and Chief Executive Officer. Mr. Legere has over 32 years of experience in the U.S. and global telecommunications and technology industries. J. Braxton Carter, formerly MetroPCS’ Vice Chairman and Chief Financial Officer, serves as our Chief Financial Officer. Our board of directors includes current and former executives of AT&T, Dell, Rockwell International Corporation and Madison Dearborn Partners, LLC, and brings extensive experience in operations, finance, governance and corporate strategy.

Business Strategy

We continue to aggressively pursue our strategy developed to reposition T-Mobile and return the Company to growth. In the first half of 2013, we introduced Simple Choice plan options as part of our “Un-carrier” value proposition. Our strategy focuses on the following elements:

•

Un-carrier Value Proposition.    We plan to extend our position as the leader in delivering distinctive value for consumers in all customer segments. Our Simple Choice plans have brought flexibility and value to customers by providing the option to pay for handsets over an installment period or to bring their own device. Simple Choice plans also eliminate annual service contracts and provide customers with a single, affordable rate plan without the complexity of data caps and overage charges. Customers on Simple Choice plans can purchase the most popular smartphones, if qualified, in affordable, interest-free monthly installments and upgrade any time they like without restrictive annual service contract cycles. Modernization of the network and introduction of the Apple iPhone in the second quarter of 2013 further repositioned T-Mobile as a provider of dependable high-speed service with a range of desirable handsets and devices. Customers are able to purchase or, if qualified, finance handsets from a competitive device lineup including popular Samsung smartphones and Apple iPhone devices. In July 2013, T-Mobile announced JUMP!, which enables participating subscribers to upgrade their wireless device twice a year upon completion of an initial six-month enrollment. Additionally, the MetroPCS brand has been a value leader among customers choosing prepaid wireless service plans and we expect to accelerate its growth by expanding the brand into new geographic regions taking advantage of the existing T-Mobile network, beginning in the second half of 2013 through 2014. To date we have expanded sales of the MetroPCS brand to 15 new metropolitan areas.

•

Network Modernization.    We are currently in the process of upgrading our network with a $4 billion investment designed to modernize the 4G network, improve coverage, align spectrum bands with other key players in the U.S. market and deploy nationwide 4G LTE services in 2013. The timing for the launch of 4G LTE allows us to take advantage of the latest and most advanced 4G LTE technology infrastructure, improving the overall capacity and performance of our 4G network, while optimizing spectrum resources. We remain on target to deliver nationwide 4G LTE network coverage by the end of 2013, reaching 200 million people in more than 200 metropolitan areas. The migration of MetroPCS customers onto T-Mobile’s 4G HSPA+ and LTE network is ahead of schedule, providing faster network performance for MetroPCS customers with compatible handsets. We expect the migration of MetroPCS’s customers to our 4G HSPA+ and LTE network to be complete by the end of 2015.

•

Multi-segment Focus.    T-Mobile plans to continue to offer multiple types of wireless service plans to accelerate growth. The combination of T-Mobile USA and MetroPCS added another flagship brand to the T-Mobile portfolio and increased our ability to serve the full breadth of the wireless market. In B2B, T-Mobile has made significant investments in software and systems. Additionally, T-Mobile expects to continue to expand its wholesale business through Mobile Virtual Network Operators (“MVNOs”) and other wholesale relationships where its spectrum depth, available network capacity and the Global System for Mobile Communications (“GSM”) technology base help secure profitable wholesale customers.

•

Aligned Cost Structure.    We continue to pursue a low-cost business operating model to drive cost savings, which can be reinvested in the business. These cost programs are on-going as we continue to work to simplify our business and drive operational efficiencies in areas such as network optimization, customer roaming, improved customer collection rates and better management of customer acquisition and retention costs. A portion of savings have been, and will continue to be, reinvested into customer acquisition programs.

Recent Developments

On August 21, 2013, we consummated the sale of $500 million principal amount of 5.25% Senior Notes due 2018 (the “5.25% senior notes”). The 5.25% senior notes are unsecured obligations of the Issuer and are guaranteed by Parent and by all of the Issuer’s subsidiaries that guarantee the notes offered hereby. The notes offered hereby are different series of notes issued under a different indenture from those under which our 5.25% senior notes were issued.

Ownership and Corporate Information

The diagram below illustrates our current ownership and corporate structure:

(1)	Intermediate holding companies not shown.
(2)	See “Description of Certain Indebtedness and Certain Lease Obligations” and “Description of the Notes Offered Hereby.” Amounts are principal amounts. The notes offered hereby represent $5.6 billion of the Deutsche Telekom Notes.
(3)	Certain subsidiaries of the Issuer are not guarantors of the notes. See “Description of the Notes—Brief Description of the Notes and the Note Guarantees—The Note Guarantees” in the accompanying prospectus. As of June 30, 2013, the Issuer’s subsidiaries that do not guarantee the notes had approximately $1.2 billion of total assets (excluding receivables due from the Issuer and its guarantor subsidiaries) and $2.3 billion in indebtedness, other liabilities and preferred stock.

Our corporate headquarters and principal executive offices are located at 12920 SE 38th Street, Bellevue, Washington 98006. Our telephone number is (425) 378-4000. We maintain a website at www.t-mobile.com where our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports are available without charge, as soon as reasonably practicable following the time they are filed with or furnished to the SEC. The information on or accessible through our website is not incorporated into or part of this prospectus supplement.

You may read and copy any materials our Parent files with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains an electronic Internet site that contains our Parent’s reports, proxy and information statements, and other information at www.sec.gov.

THE OFFERING

Issuer	T-Mobile USA, Inc.

Notes Offered	$1,250,000,000 6.464% Senior Notes due 2019
$1,250,000,000 6.542% Senior Notes due 2020
$1,250,000,000 6.633% Senior Notes due 2021
$1,250,000,000 6.731% Senior Notes due 2022
$600,000,000 6.836% Senior Notes due 2023

The notes offered hereby constitute a portion of the Deutsche Telekom Notes, as defined in “Description of the Notes Offered Hereby.”

Maturity	6.464% Senior Notes due 2019—April 28, 2019
6.542% Senior Notes due 2020—April 28, 2020
6.633% Senior Notes due 2021—April 28, 2021
6.731% Senior Notes due 2022—April 28, 2022
6.836% Senior Notes due 2023—April 28, 2023

Interest Payment Dates for Notes	January 28 and July 28 of each year. The next interest payment date is January 28, 2014.

Optional Redemption	The notes are redeemable, in whole or in part, at any time on or after the dates and at the redemption prices specified under “Description of the Notes—Optional Redemption” in the accompanying prospectus plus accrued and unpaid interest to, but not including, the redemption date. The Issuer may redeem up to 35% of the aggregate principal amount of each series of notes before the dates specified under “Description of the Notes—Optional Redemption” in the accompanying prospectus with the net cash proceeds from certain equity offerings, subject to certain conditions. The Issuer also may redeem each series of notes prior to the dates specified under “Description of the Notes—Optional Redemption” in the accompanying prospectus at a specified redemption price plus a “make-whole” premium, plus accrued and unpaid interest to, but not including, the redemption date.

Ranking	The notes are the Issuer’s general unsecured, unsubordinated obligations. Accordingly, they rank:

•	senior in right of payment to any future subordinated indebtedness of Issuer to the extent that such indebtedness provides by its terms that it is subordinated to the notes;

•

pari passu in right of payment with any of the Issuer’s existing and future indebtedness and other liabilities that are not by their terms subordinated in right of payment to the notes, including, without limitation, $17.2 billion aggregate principal amount of outstanding 7 7/8% Senior Notes due 2018, 6 5/8% Senior Notes due 2020, 6.250% Senior Notes due 2021 6.625% Senior Notes due 2023, 5.25% Senior Notes due 2018 and the other Deutsche Telekom Notes that are not being offered hereby (collectively, together with the notes offered hereby, the “Existing Senior Notes”) and any amounts outstanding under our Working Capital Facility (as defined in “Description of Certain Indebtedness and Certain Lease Obligations—Working Capital Facility”) from time to time;

•	effectively subordinated to the Issuer’s existing and future secured indebtedness, to the extent of the value of the Issuer’s assets constituting collateral securing that indebtedness; and

•	structurally subordinated to any existing and future indebtedness and other liabilities and preferred stock of the Issuer’s non-guarantor subsidiaries.

Note Guarantees	The notes are guaranteed by Parent, the Issuer’s wholly-owned domestic restricted subsidiaries (other than certain designated special purpose entities, a certain reinsurance subsidiary and immaterial subsidiaries), all of the Issuer’s restricted subsidiaries that guarantee certain of its indebtedness, and any future subsidiary of Parent that directly or indirectly owns any equity interests of the Issuer. See “Description of the Notes—The Note Guarantees” in the accompanying prospectus. Each guarantee of the notes is a unsecured, unsubordinated obligation of that guarantor and ranks:

•

senior in right of payment to any future subordinated indebtedness of that guarantor to the extent that such indebtedness provides by its terms that it is subordinated in right of payment to such guarantor’s guarantee of the notes;

•

pari passu in right of payment with any existing and future indebtedness and other liabilities of that guarantor that are not by their terms subordinated to the notes, including, without limitation, any guarantees of our Existing Senior Notes;

•

effectively subordinated to that guarantor’s existing and future secured indebtedness, to the extent of the value of the assets of such guarantor constituting collateral securing that indebtedness; and

•	structurally subordinated to all of the liabilities and preferred stock of any subsidiaries of such guarantor that do not guarantee the notes.

As of June 30, 2013, the Issuer’s subsidiaries that are not guarantors of the notes had approximately $1.2 billion of total assets (excluding receivables due from the Issuer and its guarantor subsidiaries) and $2.3 billion in indebtedness, other liabilities and preferred stock.

Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit the ability of Issuer and its restricted subsidiaries to:

•	incur more debt;

•	pay dividends and make distributions;

•	make certain investments;

•	repurchase stock;

•	create liens or other encumbrances;

•	enter into transactions with affiliates;

•	enter into agreements that restrict dividends or distributions from subsidiaries; and

•	merge, consolidate or sell, or otherwise dispose of, substantially all of their assets.

These covenants are subject to a number of important limitations and exceptions that are described in the accompanying prospectus under the caption “Description of the Notes—Certain Covenants” in the accompanying prospectus. If the notes are assigned an investment grade rating by at least two of Standard & Poor’s Rating Services (“Standard & Poor’s”), Moody’s Investors Service, Inc. (“Moody’s”) and Fitch Ratings, Inc. (“Fitch”) and no default has occurred or is continuing, certain covenants will cease to apply and will not be later reinstated even if the rating of the notes should subsequently decline. See “Description of the Notes—Certain Covenants—Changes in Covenants When Notes Rated Investment Grade” in the accompanying prospectus.

Asset Sale Proceeds

If the Issuer or its restricted subsidiaries engage in certain types of asset sales, the Issuer generally must use the net cash proceeds from the sale either to make investments in its business (through capital expenditures, acquisitions or otherwise) or to repay permanently debt under credit facilities or secured by assets sold within a certain period of time after such sale; otherwise the Issuer, subject to certain conditions, must make an offer to purchase a principal amount of the notes and other pari passu indebtedness equal to the excess net cash proceeds. The purchase price of the notes of each series would be 100% of their principal amount, plus accrued and unpaid interest, to, but not including, the repurchase date. See “Description of the Notes—Repurchase at the Option of Holders—Asset Sales” in the accompanying prospectus.

Change of Control Triggering Event	If the Issuer experiences certain change of control triggering events, the Issuer must make an offer to each holder to repurchase the notes of each series at a price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the purchase date. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control Triggering Event” in the accompanying prospectus.

Use of Proceeds	We will not receive any of the proceeds from the sale of the notes by the selling noteholder.

Absence of Public Market for the Notes	There is currently no established trading market for the notes. As a result, a liquid market for the notes may not be available if you wish to sell your notes. We do not intend to apply for a listing or quotation of the notes on any securities exchange or any automated dealer quotation system.

Delivery	We will deposit the global securities representing the notes with The Depository Trust Company (“DTC”) in New York. You may hold an interest in the notes through DTC.

Form	The notes will be represented by one or more global securities registered in the name of Cede & Co., as nominee for DTC. Beneficial interests in the notes will be evidenced by, and transfers thereof will be effected only through, records maintained by participants in DTC.

Risk Factors	You should consider carefully all of the information set forth in this prospectus supplement and the accompanying prospectus and, in particular, you should carefully evaluate the specific factors under “Risk Factors” beginning on page S-17 of this prospectus supplement and those risk factors incorporated by reference herein.

For a description of the notes offered hereby, see “Description of the Notes Offered Hereby” below and the “Description of the Notes” beginning on page 15 of the accompanying prospectus.

Summary Pro Forma Financial Information and Operating Data

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined statements of operations based upon the combined historical financial statements of T-Mobile and MetroPCS, after giving effect to the Business Combination Transaction between T-Mobile USA and MetroPCS as of January 1, 2012, the beginning of the earliest period presented, and necessary adjustments. In accordance with Article 11 of Regulation S-X, a pro forma balance sheet is not required as the transaction has already been reflected in the unaudited June 30, 2013 balance sheet of the Company. For further information see the section entitled “T-Mobile US, Inc. Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma condensed combined financial information that follows is provided for informational purposes only and is not intended to represent or be indicative of the combined results of operations that would have occurred if the Business Combination Transaction had been completed as of the date set forth above, nor is it indicative of the future results of the combined company. In connection with the pro forma financial information, the Company allocated the preliminary purchase price using its best estimates of fair value. The pro forma acquisition price adjustments are preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed. The unaudited pro forma condensed combined financial information also does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the Business Combination Transaction or any integration costs. Furthermore, the unaudited pro forma condensed combined statements of operations do not include certain nonrecurring charges and the related tax effects which may result directly from the transaction.

	For the six months ended June 30, 2013	For the twelve months ended December 31, 2012
	(In millions)
Statement of Operations Data
Revenues:
Total revenues	$12,642	$24,941
Operating expenses:
Network costs	2,901	5,978
Cost of equipment sales	3,347	4,855
Selling, general and administrative	3,627	7,734
Depreciation and amortization	1,885	3,996
Impairment charges on goodwill and spectrum licenses	—	8,134
Other, net	92	(90)

Total operating expenses	11,852	30,607

Operating income (loss)	790	(5,666)
Other (expense) income:
Other expense, net	(597)	(1,052)

Total other expense, net	(597)	(1,052)

Income (loss) before income taxes	193	(6,718)

Income tax expense	(113)	(436)

Net income (loss)	$80	$(7,154)

Summary Historical Financial and Operating Data

The following table sets forth selected consolidated financial data for the Company. The data should be read in conjunction with our audited consolidated financial statements and related notes for the three years ended December 31, 2012, 2011 and 2010, filed as Exhibit 99.1 to Parent’s Current Report on Form 8-K filed on June 18, 2013, and our condensed consolidated financial statements and related notes for the six months ended June 30, 2013 and 2012 contained in Parent’s Quarterly Report on Form 10-Q filed on August 8, 2013. The information set forth below also should be read in conjunction with the complete historical financial statements and related notes of Parent, which are incorporated by reference in this prospectus supplement, as well as the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Parent’s Form 10-K for the year ended December 31, 2012, Parent’s subsequent Forms 10-Q, Exhibit 99.1 to Parent’s Form 8-K filed on May 8, 2013 and Exhibit 99.1 to Parent’s Form 8-K/A filed on May 8, 2013, each of which is incorporated by reference into this prospectus supplement.

Our historical financial data may not be indicative of the results of operations or financial position to be expected in the future.

	Six months ended June 30,		Year ended December 31,
	2013	2012	2012	2011	2010
	(In millions)
Revenues:
Service revenues	$8,762	$8,825	$17,213	$18,481	$18,733
Equipment sales	1,984	970	2,242	1,901	2,404
Other revenues	159	122	264	236	210

Total revenues	10,905	9,917	19,719	20,618	21,347

Operating expenses:
Network costs	2,436	2,374	4,661	4,952	4,895
Cost of equipment sales	2,822	1,590	3,437	3,646	4,237
Customer acquisition	1,765	1,500	3,286	3,185	3,205
General and administrative	1,588	1,841	3,510	3,543	3,535
Depreciation and amortization	1,643	1,566	3,187	2,982	2,773
Impairment charges	—	—	8,134	6,420	—
MetroPCS transaction-related costs	39	—	—	—	—
Restructuring costs	54	54	85	—	—
Other, net	(2)	43	(184)	169	(3)

Total operating expenses	10,345	8,968	26,116	24,897	18,642

Operating (loss) income	560	949	(6,397)	(4,279)	2,705
Other (expense) income
Interest expense to affiliates	(403)	(322)	(661)	(670)	(556)
Interest expense	(160)	—	—	—	—
Interest income	75	32	77	25	14
Other (expense) income, net	112	8	(5)	(10)	16

Total other expense, net	(376)	(282)	(589)	(655)	(526)

(Loss) income before income taxes	184	667	(6,986)	(4,934)	2,179
Income tax (expense) benefit	(93)	(260)	(350)	216	(822)

Net (loss) income including non-controlling interests	91	407	(7,336)	(4,718)	1,357
Net income attributable to non-controlling interest	—	—	—	—	(3)

Net (loss) income	$91	$407	$(7,336)	$(4,718)	$1,354

	Six months ended June 30,		Year ended December 31,
	2013	2012	2012	2011	2010
	(Dollars in millions, customers in thousands)
Other Financial Data:
Net cash provided by operating activities	$1,715	$1,909	$3,862	$4,980	$4,905
Net cash provided by (used in) investing activities	262	(1,877)	(3,915)	(4,699)	(5,126)
Net cash provided by (used in) financing activities	(9)	1	57	—	123

Consolidated Operating Data:
Customers (at period end)	44,016	33,168	33,389	33,185	33,734
Adjusted EBITDA(1)	2,302	2,612	4,886	5,310	5,478
Adjusted EBITDA as a percentage of service revenues(2)	26%	30%	28%	29%	29%
Capital Expenditures(3)	$2,126	$1,286	$2,901	$2,729	$2,819

	Six months ended June 30,		Year ended December 31,
	2013	2012	2012	2011	2010
Average monthly churn (Branded)(4)	3.0%	3.0%	3.2%	3.3%	3.2%
Average monthly churn (Branded Postpaid)(4)	1.8	2.3	2.4	2.7	2.4
Average monthly churn (Branded Prepaid)(4)	6.0	6.2	6.4	6.7	7.6
Average revenue per user (Branded ARPU)(5)	$47.34	$51.61	$50.81	$52.22	$49.90
Average revenue per user (Branded Postpaid ARPU)(5)	53.83	57.51	56.79	57.56	54.78
Average revenue per user (Branded Prepaid ARPU)(5)	32.61	26.11	26.85	24.27	24.18
Branded cost per gross addition (Branded CPGA)(6)	332	391	394	424	409
Branded cost per user (Branded CPU)(7)	26	29	28	28	26

	Six months ended June 30,	Year ended December 31,
	2013	2012	2011
	(In millions)
Balance Sheet Data:
Current assets	$7,313	$5,541	$6,602
Property and equipment, net	15,185	12,807	12,703
Goodwill, spectrum licenses and other intangible assets, net	21,488	14,629	21,009
Other assets	748	645	295
Total assets	44,734	33,622	40,609
Current liabilities	5,398	5,592	4,504
Long-term payables to affiliates	11,200	13,655	15,049
Long-term debt	6,276	—	—
Long-term financial obligation	2,479	2,461	—
Other long-term liabilities	7,022	5,799	5,271
Stockholders’ equity	12,359	6,115	15,785

(1)	Adjusted EBITDA is a non-GAAP financial measure utilized by our management to monitor the financial performance of our operations. This measurement, together with GAAP measures such as revenue and operating income, assists management in its decision-making process related to the operation of the business. We use Adjusted EBITDA internally as a metric to evaluate and compensate our personnel and management for their performance, and as a benchmark to evaluate our operating performance in comparison to our competitors. Management also uses Adjusted EBITDA to measure, from period-to-period, our ability to provide cash flows to meet future debt services, capital expenditures and working capital requirements and fund future growth.

We believe that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate our overall operating performance and that this metric facilitates comparisons with other wireless communications companies. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income, or any other measure of financial performance reported in accordance with GAAP. Adjusted EBITDA is calculated by adding back interest expense (net of interest income), taxes, depreciation and amortization expense, impairment charges, restructuring costs, other income and (expense), net, and other transactions that are not reflective of our ongoing operating performance to net income.

The following table reconciles Adjusted EBITDA to net (loss) income which we consider to be the most directly comparable GAAP financial measure to Adjusted EBITDA.

	Six months ended June 30,		Year ended December 31,
	2013	2012	2012	2011	2010
			(in millions)
Calculation of Adjusted EBITDA:
Net income (loss)	$91	$407	$(7,336)	$(4,718)	$1,357
Adjustments:
Interest expense to affiliates	403	322	661	670	556
Interest expense	160	—	—	—	—
Interest income	(75)	(32)	(77)	(25)	(14)
Other (income) expense, net	(112)	(8)	5	10	(16)
Income tax expense (benefit)	93	260	350	(216)	822

Operating (loss) income	560	949	(6,397)	(4,279)	2,705

Depreciation and amortization	1,643	1,566	3,187	2,982	2,773
Impairment charges	—	—	8,134	6,420	—
MetroPCS transaction-related costs	39	—	—	—	—
Restructuring costs	54	54	85	—	—
Stock-based compensation	6	—	—	—	—
Other, net(a)	—	43	(123)	187	—

Adjusted EBITDA	$2,302	$2,612	$4,886	$5,310	$5,478

(a)	Other, net of $43 million for the six months ended June 30, 2012 primarily related to employee retention costs associated with the terminated AT&T acquisition of T-Mobile USA. Other, net transactions may not agree in total to the other, net classification in the Consolidated Statements of Comprehensive Income due to certain routine operating activities, such as insignificant routine spectrum license exchanges that would be expected to reoccur, and are therefore not excluded from the calculation of Adjusted EBITDA. Other, net for the year ended December 31, 2012 represents a net gain on an advanced wireless services (“AWS”) spectrum license purchase and exchange, transaction-related costs incurred for the terminated AT&T acquisition of T-Mobile USA, and transaction-related costs incurred from the business combination with MetroPCS Communications. Other, net for the year ended December 31, 2011 represents AT&T transaction-related costs incurred from the terminated AT&T acquisition of T-Mobile USA. Other, net transactions may not agree in total to the other, net classification in the Consolidated Statements of Operations and Comprehensive Income (Loss) due to certain routine operating activities, such as insignificant routine spectrum license exchanges that would be expected to reoccur, and are therefore not excluded from Adjusted EBITDA.

(2)	Adjusted EBITDA as a percentage of service revenues is calculated by dividing Adjusted EBITDA by total service revenues.
(3)	Capital expenditures consist of amounts paid for construction and purchase of property and equipment.
(4)	Branded churn is defined as the number of branded customers whose service was discontinued, expressed as a rounded monthly percentage of the average number of branded customers during the specified period. T-Mobile believes that churn, which is a measure of customer retention and loyalty, provides relevant and useful information and is used by management to evaluate the operating performance of our business.

(5)	ARPU represents the average monthly service revenue earned from customers. Branded ARPU is calculated by dividing service revenues from branded customers for the specified period by the average branded customers during the period, and further dividing by the number of months in the period. Branded postpaid ARPU is calculated by dividing branded postpaid service revenues for the specified period by the average branded postpaid customers during the period, and further dividing by the number of months in the period. Branded prepaid ARPU is calculated by dividing branded prepaid service revenues for the specified period by the average branded prepaid customers during the period, and further dividing by the number of months in the period. T-Mobile believes ARPU provides management with useful information to evaluate the service revenues generated from our customer base. The following tables illustrate the calculation of ARPU and reconcile ARPU to related service revenues, which we consider to be the most directly comparable GAAP financial measure to ARPU.

	Six months ended June 30,		Year ended December 31,
	2013	2012	2012	2011	2010
Calculation of Average Revenue Per Branded Customer (Branded ARPU):
Branded service revenues (in millions)	$8,292	$8,325	$16,236	$17,537	$17,922
Divided by: Average number of branded customers (in thousands) and number of months in period	29,190	26,886	26,631	27,984	29,929

Branded ARPU	$47.34	$51.61	$50.81	$52.22	$49.90

	Six months ended June 30,		Year ended December 31,
	2013	2012	2012	2011	2010
Calculation of Average Revenue Per Branded Postpaid Customer (Branded Postpaid ARPU):
Branded postpaid service revenues (in millions)	$6,547	$7,534	$14,521	$16,230	$16,538
Divided by: Average number of branded postpaid customers (in thousands) and number of months in period	20,271	21,832	21,306	23,496	25,159

Branded Postpaid ARPU	$53.83	$57.51	$56.79	$57.56	$54.78

	Six months ended June 30,		Year ended December 31,
	2013	2012	2012	2011	2010
Calculation of Average Revenue Per Branded Prepaid Customer (Branded Prepaid ARPU):
Branded prepaid service revenues (in millions)	$1,745	$791	$1,715	$1,307	$1,384
Divided by: Average number of branded prepaid customers (in thousands) and number of months in period	8,919	5,054	5,325	4,488	4,770

Branded Prepaid ARPU	$32.61	$26.11	$26.85	$24.27	$24.18

(6)	Branded Cost Per Gross Addition (“Branded CPGA”) is determined by dividing the costs of acquiring new customers, consisting of customer acquisition expenses plus the subsidy loss related to acquiring new customers for the specified period, by gross branded customer additions during the period. The subsidy loss related to acquiring new customers consists primarily of the excess of handset and accessory costs over related revenues incurred to acquire new customers. Additionally, the equipment subsidy loss associated with retaining existing customers, is excluded from this measure as Branded CPGA is intended to reflect only the acquisition costs to acquire new customers.

T-Mobile utilizes Branded CPGA to assess the initial capital invested in customers and determine the number of months to recover customer acquisition costs. This measure also allows T-Mobile to compare average acquisition costs per new customer to those of other wireless telecommunications providers, although other providers may calculate this measure differently. Equipment sales related to new customers are deducted from customer acquisition expenses in this calculation as they represent amounts paid by customers at the time their service is activated that reduce the acquisition cost of those customers. Additionally, equipment costs associated with retaining existing customers are excluded as this measure is intended to reflect only the acquisition costs related to new customers. The following table reconciles total costs used in the calculation of Branded CPGA to customer acquisition expenses, which T-Mobile considers to be the most directly comparable GAAP financial measure to Branded CPGA.

	Six months ended June 30,		Year ended December 31,
	2013	2012	2012	2011	2010
Calculation of Branded Cost Per Gross Addition (Branded CPGA):
Customer acquisition expenses	$1,765	$1,500	$3,286	$3,185	$3,205
Plus: Subsidy loss
Equipment sales	(1,984)	(970)	(2,242)	(1,901)	(2,404)
Cost of equipment sales	2,822	1,590	3,437	3,646	4,237

Total subsidy loss	838	620	1,195	1,745	1,833
Less: Subsidy loss unrelated to customer acquisition	(610)	(430)	(903)	(1,014)	(926)

Subsidy loss related to customer acquisition	228	190	292	731	907

Costs of acquiring new branded customers	1,993	1,690	3,578	3,916	4,112

Divided by: Gross branded customer additions (in thousands)	6,001	4,319	9,083	9,234	10,057

Branded CPGA	$332	$391	$394	$424	$409

(7)	Branded Cost Per User (“Branded CPU”) is determined by dividing network costs and general and administrative expenses plus the subsidy loss unrelated to customer acquisition, by the sum of the average monthly number of branded customers during such period. Additionally, the cost of serving customers includes the costs of providing handset insurance services.

T-Mobile utilizes Branded CPU as a tool to evaluate the non-acquisition related cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-acquisition related cash costs over time, and to help evaluate how changes in business operations affect non-acquisition related cash costs per customer. In addition, Branded CPU provides management with a useful measure to compare non-acquisition related cash costs per customer with those of other wireless telecommunications providers. The following table reconciles total costs used in the calculation of Branded CPU to network costs, which T-Mobile considers to be the most directly comparable GAAP financial measure to Branded CPU.

	Six months ended June 30,		Year ended December 31,
	2013	2012	2012	2011	2010
Calculation of Branded Cost Per Customer (Branded CPU):
Network costs	$2,436	$2,374	$4,661	$4,952	$4,895
Plus: General and administrative expense	1,588	1,841	3,510	3,543	3,535
Plus: Subsidy loss unrelated to customer acquisition	610	430	903	1,014	926

Total cost of serving customers	4,634	4,645	9,074	9,509	9,356
Divided by: Average number of branded customers (in thousands)	29,190	26,886	26,631	27,984	29,929

Branded CPU	$26	$29	$28	$28	$26

Non-GAAP Financial Measures

In managing our business and assessing financial performance, we supplement the information provided by financial statement measures prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States of America (“GAAP measures”), such as operating income (loss), with non-GAAP measures, including Adjusted EBITDA, Branded Cost Per Gross Addition (“Branded CPGA”) and Branded Cost Per User (“Branded CPU”), which measure the financial performance of operations, and several customer focused performance metrics that are widely used in the wireless communications industry. Branded CPGA, Branded CPU and Adjusted EBITDA are utilized by our management to evaluate our operating performance, and in the case of Adjusted EBITDA, our ability to meet liquidity requirements. In addition to metrics involving the numbers of customers, these metrics also include measures related to Average Revenue Per User (“ARPU”), which measures service revenue per customer, and churn, which measures turnover in our customer base.

A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows, or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

We believe these measures are important in understanding the performance of operations from period to period, and that these measures, which are common in the wireless industry, facilitate key operating performance comparisons with other companies in the wireless industry. However, we caution investors that our presentations of these measures may not be comparable to similar measures as disclosed by other issuers, because other companies in the wireless industry may calculate these measures differently. Because of these limitations, investors should consider these non-GAAP measures alongside other performance measures and liquidity measures, including our GAAP measures, as well as the reconciliations of the impact of the components adjusted for in the non-GAAP financial measures.

RISK FACTORS

An investment in the notes involves a high degree of risk. This prospectus supplement does not describe all of those risks. Prior to making a decision about investing in the notes, you should carefully consider the specific risk factors set forth below as well as the risks and other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the “Risk Factors” in Parent’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, which are incorporated by reference herein. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may affect our business, financial condition and operating results. If any of these risks actually occurs, our business, financial condition and operating results could suffer, and you could lose all or part of your investment.

Risks Related to the Notes

Our substantial indebtedness could adversely affect our business, financial condition and operating results, and senior creditors would have a secured claim to any collateral securing the debt owed to them.

We have, and we expect that we will continue to have, a significant amount of debt. As of June 30, 2013, on an as adjusted basis for the offering of our 5.25% senior notes, we would have had approximately $20.7 billion of outstanding indebtedness, including $17.2 billion of outstanding indebtedness under our senior notes, approximately $0.4 billion of capital leases (and approximately $2.48 billion in long term financial obligation relating to the Tower Transaction (as defined under “Unaudited Pro Forma Condensed Combined Financial Information”)), and $500 million available for borrowing under the Working Capital Facility (as defined under “Description of Certain Indebtedness and Certain Lease Obligations—Working Capital Facility”).

Our ability to make payments on debt, to repay existing indebtedness when due and to fund operations and significant planned capital expenditures will depend on our ability to generate cash in the future. Our ability to produce cash from operations is subject to a number of risks, including:

•	introduction of new products and services by us or our competitors, changes in service plans or pricing by us or our competitors, or promotional offers;

•	customers’ acceptance of our service offerings;

•	our ability to maintain our current cost structure; and

•	our ability to continue to grow our customer base and maintain projected levels of churn.

Our substantial debt service obligations could have important material consequences to you, including the following:

•

limiting our ability to borrow money or sell stock to fund working capital, capital expenditures, debt service requirements, acquisitions, technological initiatives and other general corporate purposes;

•	making it more difficult for us to make payments on indebtedness and satisfy obligations under the notes;

•	increasing our vulnerability to general economic downturns and industry conditions and limiting our ability to withstand competitive pressure;

•	limiting our flexibility in planning for, or reacting to, changes in our business or the communications industry;

•	limiting our ability to increase our capital expenditures to roll out new services or to upgrade our networks to new technologies, such as LTE;

•	limiting our ability to purchase additional spectrum, expand existing service areas or develop new metropolitan areas in the future;

•

reducing the amount of cash available for working capital needs, capital expenditures for existing and new markets and other corporate purposes by requiring us to dedicate a substantial portion of cash flow from operations to the payment of principal of, and interest on, indebtedness; and

•	placing us at a competitive disadvantage to our competitors who are less leveraged than we are.

Any of these risks could impair our ability to fund our operations or limit our ability to obtain additional spectrum, or limit our ability to expand our business as planned, which could have a material adverse effect on our business, financial condition, and operating results.

In addition, a substantial portion of our debt bears interest at fixed rates subject to a “reset” two, two and a half, or three years after the closing of the Business Combination Transaction or at a variable rate. The reset will cause the interest rate of the relevant debt securities to be recalculated according to a formula which depends in part upon designated indices (which are tied to market yields for certain securities) and other benchmark debt securities, only a portion of which is calculated based on the trading prices of our indebtedness. If market interest rates increase, variable-rate debt and debt at fixed rates subject to a “reset,” on the reset date and thereafter, will create higher debt service requirements, which could adversely affect our cash flow. While we may enter into agreements limiting our exposure to higher interest rates in the future, any such agreements may not offer complete protection from this risk, and any portion not subject to such agreements would have full exposure to higher interest rates. Interest rates for such benchmark indices and debt securities are highly sensitive to many factors, including domestic and international economic and political conditions, policies of governmental and regulatory agencies, developments affecting the financial or operating results or prospects of the issuer of the benchmark securities or of securities referenced in the benchmark indices, and other factors beyond our control. As a result, a significant increase in these interest rates at the time that the relevant debt securities are recalculated could have an adverse effect on our financial position and results of operations.

Even with our current levels of indebtedness, we may incur additional indebtedness. This could further exacerbate the risks associated with our leverage.

Although we have substantial indebtedness, we may still be able to incur significantly more debt as market conditions and contractual obligations permit, which could further reduce the cash available to invest in operations, as a result of increased debt service obligations. The terms of the agreements governing our long-term indebtedness allow for the incurrence of additional indebtedness by us and our subsidiaries, subject to specified limitations. The more leveraged we become, the more we, and in turn the holders of our securities, become exposed to the risks described above in the risk factor entitled “Our substantial indebtedness could adversely affect our business, financial condition and operating results and senior creditors would have a secured claim to any collateral securing the debt owed to them.”

There can be no assurance that sufficient funds will be available to us under our existing indebtedness or otherwise. Further, should we need to raise additional capital, the foreign ownership restrictions mandated by the Federal Communications Commission (“FCC”), and applicable to us, could limit our ability to attract additional equity financing outside the United States. If we were able to obtain funds, it may not be on terms and conditions acceptable to us, which could limit or preclude our ability to pursue new opportunities, expand our service, upgrade our networks, engage in acquisitions, or purchase additional spectrum, thus limiting our ability to expand our business which could have a material adverse effect on our business, financial condition and operating results.

The notes and the guarantees are unsecured and effectively subordinated to the Issuer’s and the guarantors’ existing and future secured indebtedness and structurally subordinated to the indebtedness and other liabilities of the Issuer’s non-guarantor subsidiaries.

The notes and the guarantees are general unsecured, unsubordinated obligations ranking effectively junior in right of payment to all existing and future secured debt of the Issuer and of each guarantor to the extent of the value of the collateral securing such debt, and will be structurally subordinated to any existing or future indebtedness, preferred stock and other liabilities of the Issuer’s non-guarantor subsidiaries. The notes also permit us to incur secured debt.

If the Issuer or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any secured debt of the Issuer or of that guarantor will be entitled to be paid in full from the Issuer’s assets or the assets of the guarantor, as applicable, securing that debt before any payment may be made with respect to the notes or the guarantees. Holders of the notes will participate ratably in any remaining assets with all holders of the Issuer’s unsecured indebtedness that is not by its terms subordinated to the notes, including all of the Issuer’s other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient assets to pay the indebtedness and other obligations owed to secured creditors and the amounts due on the notes. As a result, holders of the notes would likely receive less, ratably, than holders of secured indebtedness. It is possible that there will be no assets from which claims of holders of the notes can be satisfied.

In addition, creditors of current and future subsidiaries of the Issuer that do not guarantee the notes would have claims, with respect to the assets of those subsidiaries that rank structurally senior to the notes. As of June 30, 2013, the Issuer’s subsidiaries that are not guarantors of the notes had approximately $1.2 billion of total assets (excluding receivables due from the Issuer and its guarantor subsidiaries) and $2.3 billion in indebtedness, other liabilities and preferred stock. In the event of any distribution or payment of assets of such subsidiaries in any dissolution, winding up, liquidation, reorganization, or other bankruptcy proceeding, the claims of those creditors must be satisfied prior to making any such distribution or payment to the Issuer in respect of direct or indirect equity interests in such subsidiaries. Certain subsidiaries of Issuer (such as special purpose entities, a reinsurance subsidiary and immaterial subsidiaries) will not guarantee the notes. See “Description of the Notes—Brief Description of the Notes and the Note Guarantees—The Note Guarantees” in the accompanying prospectus.

To service our debt, we will require a significant amount of cash, which may not be available to us.

Our ability to meet existing or future debt obligations and to reduce indebtedness will depend on future performance and the other cash requirements of our businesses. Our performance, to a certain extent, is subject to general economic conditions and financial, competitive, business, political, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future to make payments on debt will depend on the satisfaction of covenants in the indentures governing our Existing Senior Notes, including the notes offered hereby, other debt agreements and other agreements we may enter into in the future. Specifically, under the Working Capital Facility (so long as any amounts are outstanding thereunder), we will need to maintain certain financial ratios. We cannot assure you that we will continue to generate sufficient cash flow from operations or that future equity issuances or borrowings will be available to us in an amount sufficient to enable us to service debt or repay all indebtedness in a timely manner or on favorable or commercially reasonable terms, or at all. If we are unable to satisfy financial covenants under the Working Capital Facility or generate sufficient cash to timely repay debt, our lenders could accelerate the maturity of some or all of our outstanding indebtedness. As a result, we may need to refinance all or a portion of our remaining existing indebtedness prior to its maturity. Disruptions in the financial markets, the general amount of debt refinancings occurring at the same time, and our financial position and performance could make it more difficult to obtain debt or equity financing on reasonable terms or at all. In addition, instability in the global financial markets has from time to time resulted in periodic volatility in the capital markets. This volatility could limit our access to the credit markets, leading to higher borrowing costs or, in some cases, the inability to obtain financing on terms that are acceptable to us, or at all. Any such failure to obtain additional financing could jeopardize our ability to repay, refinance or reduce debt obligations.

Upon certain events including a change of control, we may be required to offer to repurchase all of the Existing Senior Notes and all of the notes offered hereby and we may not have the ability to finance such repurchase.

The indentures governing our Existing Senior Notes, including the notes offered hereby, provide that, upon the occurrence of certain change of control triggering events, which change of control triggering events include a change of control combined with certain ratings downgrades or withdrawals as described further under “Description of the Notes—Repurchase at the Option of Holders—Change of Control Triggering Event” in the accompanying prospectus, the Issuer will be required to offer to repurchase all outstanding Existing Senior Notes, including the notes offered hereby, at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. In addition, any change of control is expected to cause an event of default under the Working Capital Facility, entitling the lenders to declare all outstanding amounts thereunder to be immediately due and payable. We may not have sufficient access to funds at the time of the change of control triggering event to make the required repurchase of the Existing Senior Notes, including the notes offered hereby, and repay outstanding amounts under the Working Capital Facility or contractual restrictions may not allow such repurchases or repayments.

In addition, pursuant to a noteholder agreement entered into between us and Deutsche Telekom, upon the occurrence of certain events, Deutsche Telekom will have the right to require us to repurchase any Deutsche Telekom Notes held by Deutsche Telekom or any of its subsidiaries (other than Parent or any of its subsidiaries), even if a change of control triggering event has not occurred. If such an event were to occur, we may not have sufficient funds to pay the purchase price in any required repurchase offers and may be required to obtain third-party financing in order to do so. However, we may not be able to obtain such financing on commercially reasonable terms, or at all.

The failure to purchase the Existing Senior Notes, including the notes offered hereby, as required under the respective indentures, or the failure to purchase the Deutsche Telekom Notes as required under the noteholder agreement, would result in a default under such indentures or breach of such noteholder agreement, which could have material adverse consequences for us and the holders of the notes. Any such event of default would likely trigger an event of default on other outstanding or future indebtedness.

The indentures governing our Existing Senior Notes, including the notes offered hereby, and our Working Capital Facility include restrictive covenants that limit our operating flexibility.

The indentures governing our Existing Senior Notes, including the notes offered hereby, as well as the Working Capital Facility, impose material restrictions on us. These restrictions, subject in certain cases to ordinary course of business and other exceptions, may limit our ability to engage in some transactions, including the following:

•	incurring additional debt;

•	paying dividends, redeeming capital stock or making other restricted payments or investments;

•	selling assets, properties or licenses;

•	developing assets, properties or licenses which we have or in the future may procure;

•	creating liens on assets;

•	participating in future FCC auctions of spectrum or private sales of spectrum;

•	merging, consolidating or disposing of substantially all assets;

•	entering into transactions with affiliates; and

•	placing restrictions on the ability of subsidiaries to pay dividends or make other payments.

Any future debt that we incur may, and the Working Capital Facility does, contain financial maintenance covenants. These restrictions could limit our ability to obtain debt financing, repurchase stock, refinance or pay principal on our outstanding debt, complete acquisitions for cash or debt or react to changes in our operating environment or the economy.

Any failure to comply with the restrictions of the indentures governing our Existing Senior Notes, including the notes offered hereby, or the Working Capital Facility or certain current and any subsequent financing agreements may result in an event of default under these agreements, which in turn may result in defaults or acceleration of obligations under these agreements and other agreements, giving our lenders and other debt holders the right to require us to repay all amounts then outstanding and to terminate any commitments they may have made to provide us with further funds.

The guarantees may not be enforceable because of fraudulent conveyance laws.

The guarantors’ guarantees of the notes may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance laws if we or any guarantor file a petition for bankruptcy or our creditors file an involuntary petition for bankruptcy against us or any guarantor. Under these laws, if a court were to find that, at the time a guarantor incurred debt (including debt represented by the guarantee), such guarantor:

•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for incurring this debt, and the guarantor:

•	was insolvent or was rendered insolvent by reason of the related financing transactions;

•	was engaged in, or about to engage in, a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

•

intended to incur, or believed that it would incur, debts beyond its ability to pay these debts as they mature, as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes;

then the court could void the guarantee or subordinate the amounts owing under the guarantee to the guarantor’s presently existing or future debt or take other actions detrimental to you.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, an entity would be considered insolvent if, at the time it incurred the debt or issued the guarantee:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts, including contingent liabilities, is greater than its assets, at a fair valuation; or

•

the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and mature.

If a guarantee is voided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be our creditor or that of any guarantor whose obligation was not set aside or found to be unenforceable. In addition, the loss of a guarantee will constitute an event of default under the indentures relating to our Existing Senior Notes, including the notes offered hereby, and will constitute an event of default under the Working Capital Facility, which events of default would allow the relevant noteholders or lenders to accelerate the amounts due and payable thereunder, and we may not have the ability to pay any such amounts.

The indentures governing the notes contain a provision intended to limit each guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may eliminate the guarantor’s obligations or reduce the guarantor’s obligations to an amount that effectively makes the guarantee worthless. In a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees.

Many of the covenants in the indenture governing the notes will not apply if the notes are rated investment grade.

The indenture governing the notes provides that many of its covenants will cease to apply to us if the notes are rated investment grade by two or more of Moody’s, Standard & Poor’s and Fitch, provided at such time no default or event of default has occurred and is continuing. The indenture further provides that these covenants will not be later reinstated in the event that the ratings of the notes subsequently decline. These covenants restrict, among other things, our ability to pay dividends, to incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade. However, termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. See “Description of the Notes—Certain Covenants—Changes in Covenants When Notes Rated Investment Grade” in the accompanying prospectus.

If we or our existing investors, including the selling noteholder named herein, sell our debt securities after this offering, the market price of the notes could decline.

The market price of the notes could decline as a result of sales of the Issuer’s debt securities in the market after this offering, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for the Issuer to sell other debt securities in the future at a time and on terms that it deems appropriate.

There is no established trading market for the notes and no guarantee that a market will develop or that you will be able to sell your notes.

There is no established trading market for the notes and an active trading market may not develop for the notes. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may not be free from similar disruptions, and any such disruptions may adversely affect the prices at which you may sell your notes if at all. We do not intend to apply for listing or quotation of the notes on any securities exchange or any automated dealer quotation system.

The trading prices for the notes will be directly affected by many factors, including our credit rating.

Credit rating agencies continually revise their ratings for companies they follow, including us. Any ratings downgrade could adversely affect the trading price of the notes, or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes.

Risks Related to Our Business and the Wireless Industry

Increasing competition for wireless customers could adversely affect our operating results.

We have multiple wireless competitors in each of our service areas, some of which have greater resources than us, and compete for customers based principally on service/device offerings, price, call quality, data use experience, coverage area, and customer service. In addition, we are facing growing competition from providers offering services using alternative wireless technologies and IP-based networks, as well as traditional wireline networks. We expect market saturation to continue to cause the wireless industry’s customer growth rate to be moderate in comparison with historical growth rates or possibly negative, leading to increased competition for customers. We also expect that our customers’ growing demand for data services will place constraints on our network capacity. This competition and our capacity issues will continue to put pressure on pricing and margins as companies compete for potential customers. Our ability to respond will depend on, among other things, continued absolute and relative improvement in network quality and customer services, effective marketing and selling of products and services, attractive pricing, and cost management, all of which will involve significant expenses.

Consolidation in the wireless industry through mergers, acquisitions and joint ventures could create increased competition.

Joint ventures, mergers, acquisitions and strategic alliances in the wireless industry have resulted in and are expected to result in larger competitors competing for a limited number of customers. The two largest national wireless broadband mobile carriers currently serve a significant percentage of all wireless customers, and hold significant spectrum and other resources. Our largest competitors may be able to enter into exclusive handset or content arrangements, execute pervasive advertising and marketing campaigns, or otherwise improve their cost position relative to ours. In addition, the refusal of our large competitors to provide critical access to resources and inputs, such as roaming services on reasonable terms, may improve their position within the wireless broadband mobile services industry. These factors, together with the effects of the increasing aggregate penetration of wireless services in all metropolitan areas, and the ability of our larger competitors to use resources to build out their networks and to quickly deploy advanced technologies, which have made it more difficult for smaller carriers like us to attract and retain customers, may adversely affect our competitive position and ability to grow, which would have a material adverse effect on our business, financial condition, and operating results.

The failure to successfully integrate the T-Mobile and MetroPCS businesses in the expected time frame could adversely affect our future operating results. Many of the anticipated benefits of the combination may not be realized for a significant period of time, if at all.

Our success will depend, in large part, on our ability to realize the anticipated benefits, including projected synergies and cost savings, from combining the T-Mobile business with the MetroPCS business. This integration will be complex, time-consuming, require significant capital expenditures, and may divert management’s time and attention from the business. The failure to successfully integrate and manage the challenges presented by the integration process may prevent us from achieving the anticipated benefits of the business combination of T-Mobile and MetroPCS and have a material adverse effect on our business, financial condition and operating results.

Potential difficulties in the integration process include, among others, the following:

•	unexpected costs incurred in integrating the T-Mobile and MetroPCS businesses or inability to achieve the cost savings anticipated to result from the business combination;

•

migrating customers from the legacy MetroPCS network to our global system for mobile communications, which we refer to as GSM, evolved high speed packet access, which we refer to as HSPA+, and LTE networks;

•	decommissioning the legacy MetroPCS network;

•	integrating existing back office and customer facing information and billing systems, cell sites and network infrastructure, customer service programs, and distributed antenna systems;

•	combining or coordinating product and service offerings, subscriber plans, customer services, and sales and marketing approaches;

•

addressing the effects of the business combination on our business and the previously established relationships between each of T-Mobile and MetroPCS and their employees, customers, suppliers, content providers, distributors, dealers, retailers, regulators, affiliates, joint venture partners, and the communities in which they operated; and

•	difficulties in consolidating and preparing the Company’s financial statements, or having to restate the financial statements of the Company.

Many of the anticipated synergies are not expected to occur for a significant time period and will require substantial capital expenditures in the near term to be fully realized. Even if we are able to integrate the two businesses successfully, we may not realize the full anticipated benefits of the merger, including anticipated synergies expected from the integration, or achieve such benefits within the anticipated time frame or at all.

If we are unable to attract and retain wireless subscribers our financial performance will be impaired.

Customer demand for our products and services is impacted by numerous factors including, but not limited to, our service offerings, pricing, network performance, customer perceptions, competitive offers, sales and distribution channels, economic conditions and customer service. Managing these factors, and customers’ expectations of these factors, is essential in attracting and retaining customers.

We continuously incur capital expenditures and operating expenses in order to improve and enhance our products, services, applications, and content to remain competitive and to keep up with our customer demand. If we fail to improve and enhance our products and services or expand the capacity of, or make upgrades to, our network to remain competitive, or if we fail to keep up with customer demand, including by maintaining access to desired handsets, content and features, our ability to attract and retain customers would be adversely affected. In particular, our gross new subscriber activations may decrease and our subscriber churn may increase, leaving us unable to meet the assumptions of our business plan. Even if we effectively manage the factors listed above that are within our control, there can be no assurance that our existing customers will not switch to another wireless provider or that we will be able to attract new customers. There would be a material adverse impact on our business, financial condition, and operating results if we are unable to grow our customer base at the levels we project, or achieve the aggregate levels of customer penetration that we currently believe are possible with our business model.

We no longer require consumers to sign annual service contracts for post-paid services and offer consumers equipment financing, and this strategy may not succeed in the long term.

With the launch of our ‘Simple Choice Plans’, we no longer require consumers to sign annual service contracts to obtain post-paid service, while offering Equipment Installment Plans (“EIPs”) to permit customers to finance handsets which they purchase from us. While we anticipate that we will continue to employ similar “Un-carrier” tactics as part of our business strategy, our service plans and EIP offerings may not meet our customers’ or potential customers’ needs, expectations, or demands. In addition, with this reduction in long-term service contracts, our customers may have residual commitments to us for device financing, but can discontinue their service at any time without penalty or advance notice to us. We cannot assure you that our strategies to address customer churn will be successful. In addition, we may not be able to profitably replace customers who leave our service or replace them at all. We could experience reduced revenues and increased marketing costs to attract replacement customers if we experience a churn rate higher than we expect, which could reduce our profit margin and profitability. Our operational and financial performance may be adversely affected if we are unable to grow our customer base and achieve the customer penetration levels that we anticipate with this business model.

Certain retail customers have the option to pay for their devices in installments over a period of up to 24 months under our EIP. These EIP offerings subject us to increased risks relating to consumer credit issues, which could result in increases to our bad debt expense and potential write-offs of account balances under the EIPs. These arrangements may be particularly sensitive to changes in general economic conditions, as discussed below, and any declines in the credit quality of our customer base could have a material adverse effect on our operating results and financial condition.

We record EIP bad debt expense based on an estimate of the percentage of equipment revenue that will not be collected. This estimate is based on a number of factors including historical write-off experience, credit quality of the customer base, and other factors such as macro-economic conditions. We monitor the aging of our EIP receivables and write-off account balances if collection efforts are unsuccessful and future collection is unlikely based on customer credit ratings and the length of time from the original billing date. Equipment sales that are not reasonably assured to be collectible are recorded on a cash basis as payments are received.

If we are unable to take advantage of technological developments on a timely basis, then we may experience a decline in demand for our services or face challenges in implementing our business strategy.

In order to grow and remain competitive, we will need to adapt to future changes in technology, enhance our existing offerings, and introduce new offerings to address our current and potential customers’ changing demands. For example, we are in the process of transforming and upgrading our network to be the first in the United States to deploy LTE Release 10 and the first to use multimode integrated radios that can handle GSM, HSPA+ and LTE. As part of the network upgrade, we will install new equipment in approximately 35,000 cell sites and refarm our Personal Communications Service in the personal communications services (“PCS”) 1900 MHz spectrum band from second generation GSM services to HSPA+. Modernizing the network is subject to risk from equipment changes, refarming of spectrum, and migration of customers from existing spectrum bands. Scheduling and supplier delays, unexpected or increased costs, technological constraints, regulatory permitting issues, subscriber dissatisfaction, and other risks could cause delays in launching the new network, which could result in significant costs, or reduce the anticipated benefits of the upgrades. In addition, we recently entered into an agreement with Apple, Inc. to carry the iPhone 5 and other Apple products. This new agreement may result in a decrease in free cash flow, and there is no assurance that the agreement will be economically advantageous for us in the long-term.

In general, the development of new services in the wireless telecommunications industry will require us to anticipate and respond to the continuously changing demands of our customers, which we may not be able to do accurately or timely. We could experience a material adverse effect on our business, operations, financial position, and operating results if our new services fail to retain or gain acceptance in the marketplace or if costs associated with these services are higher than anticipated.

The scarcity and cost of additional wireless spectrum, and regulations relating to spectrum use, may adversely affect our business strategy and financial planning.

Based on industry trends, we believe that the average data usage of our customers will continue to rise. Therefore, at some point in the future we will need to acquire additional spectrum in order to continue our customer growth, expand into new areas, maintain our quality of service, meet increasing customer demands, and deploy new technologies. We will be at a competitive disadvantage and possibly experience erosion in the quality of service in certain areas if we fail to gain access to necessary spectrum before reaching capacity, especially below 1 GHz—low band spectrum.

The continued interest in, and aggregation of, spectrum by the largest national carriers may reduce our ability to acquire spectrum from other carriers or otherwise negatively impact our ability to gain access to spectrum through other means. As a result, we may need to acquire spectrum through government auctions and/or enter into spectrum sharing arrangements, which are subject to certain risks and uncertainties. For example, the FCC has encountered significant challenges in making additional spectrum available, which has created uncertainty about the timing and availability of spectrum through government auctions.

In addition, the FCC may impose conditions on the use of new wireless broadband mobile spectrum, including new restrictions or rules governing the use or access to current or future spectrum. This could increase pressure on capacity. Additional conditions that may be imposed by the FCC include more stringent build-out requirements, limited renewal rights, clearing obligations, or open access or net neutrality requirements that may make it less attractive or less economical to acquire spectrum. The FCC has a pending notice of proposed rulemaking to examine whether the current spectrum screen used in acquisitions of spectrum should be changed or whether a spectrum cap should be imposed. In addition, rules may be established for future government spectrum auctions that may negatively impact our ability to obtain spectrum economically or in appropriate configurations or coverage areas.

If we cannot acquire needed spectrum from the government or otherwise, if new or existing competitors acquire spectrum that will allow them to provide services competitive with our services, or if we cannot deploy services on a timely basis without burdensome conditions, at adequate cost, and while maintaining network quality levels, then our ability to attract and retain customers and our associated financial performance could be materially adversely affected.

Economic and market conditions may adversely affect our business and financial performance, as well as our access to financing on favorable terms or at all.

Our business and financial performance are sensitive to changes in general economic conditions, including changes in interest rates, consumer credit conditions, consumer debt levels, consumer confidence, rates of inflation (or concerns about deflation), unemployment rates, energy costs and other macro-economic factors. Market and economic conditions have been unprecedented and challenging in recent years. Continued concerns about the systemic impact of a long-term downturn, high underemployment and unemployment, high energy costs, the availability and cost of credit and unstable housing and credit markets have contributed to increased market volatility and economic uncertainty.

Continued or renewed market turbulence and weak economic conditions may materially adversely affect our business and financial performance in a number of ways. Our services are available to a broad customer base, a significant segment of which may be more vulnerable to weak economic conditions. We may have greater difficulty in gaining new customers within this segment and existing customers may be more likely to terminate service due to an inability to pay. Competing for customers within this segment also puts pressure on our pricing structure and margins. In addition, the continued instability in the global financial markets has resulted in periodic volatility in the credit, equity, and fixed income markets. This volatility could limit our access to the credit markets, leading to higher borrowing costs or, in some cases, the inability to obtain financing on terms that are acceptable to us, or at all.

Continued weak economic conditions and tight credit conditions may also adversely impact our suppliers and dealers, some of which have filed for or may be considering bankruptcy, or may experience cash flow or liquidity problems or are unable to obtain or refinance credit such that they may no longer be able to operate. Any of these could adversely impact our ability to distribute, market, or sell our products and services. Sustained difficult, or worsening, general economic conditions could have a material adverse effect on our business, financial condition and results of operations.

Our reputation and financial condition could be materially adversely affected by system failures, security or data breaches, business disruptions, and unauthorized use or interference with our network and other systems.

To be successful, we must provide our customers with reliable, trustworthy service and protect the communications, location, and personal information shared or generated by our customers. We rely upon our systems and networks, and the systems and networks of other providers and suppliers, to provide and support our services and, in some cases, to protect our customers’ and our information. Failure of our or others’ systems, networks and infrastructure may prevent us from providing reliable service, or may allow for the unauthorized interception, destruction, use or dissemination of our customers’ or our company’s information. Examples of these risks include:

•	denial of service and other malicious or abusive attacks by third parties, including cyber-attacks or other breaches of network or information technology security;

•	human error;

•	physical damage, power surges or outages, or equipment failure, including those as a result of severe weather, natural disasters, terrorist attacks, and acts of war;

•	theft of customer/proprietary information: intrusion and theft of data offered for sale, competitive (dis)advantage, and/or corporate extortion;

•	unauthorized access to our information technology, billing, customer care and provisioning systems and networks, and those of our suppliers and other providers;

•	supplier failures or delays; and

•	other systems failures or outages.

Such failures could cause us to lose customers, lose revenue, incur expenses, suffer reputational and goodwill damages, and subject us to litigation or governmental investigation. Remediation costs could include liability for information loss, repairing infrastructure and systems, and/or incentives offered to customers. Our insurance may not cover, or be adequate to fully reimburse us for, costs and losses associated with such events.

We rely on third-parties to provide specialized products or services for the operation of our business, and a failure or inability by such parties to provide these products or services could adversely affect our business, results of operations, and financial condition.

We depend heavily on suppliers and other third parties in order for us to efficiently operate our business. Our business is complex, and it is not unusual for multiple vendors located in multiple locations to help us to develop, maintain, and troubleshoot products and services, such as network components, software development services, and billing and customer service support. Our suppliers often provide services outside of the United States, which carries associated additional regulatory and legal obligations. We generally rely upon the suppliers to provide contractual assurances and accurate information regarding risks associated with their provision of products or services in accordance with our expectations and standards, and they may fail to do so.

Generally, there are multiple sources for the types of products and services we purchase or use. However, we currently rely on one key supplier for billing services, a limited number of suppliers for voice and data communications transport services, network infrastructure, equipment, handsets, and other devices, and, and payment processing services, among other products and services we rely on. Disruptions with respect to such suppliers, or failure of such suppliers to adequately perform, could have a material adverse on our financial performance.

In the past, our suppliers, contractors and third-party retailers have not always performed at the levels we expect or at the levels required by their contracts. Our business could be severely disrupted if key suppliers, contractors, service providers, or third-party retailers fail to comply with their contracts or become unable to continue the supply due to patent or other intellectual property infringement actions, or other disruptions. Our business could also be disrupted if we experience delays or service degradation during any transition to a new outsourcing provider or other supplier, or we were required to replace the supplied products or services with those from another source, especially if the replacement became necessary on short notice. Any such disruptions could have a material adverse effect on our business, results of operations and financial condition.

Our financial performance will be impaired if we experience high fraud rates related to device financing, credit cards, dealers, or subscriptions.

Our operating costs could increase substantially as a result of fraud, including device financing, customer credit card, subscription or dealer fraud. If our fraud detection strategies and processes are not successful in detecting and controlling fraud, whether directly or by way of the systems, processes, and operations of third parties such as national retailers, dealers and others, the resulting loss of revenue or increased expenses could have a materially adverse impact on our financial condition and results of operations.

Our business and stock price may be adversely affected if our internal controls are not effective.

Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and the SEC rules and regulations promulgated thereunder, require companies to conduct a comprehensive evaluation of their internal control over financial reporting. To comply with this statute, each year Parent is required to document and test its internal control over financial reporting; its management is required to assess and issue a report concerning its internal control over financial reporting; and its independent registered public accounting firm is required to report on the effectiveness of its internal control over financial reporting.

We cannot assure you that Parent will not discover material weaknesses in the future, including material weaknesses resulting from difficulties, errors, delays, or disruptions while we integrate the T-Mobile and MetroPCS businesses. The existence of one or more material weaknesses could result in errors in Parent’s financial statements, and substantial costs and resources may be required to rectify these or other internal control deficiencies. If Parent is unable to comply with the requirements of Section 404 in a timely manner or assert that its internal control over financial reporting is effective, investors may lose confidence in the accuracy and completeness of its financial reports and the trading price of our common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.

We have made significant changes to our corporate structure, strategy, and operations in effort to revitalize the business and effect change in our market position.

Over the last few years, our company has made significant corporate changes including: new executive leadership and changes in executive leadership responsibilities; new governance structures; call center consolidation; organizational restructuring, and changed methods of funding. Although these are designed to improve company performance, in some cases they insert additional business complexity, and thus are accompanied by associated risks to effective operations. For example, our management and other personnel may devote a substantial amount of time to these new initiatives, and such corporate changes may increase our legal and compliance costs and may make some activities more time-consuming and costly.

We rely on highly-skilled personnel throughout all levels of our business. Our business could be harmed if we are unable to retain or motivate key personnel, hire qualified personnel, or maintain our corporate culture.

We believe that our future success depends in substantial part on our ability to recruit, hire, motivate, develop, and retain talented and highly-skilled personnel. Achieving this objective may be difficult due to many factors, including fluctuations in economic and industry conditions, competitors’ hiring practices, employee tolerance for the significant amount of change within and demands on our company and our industry, and the effectiveness of our compensation programs. If we do not succeed in retaining and motivating our existing key employees and in attracting new key personnel, we may be unable to meet our business plan and, as a result, our revenue growth and profitability may be materially adversely affected.

Risk Related to Legal, Regulatory and Governance Matters

We operate throughout the United States, Puerto Rico, and the U.S. Virgin Islands, and as such are subject to regulatory and legislative action by applicable local, state and federal governmental entities, which may increase our costs of providing products or services, or require us to change our business operations, products, or services or subject us to material adverse impacts if we fail to comply with such regulations.

The FCC regulates the licensing, construction, modification, operation, ownership, sale, and interconnection of wireless communications systems, as do some state and local regulatory agencies. The FCC also reviews and in some cases restricts non-U.S. ownership of wireless communications systems. We cannot assure you that the FCC or any state or local agencies having jurisdiction over our business will not adopt regulations or take other enforcement or other actions that would adversely affect our business, impose new costs, or require changes in current or planned operations. We are subject to regulatory action by the FCC and other federal agencies, as well as judicial review and actions, on issues related to the wireless industry that include, but are not limited to: roaming, network outages, spectrum allocation and licensing, pole attachments, intercarrier compensation, Universal Service Fund (USF), net neutrality, special access, 911 services, consumer protection including cramming, bill shock, and handset unlocking, consumer privacy, and cybersecurity.

In addition, states are increasingly focused on the quality of service and support that wireless carriers provide to their customers and several agencies have proposed or enacted new and potentially burdensome regulations in this area. A number of state Public Utility Commissions and state legislatures have introduced proposals in recent years seeking to regulate carriers’ business practices. We also face potential investigations by, and inquiries from or actions by state Public Utility Commissions, and state Attorneys General. Further, we are subject to regulations in other aspects of our business, including handset financing. We also cannot assure you that Congress will not amend the Communications Act of 1934 as amended (the “Communications Act”), from which the FCC obtains its authority and which serves to limit state authority, or enact other legislation in a manner that could be adverse to our business. Enactment of additional state or federal regulations may increase our costs of providing services (including, through contributions to universal service programs, which may require us to subsidize our competitors) or require us to change our services. Failure to comply with applicable regulations could have a material adverse effect on our business, financial condition and results of operations.

Unfavorable outcomes of legal proceedings may adversely affect our business and financial condition.

We are regularly involved in a number of legal proceedings before various state and federal courts, the FCC, and state and local regulatory agencies. Such legal proceedings can be complex, costly, and highly disruptive to business operations by diverting the attention and energies of management and other key personnel. The assessment of the outcome of legal proceedings, including our potential liability, if any, is a highly subjective process that requires judgments about future events that are not within our control. The outcome of litigation or other legal proceedings, including amounts ultimately received or paid upon settlement, may differ materially from amounts accrued in the financial statements. In addition, litigation or similar proceedings could impose restraints on our current or future manner of doing business. Such potential outcomes including judgments, awards, settlements or orders could have a material adverse effect on our business, financial condition, operating results, or ability to do business.

We may be unable to protect our intellectual property.

We rely on a combination of patent, service mark, trademark, and trade secret laws and contractual restrictions to establish and protect our proprietary rights, all of which offer only limited protection. The steps we have taken to protect our intellectual property may not prevent the misappropriation of our proprietary rights. Moreover, others may independently develop processes and technologies that are competitive to ours. We cannot be sure that any legal actions against such infringers will be successful, even when our rights have been infringed. We cannot assure you that our pending or patent applications will be granted or enforceable, or that the rights granted under any patent that may be issued will provide us with any competitive advantages. In addition, we cannot assure you that any trademark or service mark registrations will be issued with respect to pending or future applications or will provide adequate protection of our brands. We do not have insurance coverage for intellectual property losses, and as such, a charge for an anticipated settlement, or an adverse ruling awarding damages, represents unplanned loss events. Any of these factors could have a material adverse effect on our business, financial condition and results of operations. Furthermore, we could be subject to fines, forfeitures and other penalties (including, in extreme cases, revocation of our licenses) for failure to comply with FCC regulations, even if any such non-compliance was unintentional. The loss of any licenses, or any related fines or forfeitures, could adversely affect our business, results of operations and financial condition.

We use equipment, software, technology, and content in the operation of our business, which may subject us to third-party intellectual property claims and we may be adversely affected by litigation involving our suppliers.

We are a defendant in numerous intellectual property lawsuits, including patent infringement lawsuits, which exposes us to the risk of adverse financial impact either by way of significant settlement amounts or damage awards. As we adopt new technologies and new business systems, and provide customers with new products and/or services, we may face additional infringement claims. These claims could require us to cease certain activities or to cease selling relevant products and services. These claims can be time-consuming and costly to defend, and divert management resources. In addition to litigation directly involving our company, our vendors and suppliers can be threatened with patent litigation and/or subjected to the threat of disruption or blockage of sale, use, or importation of products, posing the risk of supply chain interruption to particular products and associated services exposing us to material adverse operational and financial impacts.

Our business may be impacted by new or changing tax regulations and actions by federal, state, local or non-U.S. agencies, or how judicial authorities apply tax laws.

We calculate and remit surcharges, taxes and fees to numerous federal, state, local and non-U.S. jurisdictions in connection with the products and services we provide. These fees include federal USF fees and common carrier regulatory fees. In addition, many state and local governments impose various surcharges, taxes and fees on our sales and to our purchases of telecommunications services from various carriers. In many cases, the applicability and method of calculating these surcharges, taxes and fees may be uncertain, and our calculation, assessment and remittance of these amounts may be contested. In the event that we have incorrectly assessed and remitted amounts that were due, we could be subject to fines and penalties, which could materially impact our financial condition. In the event that federal, state, local and/or non-U.S. municipalities were to significantly increase taxes and regulatory fees on our services or seek to impose new ones, it could have a material adverse effect on our margins and financial and operational results.

Our wireless licenses are subject to renewal and may be revoked in the event that we violate applicable laws.

Our existing wireless licenses are subject to renewal upon the expiration of the 10-year or 15-year period for which they are granted. Historically, the FCC has approved our license renewal applications. However, the Communications Act provides that licenses may be revoked for cause and license renewal applications denied if the FCC determines that a renewal would not serve the public interest. In addition, our licenses are subject to our compliance with the terms set forth in the agreement pertaining to national security among Deutsche Telekom, the Federal Bureau of Investigation, the Department of Justice, the Department of Homeland Security and the Company. If we fail to timely file to renew any wireless license, or fail to meet any regulatory requirements for renewal, including construction and substantial service requirements, we could be denied a license renewal. Many of our wireless licenses are subject to interim or final construction requirements and there is no guarantee that the FCC will find our construction, or the construction of prior licensees, sufficient to meet the build-out or renewal requirements. The FCC has pending a rulemaking proceeding to reevaluate, among other things, its wireless license renewal showings and standards and may in this or other proceedings promulgate changes or additional substantial requirements or conditions to its renewal rules, including revising license build out requirements. Accordingly, we cannot assure you that the FCC will renew our wireless licenses upon their expiration. If any of our wireless licenses were to be revoked or not renewed upon expiration, we would not be permitted to provide services under that license, which could have a material adverse effect on our business, results of operations, and financial condition.

Our business could be adversely affected by findings of product liability for health/safety risks from wireless devices and transmission equipment, as well as by changes to regulations/RF emission standards.

We do not manufacture devices or other equipment sold by us, and we depend on our suppliers to provide defect-free and safe equipment. Suppliers are required by applicable law to manufacture their devices to meet certain governmentally imposed safety criteria. However, even if the devices we sell meet the regulatory safety criteria, we could be held liable with the equipment manufacturers and suppliers for any harm caused by products we sell if such products are later found to have design or manufacturing defects. We generally seek to enter into indemnification agreements with the manufacturers who supply us with devices to protect us from losses associated with product liability, but we cannot guarantee that we will be fully protected against all losses associated with a product that is found to be defective.

Allegations have been made that the use of wireless handsets and wireless transmission equipment, such as cell towers, may be linked to various health concerns, including cancer and brain tumors. Lawsuits have been filed against manufacturers and carriers in the industry claiming damages for alleged health problems arising from the use of wireless handsets. In addition, the FCC recently indicated that it plans to gather additional data regarding wireless handset emissions to update its assessment of this issue. The media has also reported incidents of handset battery malfunction, including reports of batteries that have overheated. These allegations may lead to changes in regulatory standards. There have also been other allegations regarding wireless technology, including allegations that wireless handset emissions may interfere with various electronic medical devices (including hearing aids and pacemakers), airbags, and anti-lock brakes.

Additionally, there are safety risks associated with the use of wireless devices while operating vehicles or equipment. Concerns over any of these risks and the effect of any legislation, rules or regulations that have been and may be adopted in response to these risks could limit our ability to sell our wireless services.

We are controlled by Deutsche Telekom, whose interests may differ from the interests of our other stakeholders.

Deutsche Telekom beneficially owns and possesses voting power over approximately 74% of the fully diluted shares of our common stock. Through its control of the voting power of our common stock and the rights granted to Deutsche Telekom in our certificate of incorporation and a stockholder’s agreement, Deutsche Telekom controls the election of a majority of our directors and all other matters requiring the approval of our stockholders. By virtue of Deutsche Telekom’s voting control, we are a “controlled company,” as defined in the New York Stock Exchange, or NYSE, listing rules, and are not subject to NYSE requirements that would otherwise require us to have a majority of independent directors, a nominating committee composed solely of independent directors, or a compensation committee composed solely of independent directors.

In addition, our certificate of incorporation and the stockholder’s agreement restrict us from taking certain actions without Deutsche Telekom’s prior written consent as long as Deutsche Telekom beneficially owns 30% or more of the outstanding shares of our common stock, including the incurrence of debt (excluding certain permitted debt) if our consolidated ratio of debt to cash flow for the most recently ended four full fiscal quarters for which financial statements are available would exceed 5.25 to 1.0 on a pro forma basis, the acquisition of any business, debt or equity interests, operations or assets of any person for consideration in excess of $1 billion, the sale of any of our or our subsidiaries’ divisions, businesses, operations or equity interests for consideration in excess of $1 billion, any change in the size of our board of directors, the issuances of equity securities in excess of 10% of our outstanding shares or to repurchase debt held by Deutsche Telekom, the repurchase or redemption of equity securities or the declaration of extraordinary or in-kind dividends or distributions other than on a pro rata basis, or the termination or hiring of our chief executive officer. These restrictions could prevent us from taking actions that our board of directors may otherwise determine are in the best interests of the Company and our stockholders or that may be in the best interests of our other stakeholders.

Deutsche Telekom effectively has control over all matters submitted to our stockholders for approval, including the election or removal of directors, changes to our certificate of incorporation, a sale or merger of our company and other transactions requiring stockholder approval under Delaware law. Deutsche Telekom may have strategic, financial, or other interests different from our other stakeholders, including as the holder of a substantial amount of our indebtedness, and may make decisions adverse to the interests of our other stakeholders.

USE OF PROCEEDS

The selling noteholder will receive all of the proceeds from the sale of the notes. We will not receive any of the proceeds from the sale of any of the notes.

CAPITALIZATION

The table below sets forth our cash, cash equivalents and short-term investments and capitalization as of June 30, 2013, both on an actual basis and as adjusted giving effect to the $500 million 5.25% Senior Notes due 2018 issued on August 21, 2013.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and related notes thereto incorporated by reference in this prospectus supplement.

	As of June 30, 2013
	Actual	As adjusted
	(In millions)
Cash, cash equivalents and short-term investments	$2,362	$2,860

Debt:
6.464% senior notes due 2019	$1,250	$1,250
5.578% senior notes due 2019 (reset date in April 2015)	1,250	1,250
6.542% senior notes due 2020	1,250	1,250
5.656% senior notes due 2020 (reset date in April 2015)	1,250	1,250
6.633% senior notes due 2021	1,250	1,250
5.747% senior notes due 2021 (reset date in October 2015)	1,250	1,250
6.731% senior notes due 2022	1,250	1,250
5.845% senior notes due 2022 (reset date in October 2015)	1,250	1,250
6.836% senior notes due 2023	600	600
5.950% senior notes due 2023 (reset date in April 2016)	600	600
7.875% senior notes due 2018	1,000	1,000
6.625% senior notes due 2020	1,000	1,000
6.250% senior notes due 2021	1,750	1,750
6.625% senior notes due 2023	1,750	1,750
5.250% senior notes due 2018	—	500
Working Capital Facility(1)	—	—
Unamortized premium on debt(2)	434	434
Capital lease obligations	359	359
Short-term debt(3)	193	193
Long term financial obligation(4)	2,479	2,479

Total debt	$20,165	$20,665

Stockholders’ equity	12,359	12,359

Total capitalization	$32,524	$33,024

(1)	Represents an unsecured revolving credit facility with Deutsche Telekom that allows for up to $500 million in borrowings.
(2)	Represents an unamortized premium from the purchase price allocation fair value adjustment as a result of the Business Combination Transaction.
(3)	The Company maintains a vendor financing arrangement that extends financing terms with one of its primary network equipment suppliers, up to a maximum of $750 million.
(4)	Represents a financing obligation related to our tower transaction, including approximately 7,000 cell sites that are managed and operated by a third party.

T-MOBILE US, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined statements of operations based upon the combined historical financial statements of T-Mobile and MetroPCS, after giving effect to the Business Combination Transaction between T-Mobile USA and MetroPCS as of January 1, 2012, the beginning of the earliest period presented, and necessary adjustments. In accordance with Article 11 of Regulation S-X (“Article 11”), a pro forma balance sheet is not required as the transaction has already been reflected in the unaudited June 30, 2013 balance sheet of the Company.

The transaction is accounted for as a reverse acquisition under the acquisition method of accounting, which requires determination of the accounting acquirer. The accounting guidance for business combinations, Accounting Standards Codification 805, provides that in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including: the relative voting rights of the stockholders of the constituent companies in the combined company, the existence of a large minority voting interest in the combined entity if no other owner or organized group of owners has a significant voting interest, the composition of the board of directors and senior management of the combined company, the relative size of each company and the terms of the exchange of equity securities in the business combination, including payment of any premium.

Because T-Mobile USA’s indirect stockholder, Deutsche Telekom, is entitled to designate the majority of the board of directors of the combined company, MetroPCS stockholders received a cash payment and Deutsche Telekom received a majority of the equity securities and voting rights of the combined company, T-Mobile USA is considered to be the acquirer of MetroPCS for accounting purposes. This means that the Company allocated the purchase price to the fair value of MetroPCS’ assets and liabilities as of the acquisition date, with any excess purchase price being recorded as goodwill.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2012 and the six months ended June 30, 2013 reflect the transaction as if it had occurred on January 1, 2012, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information should be read in conjunction with the audited and unaudited historical financial statements of each of T-Mobile USA and MetroPCS and the notes thereto, as well as the disclosures contained in each company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations. Additional information about the basis of presentation of this information is provided in Note 1 hereto.

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11. The unaudited pro forma adjustments reflecting the transaction have been prepared in accordance with business combination accounting guidance as provided in Accounting Standards Codification 805, and reflect the preliminary allocation of the purchase price to the acquired assets and liabilities based upon the preliminary estimate of fair values, using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results that would have occurred if the transaction had been completed as of the dates set forth above, nor is it indicative of the future results of the combined company. In connection with the pro forma financial information, the Company allocated the purchase price using its best estimates of fair value. The pro forma acquisition price adjustments are preliminary and subject to further adjustments as additional information become available and as additional analyses are performed. There can be no assurances that the final valuations will not result in material changes to the preliminary estimated purchase price allocation. The unaudited pro forma condensed combined financial information also does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the transaction or any integration costs. Furthermore, the unaudited pro forma condensed combined statements of operations do not include certain nonrecurring charges and the related tax effects which result directly from the transaction as described in the notes to the unaudited pro forma condensed combined financial information.

T-MOBILE US, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2012

(dollars in millions, except share and per share amounts)

	Historical		Pro Forma Adjustments	Notes		Pro Forma Combined
	T-Mobile USA	MetroPCS
Revenues
Total revenues	$19,719	$5,101	$93	(3f	)	$24,941
			28	(5)
Operating expenses
Network costs	4,661	1,490	(24)	(3e	)	5,978
			(149)	(3f	)
Cost of equipment sales	3,437	1,440	(22)	(3f	)	4,855
Selling, general and administrative	6,796	697	(23)	(1)		7,734
			264	(3f	)
Depreciation and amortization	3,187	641	(177)	(3a	)	3,996
			345	(3b	)
Impairment charges on goodwill and spectrum licenses	8,134	—	—			8,134
Other, net	(99)	9	—			(90)

Total operating expenses	26,116	4,277	214			30,607

Operating income (loss)	(6,397)	824	(93)			(5,666)
Other income (expense)
Other expense, net	(589)	(217)	2	(1)		(1,052)
			(125)	(4)
			51	(4)
			(174)	(5)

Total other expense, net	(589)	(217)	(246)			(1,052)

Income (loss) before income taxes	(6,986)	607	(339)			(6,718)

Income tax benefit (expense)	(350)	(213)	127	(3c	)	(436)

Net income (loss)	$(7,336)	$394	$(212)			$(7,154)

Net (loss) income per common share
Basic	$(25.07)	$1.08		(3d	)	$(9.95)

Diluted	$(25.07)	$1.07		(3d	)	$(9.95)

Weighted average shares
Basic	292,669,971	363,449,061		(3d	)	719,221,158

Diluted	292,669,971	364,880,303		(3d	)	719,221,158

The accompanying notes are an integral part of, and should be read together with,

this unaudited pro forma condensed combined financial information.

T-MOBILE US, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2013

(dollars in millions, except share and per share amounts)

	Historical			Pro Forma Adjustments	Notes		Pro Forma Combined
	T-Mobile USA*	MetroPCS**	MetroPCS***
Revenues
Total revenues	$10,905	$1,287	$422	$28	(3f	)	$12,642
Operating expenses
Network costs	2,436	373	134	(12)	(3e	)	2,901
				(30)	(3f	)
Cost of equipment sales	2,822	438	92	(5)	(3f	)	3,347
Selling, general and administrative	3,353	194	213	(49)	(1)		3,627
				(89)	(1)
				(59)	(1)
				64	(3f	)
Depreciation and amortization	1,643	173	56	(74)	(3a	)	1,885
				87	(3b	)
Other, net	91	1	—	—			92

Total operating expenses	10,345	1,179	495	(167)			11,852

Operating income (loss)	560	108	(73)	195			790
Other (expense) income
Other expense, net	(376)	(76)	(72)	(90)	(4)		(597)
				17	(4)

Total other expense, net	(376)	(76)	(72)	(73)			(597)

Income (loss) before income taxes	184	32	(145)	122			193

Income tax (expense) benefit	(93)	(13)	39	(46)	(3c	)	(113)

Net income (loss)	$91	$19	$(106)	$76			$80

Net income per common share
Basic	$0.15	$0.05			(3d	)	$0.11

Diluted	$0.15	$0.05			(3d	)	$0.11

Weighted average shares
Basic	600,302,111	364,999,137			(3d	)	721,594,872

Diluted	601,694,912	366,556,369			(3d	)	724,248,066

*	T-Mobile USA historical amounts for the six months ended June 30, 2013 includes two months’ results from MetroPCS, given that the business combination closed on April 30, 2013.
**	The MetroPCS historical amounts include results for the three months ended March 31, 2013.
***	The MetroPCS historical amounts include results for the one month ended April 30, 2013.

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

T-MOBILE US, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.    Basis of Presentation

The historical financial information has been adjusted to give pro forma effect to events that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the transaction and certain other adjustments. The final determination of the purchase price allocation will be based on the fair values of assets acquired and liabilities assumed as of April 30, 2013 (the “Acquisition Date”), the date the transaction closed.

T-Mobile USA’s historical results are derived from T-Mobile USA’s audited consolidated statement of comprehensive income for the year ended December 31, 2012, and unaudited condensed consolidated statement of comprehensive income for the six months ended June 30, 2013 under accounting principles generally accepted in the United States of America (“GAAP”). MetroPCS’ historical results are derived from the audited consolidated statement of comprehensive income for the year ended December 31, 2012, the unaudited condensed consolidated statement of comprehensive income for the three months ended March 31, 2013, and the unaudited condensed consolidated statement of comprehensive income for the one month ended April 30, 2013 under GAAP.

Significant Accounting Policies

The accounting policies used in the preparation of these unaudited pro forma condensed combined financial information are those set out in T-Mobile USA’s audited financial statements as of December 31, 2012 and MetroPCS’ audited financial statements as of December 31, 2012. Management has determined that no significant adjustments are necessary to conform MetroPCS’ financial statements to the accounting policies used by T-Mobile USA in the preparation of the unaudited pro forma condensed combined financial information.

Description of Transaction

On October 3, 2012, MetroPCS entered into the business combination agreement (the “Business Combination Agreement”), by and among Deutsche Telekom AG (“Deutsche Telekom”), T-Mobile Global Zwischenholding GmbH, a Gesellschaft mit beschränkter Haftung organized in Germany and a direct wholly-owned subsidiary of Deutsche Telekom (“Global”), T-Mobile Global Holding GmbH, a Gesellschaft mit beschränkter Haftung organized in Germany and a direct wholly-owned subsidiary of Deutsche Telekom (“Holding”), T-Mobile USA and MetroPCS, which was subsequently amended on April 14, 2013.

On the Acquisition Date, MetroPCS (i) effected a recapitalization that included a reverse stock split of the MetroPCS common stock, which represented thereafter one-half of a share of MetroPCS common stock; (ii) as part of the recapitalization, distributed a cash payment in an amount equal to $1.5 billion (or approximately $4.05 per share pre-reverse stock split), without interest, in the aggregate to the record holders of MetroPCS common stock immediately following the effective time of the reverse stock split; and (iii) issued and delivered to Holding or its designee shares of MetroPCS common stock equal to 74% of the fully-diluted shares of MetroPCS common stock outstanding immediately following the cash payment, and Holding delivered to MetroPCS all of the shares of capital stock of T-Mobile USA.

T-MOBILE US, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

The pro forma adjustments take into consideration the senior unsecured notes in an aggregate principal amount of $14.7 billion, which were issued or offered as follows:

•

$11.2 billion notes were issued by T-Mobile USA to Deutsche Telekom or its subsidiaries to refinance certain intercompany indebtedness owed by T-Mobile USA and its subsidiaries to Deutsche Telekom and its subsidiaries (excluding T-Mobile USA and its subsidiaries).

•

$3.5 billion notes were issued by MetroPCS Wireless, Inc. (“Wireless”), a wholly owned subsidiary of MetroPCS to third party investors of which the net proceeds were used by MetroPCS to refinance the Wireless existing senior credit facility and for general corporate purposes.

As of June 30, 2013, MetroPCS and T-Mobile USA had incurred approximately $74.4 million of transaction costs. An adjustment of $49.2 million and $25.2 million has been reflected in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2013 and for the year ended December 31, 2012, respectively, related to transaction costs as these are nonrecurring charges, which are to be excluded in accordance with Article 11. The transaction costs of $74.4 million exclude financing fees related to $3.5 billion notes, which were approximately $40.0 million, as well as an insignificant amount of financing fees related to the $11.2 billion notes.

Certain other nonrecurring charges have been excluded from the unaudited pro forma condensed combined statements of operations in accordance with Article 11. The excluded nonrecurring charges related to the acceleration of MetroPCS’ share based payments and the related severance and change in control payments. An adjustment of $89.4 million has been reflected in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2013 in connection with the estimated charge relating to the acceleration of MetroPCS’ share based payments incurred by MetroPCS prior to the combination of the two companies. An adjustment of $59.0 million has been reflected in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2013 relating to change in control payments to MetroPCS’ employees.

2.    Calculation of Purchase Consideration

The purchase consideration in a reverse acquisition is determined with reference to the value of equity that the accounting acquirer (in this case, T-Mobile USA, the legal subsidiary) has issued to the owners of the accounting acquiree (MetroPCS, the legal parent) to give them the same percentage interest in the combined entity. The fair value of MetroPCS common stock is based on the closing stock price on the Acquisition Date of $11.84 per share. The Company expects that the allocation of the purchase price will be finalized within twelve months after the Acquisition Date.

The purchase price is calculated as follows (dollars in millions, except number of shares and per share amount):

Number of MetroPCS shares outstanding(i)	370,457,300
MetroPCS common stock price(ii)	$7.79
Fair value of MetroPCS shares	$2,886
Fair value of stock options(iii)	84
Cash consideration paid to stock option holders(iii)	1

Estimated purchase price	$2,971

T-MOBILE US, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

(i)	Number of shares of MetroPCS common stock issued and outstanding as of April 30, 2013, including MetroPCS unvested restricted stock, which immediately vested upon closing.
(ii)	Closing price of MetroPCS common stock on the New York Stock Exchange on April 30, 2013 of $11.84 per share adjusted by the $4.05 per share impact of the $1.5 billion cash payment. The cash payment was a return of capital, made as part of the recapitalization to the MetroPCS stockholders prior to the stock issuance to Holding or its designee. MetroPCS made the $1.5 billion cash payment (or approximately $4.05 per share pre-reverse stock split), without interest, in the aggregate to the record holders of MetroPCS common stock immediately following the effective time of the reverse stock split.
(iii)	Pursuant to the business combination agreement, unvested equity awards immediately vested and stock option holders received stock options of the combined entity on the Acquisition Date, subject to stockholder’s right to cash redemption for options in which the exercise price was less than the average closing price for the five days preceding the closing (“in-the-money options”). Stock options with low exercise prices, as defined in the business combination agreement, were canceled in exchange for cash consideration. Therefore, the fair value of stock options includes all stock options outstanding, adjusted for those options meeting the definition of low exercise price and elections made by the option holders with the in-the-money stock options, which were subject to cash payment.

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of MetroPCS are recorded at the acquisition date fair values and added to those of T-Mobile USA. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of April 30, 2013 and have been prepared to illustrate the estimated effect of the transaction. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustments as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

T-MOBILE US, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

The following table sets forth a preliminary allocation of the estimated purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of MetroPCS, with the excess recorded as goodwill (dollars in millions):

Assets
Cash and cash equivalents	$2,144
Accounts receivable, net	98
Inventory	171
Other current assets	240
Property and equipment	1,475
Spectrum licenses	3,818
Other intangible assets	1,376
Other assets	10

Total assets acquired	9,332

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	475
Deferred revenues	187
Other current liabilities	15
Deferred tax liabilities	735
Long-term debt	6,277
Other long-term liabilities	355

Total liabilities assumed	8,044

Net identifiable assets acquired	1,288

Goodwill	1,683

Net assets acquired	$2,971

Acquisition Date fair values for net property and equipment were calculated utilizing a cost approach that estimates the fair value of property and equipment needed to replace the functionality provided by the existing property and equipment. The estimated Acquisition Date fair values of property and equipment reflect a significant decrease in the carrying value of MetroPCS’ property and equipment due to advances in telecommunications equipment technology allowing a market participant to utilize a smaller quantity of property and equipment in a wireless network to achieve the same functionality. Additionally, MetroPCS’ cell sites are concentrated in dense urban areas, where a market participant would have significant overlapping coverage, thus the Acquisition Date fair value is impacted by the accelerated decommissioning of a large number of cell sites.

T-MOBILE US, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

3.    Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

(a)	Represents adjustments to record depreciation and amortization expense related to the reduced basis of property and equipment by $2.7 billion, which have been recorded at estimated fair value on a pro forma basis and will be depreciated and amortized over the estimated remaining useful lives on a straight-line basis utilizing T-Mobile USA’s useful life assumptions as provided for each class of property and equipment in the table below. The useful life assumptions differ from MetroPCS’ property and equipment useful life assumptions because each company’s assumptions are based on its own historical experience with similar assets and its own intended use for the assets, while also taking into account anticipated technological or other changes. The value of each is noted below:

	Useful Lives	Adjusted Basis
(dollars in millions)
Buildings and improvements	Up to 20 years	$14
Wireless communications systems	Up to 15 years	960
Capitalized software	Up to 3 years	162
Equipment and furniture	Up to 5 years	268
Construction in progress		71

Property and equipment, net		$1,475

Historical depreciation and amortization expense was adjusted for the fair value adjustment decreasing the basis of property and equipment, as well as the useful life assumption changes. The fair value adjustment to basis most significantly impacts certain network-related equipment and construction costs in wireless communication systems. Historically reported depreciation was reduced in part due to the asset basis adjustment, in particular to network equipment representing 3G or third generation technologies as well as redundant macro cell sites. Offsetting the impact of the adjustment to basis is an increase in depreciation due to generally shorter T-Mobile USA useful life assumptions as introduced by differences in policy as well as the intended use of the property and equipment. The approximate impact of each is illustrated below:

	Year Ended December 31, 2012	Six Months Ended June 30, 2013
(dollars in millions)
Historical depreciation and amortization	$641	$229
Adjustment related to:
Asset basis of property and equipment, net	(400)	(144)
Useful life assumptions	223	70

Pro forma adjustment	(177)	(74)

Adjusted MetroPCS depreciation and amortization expense	$464	$155

(b)	Represents adjustment to record amortization expense related to other identifiable intangible assets. These identifiable intangible assets include:

•

Subscriber relationships ($1,104 million)—Represents relationships with U.S. domestic subscribers that are expected to have an estimated useful life of approximately six years. The amount is amortized using the accelerated depreciation method.

T-MOBILE US, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

•	Trade names ($233 million)—Represents the MetroPCS brand that has been estimated to have a useful life of approximately eight years. The amount is amortized using the straight-line method.

Indefinite lived intangible assets, including spectrum licenses and goodwill, are not subject to amortization but will be tested for impairment annually or more frequently if events or changes in circumstances indicate that the assets might be impaired.

(c)	Represents adjustment to income tax expense as a result of the tax impact on the pro forma adjustments. Tax rate of 37.5% has been utilized, which reflects the tax rate of the combined company, to compute the income tax expense related to the pro forma adjustments on the pro forma condensed combined statements of operations as follows:

(dollars in millions)	Year ended December 31, 2012	Six Months Ended June 30, 2013
Pro forma adjustments	$(339)	$123
Statutory rate	37.5%	37.5%

Tax impact	$127	$(46)

(d)	Represents the income (loss) per share, taking into consideration the pro forma weighted average shares outstanding calculated including the acceleration of the vesting of the restricted stock, applying the reverse stock split and the issuance of common stock equal to 74% of the fully-diluted shares of common stock outstanding for the year ended December 31, 2012.

Year Ended December 31, 2012
Weighted average shares outstanding	363,449,061
Unvested restricted shares	4,421,102

367,870,163
Reverse 1:2 stock split	0.50

183,935,081
Issuance of shares to Deutsche Telekom	535,286,077

Pro forma basic and diluted weighted average shares	719,221,158

(e)	Represents the amortization of the net unfavorable lease adjustment recorded under purchase accounting at the Acquisition Date. The net unfavorable lease amount recorded is amortized over the estimated average useful life of the underlying leases.

(f)	Represents reclassification of certain revenue and expense line items of MetroPCS’ audited consolidated statement of comprehensive income for the year ended December 31, 2012, the unaudited interim condensed consolidated statement of comprehensive income for the three months ended March 31, 2013, and the unaudited condensed consolidated statement of comprehensive income for the one month ended April 30, 2013 to conform with T-Mobile USA’s presentation of consolidated statement of comprehensive income for the year ended December 31, 2012, and the unaudited interim condensed consolidated statement of comprehensive income for the six months ended June 30, 2013.

T-MOBILE US, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

4.    Financing Agreements

As described in Note 1, the transaction was financed in part by the issuance of senior unsecured notes by T-Mobile USA and Wireless for amounts of $11.2 billion senior notes and $3.5 billion senior notes, respectively.

The weighted average interest rates for the $11.2 billion senior notes are 6.62% and 5.73% for the permanent notes ($5.6 billion) and reset notes ($5.6 billion), respectively with maturity dates which range from 2019 to 2023. As a result of T-Mobile USA’s exchange of indebtedness and settlement of the related currency and interest rate swaps, the pro forma adjustments reflect the adjustment to historical interest expense to record the estimated pro forma interest expense under the senior notes of $691.7 million and $224.9 million for the year ended December 31, 2012 and for the six months ended June 30, 2013, respectively.

The pro forma adjustments also reflect the issuance by Wireless of $3.5 billion of fixed-rate senior unsecured notes to third-party investors on March 19, 2013 (the “Wireless Notes”), a portion of which was used to repay the pre-existing $2.4 billion senior secured credit facility. The $3.5 billion of Wireless Notes were issued in two tranches, consisting of $1.75 billion aggregate principal amount of 6.250% Senior Notes due 2021 and $1.75 billion aggregate principal amount of 6.625% Senior Notes due 2023. The pro forma adjustments reflect the estimated incremental pro forma interest expense of $101.2 million and $12.3 million for the year ended December 31, 2012 and for the six months ended June 30, 2013, respectively.

5.    Tower Transaction

On November 30, 2012, T-Mobile USA conveyed to Crown Castle International Corp. (“CCI”) the exclusive right to manage and operate approximately 7,100 T-Mobile USA owned wireless communication tower sites (the “Tower Transaction”). The adjustments in the unaudited pro forma condensed combined statement of operations assume the Tower Transaction occurred on January 1, 2012, resulting in approximately $28.0 million in incremental revenue from implied sublease to third parties of the portion of tower sites not leased back by T-Mobile USA and approximately $174.0 million in incremental interest expense related to the financial liability for the year ended December 31, 2012. There are no adjustments for the unaudited pro forma condensed combined statement operations for the six months ended June 30, 2013 as the Tower Transaction was closed in 2012.

For purposes of the unaudited pro forma condensed combined financial information, revenues from the implied sublease to third parties were determined based on the excess of third party revenues projected for the period after close of the transaction over revenues reflected in the historical financial statements. The interest rate used for purposes of the unaudited pro forma condensed combined financial information to calculate imputed interest expense related to the financial liability was approximately 8%, based upon the effective interest rate implicit in the transaction. For further information concerning the Tower Transaction, see Note 4 to the audited consolidated financial statements of T-Mobile USA for the year ended December 31, 2012.

6.    Trademark License

The Company and Deutsche Telekom entered into a trademark license in connection with the completion of the transaction, under which the Company is obligated to pay Deutsche Telekom a royalty in an amount equal to 0.25% of the net revenue generated by products and

T-MOBILE US, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

services sold by the combined company under the licensed trademarks. Under the trademark license, products and services sold by the combined company under the MetroPCS brand or trademarks owned by the combined company are excluded from the royalty calculation so long as they are not used in conjunction with the trademarks subject to the trademark license.

On the fifth anniversary of the trademark license, the Company and Deutsche Telekom have agreed to adjust the royalty rate based on the then average commercial royalty rate found under similar licenses for trademarks in the field of wireless telecommunication, broadband and information products and services in the territory through a binding benchmarking process. The adjustment of the royalty rate will depend on the then average commercial royalty rates charged in the field of wireless telecommunication, broadband and information products and services in the territory covered by the trademark license, which can be affected by a number of factors, including the royalty rate charged by others in the relevant field and the relative value of the T-Mobile USA trademark. Royalty rates vary considerably, are dependent on a number of factors which cannot be known at this time, and can change year-by-year, making it difficult at this time to determine any definitive estimate of what the current average commercial royalty rate will be in five years.

Within the unaudited pro forma condensed combined statements of operations, no pro forma adjustments are presented for the trademark license because it is expected that the expenses associated with the trademark license will be substantially the same as in the T-Mobile USA consolidated audited financial statements for the year ended December 31, 2012 and in the T-Mobile USA unaudited condensed consolidated financial statements for the six months ended June 30, 2013. The financial statements of T-Mobile USA reflect royalty expenses from an existing licensing agreement between Deutsche Telekom and T-Mobile USA which management believes approximate the expenses under the new trademark license. Additionally, the Company expects to continue to sell MetroPCS services and products under the MetroPCS brand or trademarks and not use such MetroPCS brand or trademarks in conjunction with the trademarks subject to the licensing agreements; and, therefore, the combined company is not expected to incur royalty expenses on net revenues generated from the sale of MetroPCS branded services and products.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF T-MOBILE

The following table sets forth selected consolidated financial data for the Company. The data should be read in conjunction with T-Mobile’s audited consolidated financial statements and related notes for the three years ended December 31, 2012 which are incorporated in this prospectus supplement by reference to Exhibit 99.1 to T-Mobile’s Current Report on Form 8-K dated June 18, 2013. The consolidated balance sheet data as of December 31, 2010, 2009 and 2008 and the consolidated statements of operations data for the fiscal years ended December 31, 2009 and 2008 are derived from T-Mobile’s consolidated financial statements which are not included or incorporated by reference in this prospectus supplement.

T-Mobile’s historical financial data may not be indicative of the results of operations or financial position to be expected in the future.

	Six months ended June 30,		Year ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(In millions)
Consolidated Statements of Operations Data:
Revenues:
Service revenues	$8,762	$8,825	$17,213	$18,481	$18,733	$18,960	$19,279
Equipment sales	1,984	970	2,242	1,901	2,404	2,403	2,451
Other revenues	159	122	264	236	210	168	155

Total revenues	10,905	9,917	19,719	20,618	21,347	21,531	21,885

Operating expenses:
Network costs	2,436	2,374	4,661	4,952	4,895	4,936	5,007
Cost of equipment sales	2,822	1,590	3,437	3,646	4,237	3,856	3,643
Customer acquisition	1,765	1,500	3,286	3,185	3,205	3,382	3,540
General and administrative	1,588	1,841	3,510	3,543	3,535	3,442	3,579
Depreciation and amortization	1,643	1,566	3,187	2,982	2,773	2,859	2,746
Impairment charges	—	—	8,134	6,420	—	—	—
MetroPCS transaction-related costs	39	—	—	—	—	—	—
Restructuring costs	54	54	85	—	—	—	—
Other, net	(2)	43	(184)	169	(3)	—	—

Total operating expenses	10,345	8,968	26,116	24,897	18,642	18,475	18,515

Operating income (loss)	560	949	(6,397)	(4,279)	2,705	3,056	3,370
Other (expense) income:
Interest expense to affiliates	(403)	(322)	(661)	(670)	(556)	(740)	(402)
Interest expense	(160)	—	—	—	—	—	—
Interest income	75	32	77	25	14	12	26
Other (expense) income, net	112	8	(5)	(10)	16	8	2

Total other expense, net	(376)	(282)	(589)	(655)	(526)	(720)	(374)

Income (loss) before income taxes	184	667	(6,986)	(4,934)	2,179	2,336	2,996
Income tax (expense) benefit	(93)	(260)	(350)	216	(822)	(860)	(1,151)

Net income (loss), including non-controlling interest	91	407	(7,336)	(4,718)	1,357	1,476	1,845
Net income attributable to non-controlling interests	—	—	—	—	(3)	(6)	(6)

Net income (loss)	$91	407	$(7,336)	$(4,718)	$1,354	$1,470	$1,839

Other Financial Data:
Net cash provided by operating activities	$1,715	$1,909	$3,862	$4,980	$4,905	$5,437	$5,802
Net cash provided by (used in) investing activities	262	(1,877)	(3,915)	(4,699)	(5,126)	(5,603)	(6,153)
Net cash provided by (used in) financing activities	(9)	1	57	—	123	67	593

	As of June 30,	As of December 31,
	2013	2012	2011	2010	2009	2008
		(In millions)
Consolidated Balance Sheet Data:
Current assets	$7,313	$5,541	$6,602	$5,311	$5,845	$5,951
Property and equipment, net	15,185	12,807	12,703	13,213	13,192	12,600
Goodwill, spectrum licenses and other intangible assets, net	21,488	14,629	21,009	27,439	27,440	27,477
Other assets	748	645	295	328	297	262
Total assets	44,734	33,622	40,609	46,291	46,774	46,290
Current liabilities	5,398	5,592	4,504	4,455	8,149	5,978
Long-term payables to affiliates	11,200	13,655	15,049	15,854	9,682	13,850
Long-term debt	6,276	—	—	—	—	—
Long-term financial obligation	2,479	2,461	—	—	—	—
Other long-term liabilities	7,022	5,799	5,271	5,490	4,693	3,679
Stockholders’ equity	12,359	6,115	15,785	20,492	24,250	22,783

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth consolidated ratio of earnings to fixed charges for each of the last five years and for the six months ended June 30, 2013 for T-Mobile USA, the accounting acquirer in the Business Combination Transaction:

	Year Ended December 31,							Six Months Ended June 30, 2013
	2008	2009	2010	2011		2012
Ratio of earnings to fixed charges(1)	3.48x	2.47x	2.55x	—	(2)	—	(2)	1.22x

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings available for fixed charges consists of (loss) income before income taxes and earnings from unconsolidated affiliates plus fixed charges and amortization of capitalized interest less capitalized interest and earnings from non-controlling interests. Fixed charges include interest expense including capitalized interest and the portion of operating rental expense that management believes is representative of the appropriate interest component of rental expense. The portion of total rental expense that represents the interest factor is estimated to be 33%.
(2)	The ratio coverage for the years ended December 31, 2012 and 2011 was less than 1:1 in each of these periods. T-Mobile USA would have needed to generate additional earnings of $7.0 billion and $4.9 billion in the years ended December 31, 2012 and 2011, respectively, to achieve a coverage ratio of 1:1 in each of these periods.

BUSINESS

Business Overview

T-Mobile is a national provider of mobile communications services capable of reaching over 280 million Americans. Our objective is to be the simpler choice for a better mobile experience. Our intent is to bring this proposition to life across all our brands, including T-Mobile, MetroPCS, and GoSmart, and across our major customer base of retail consumers and B2B.

We generate revenue by offering affordable postpaid and prepaid wireless voice, messaging and data services, as well as mobile broadband and wholesale wireless services. We provided service to approximately 44 million customers through our nationwide network as of June 30, 2013. We also generate revenues by offering a wide selection of wireless handsets and accessories, including smartphones, wireless-enabled computers such as notebooks and tablets, and data cards which are manufactured by various suppliers. Our most significant expenses are related to acquiring and retaining customers, maintaining and expanding our network, and compensating employees.

Business Combination with MetroPCS

On April 30, 2013, the business combination of T-Mobile USA and MetroPCS was completed. Under the terms of the business combination agreement, Deutsche Telekom received approximately 74% of the fully-diluted shares of common stock of the combined company in exchange for its transfer of all of T-Mobile USA’s common stock. This transaction was consummated to provide us with expanded scale, spectrum, and financial resources to compete aggressively with other, larger U.S. wireless carriers.

Competitive Strengths

We believe the following strengths foster our ability to compete against our principal wireless competitors:

•	Value leadership in wireless. We are a leading value-oriented wireless carrier in the United States and the third largest provider of prepaid service plans as measured by subscribers.

•

Spectrum assets.    As of June 30, 2013, we hold licenses for wireless spectrum suitable for wireless broadband mobile services (including both HSPA+ and LTE) covering a population of approximately 280 million people in the United States. As of June 30, 2013, we have an average of approximately 74 MHz of spectrum in the top 100 major metropolitan areas and have an average of approximately 76 MHz of spectrum in the top 25 major metropolitan areas. Our aggregate spectrum position is expected to enable contiguous 20x20 MHz channels for LTE deployment in many major metropolitan areas, which is expected to improve capacity to support our product offerings by increasing the data speeds available to our customers.

•

Advanced nationwide high-speed network.    By the end of 2013, we intend to cover a population of approximately 200 million people in the United States with our LTE network. We believe the combination of our spectrum position and advanced network technology will provide us with a high-capacity, high-speed network. Upon completion of the migration of the MetroPCS customer base, we expect to have approximately 55,000 equivalent cell sites, including approximately 1,500 MetroPCS macro sites and certain DAS network nodes retained from the MetroPCS network. Approximately 35,000 sites are planned to be enhanced over three years with multi-mode radios, tower-top electronics, and new antennas. This will allow for more robust coverage in buildings and at the edge of coverage areas and will allow for greater data capacity, which we believe will enhance the customer experience for our subscriber base.

•

Seasoned executive leadership.    We have a seasoned executive leadership team with significant industry expertise, led by John Legere, our President and Chief Executive Officer. Mr. Legere has over 32 years of experience in the U.S. and global telecommunications and technology industries. J. Braxton Carter, formerly MetroPCS’ Vice Chairman and Chief Financial Officer, serves as our Chief Financial Officer. Our board of directors includes current and former executives of AT&T, Dell, Rockwell International Corporation and Madison Dearborn Partners, LLC, and brings extensive experience in operations, finance, governance and corporate strategy.

Business Strategy

We continue to aggressively pursue our strategy developed to reposition T-Mobile and return the company to growth. In the first half of 2013, we introduced Simple Choice plan options as part of our “Un-carrier” value proposition. Our strategy focuses on the following elements:

•

Un-carrier Value Proposition.    We plan to extend our position as the leader in delivering distinctive value for consumers in all customer segments. Our Simple Choice plans have brought flexibility and value to customers by providing the option to pay for handsets over an installment period or to bring their own device. Simple Choice plans also eliminate annual service contracts and provide customers with a single, affordable rate plan without the complexity of data caps and overage charges. Customers on Simple Choice plans can purchase the most popular smartphones, if qualified, in affordable, interest-free monthly installments and upgrade any time they like without restrictive annual service contract cycles. Modernization of the network and introduction of the Apple iPhone in the second quarter of 2013 further repositioned T-Mobile as a provider of dependable high-speed service with a range of desirable handsets and devices. Customers are able to purchase or, if qualified, finance handsets from a competitive device lineup including popular Samsung smartphones and Apple iPhone devices. In July 2013, T-Mobile announced JUMP!, which enables participating subscribers to upgrade their wireless device twice a year upon completion of an initial six-month enrollment. Additionally, the MetroPCS brand has been a value leader among customers choosing prepaid wireless service plans and we expect to accelerate its growth by expanding the brand into new geographic regions taking advantage of the existing T-Mobile network, beginning in the second half of 2013 through 2014. To date we have expanded sales of the MetroPCS brand to 15 new metropolitan areas.

•

Network Modernization.    We are currently in the process of upgrading our network with a $4 billion investment designed to modernize the 4G network, improve coverage, align spectrum bands with other key players in the U.S. market and deploy nationwide 4G LTE services in 2013. The timing for the launch of 4G LTE allows us to take advantage of the latest and most advanced 4G LTE technology infrastructure, improving the overall capacity and performance of our 4G network, while optimizing spectrum resources. We remain on target to deliver nationwide 4G LTE network coverage by the end of 2013, reaching 200 million people in more than 200 metropolitan areas. The migration of MetroPCS customers onto T-Mobile’s 4G HSPA+ and LTE network is ahead of schedule, providing faster network performance for MetroPCS customers with compatible handsets. We expect the migration of MetroPCS’s customers to our 4G HSPA+ and LTE network to be complete by the end of 2015.

•

Multi-segment Focus.    T-Mobile plans to continue to offer multiple types of wireless service plans to accelerate growth. The combination of T-Mobile USA and MetroPCS added another flagship brand to the T-Mobile portfolio and increased our ability to serve the full breadth of the wireless market. In B2B, T-Mobile has made significant investments in software and systems. Additionally, T-Mobile expects to continue to expand its wholesale business through MVNOs and other wholesale relationships where its spectrum depth, available network capacity and GSM technology base help secure profitable wholesale customers.

•

Aligned Cost Structure.    We continue to pursue a low-cost business operating model to drive cost savings, which can be reinvested in the business. These cost programs are on-going as we continue to work to simplify our business and drive operational efficiencies in areas such as network optimization, customer roaming, improved customer collection rates and better management of customer acquisition and retention costs. A portion of savings have been, and will continue to be, reinvested into customer acquisition programs.

Services and Products

T-Mobile provides affordable wireless communication services nationwide through a variety of service plan options including our Value and Simple Choice plans, which allow customers to subscribe for wireless services separately from, or without purchase of, or payment for, a bundled handset.

As part of our Un-carrier value proposition, we introduced our Simple Choice plans in the first quarter of 2013 and our JUMP! offering in July 2013. The Simple Choice plans eliminate annual service contracts and simplify the lineup of consumer rate plans to one affordable plan for unlimited talk, text and web service with options to add data plans. Depending on their credit profiles, customers are qualified either for postpaid service, where they pay after incurring service, or prepaid service, where they pay in advance. JUMP! allows customers to update phones twice every 12 months, commencing six months after enrollment. We also provide equipment financing through our EIP, which provides customers with low out-of-pocket costs on popular devices.

Customers on our Simple Choice or similar plans benefit from reduced monthly service charges and can choose whether to use their own compatible handset on our network or purchase a handset from us or one of our dealers. Depending on their credit profiles, qualifying customers who purchase their handset from us have the choice of either paying for a handset in full at the point-of-sale or financing a portion of the purchase price over an installment period. Our Value and Simple Choice plans result in increased equipment revenue for each handset sold compared to traditional bundled price plans that typically offer a significant handset discount, but involve higher monthly service charges under our EIP. Our Value and Simple Choice plans result in increased net income during the period of sale while monthly service revenues are lower over the service period.

We sell services, handsets and accessories through our owned and operated retail stores, independent third party retail outlets and over the Internet through our websites (www.T-Mobile.com and www.MetroPCS.com) and a variety of third party web locations. The information on our website is not part of this prospectus supplement. We offer a wide selection of wireless handsets and accessories, including smartphones, wirelessly enabled computers (i.e., notebooks and tablets), and data cards which are manufactured by various suppliers. We sell handsets directly to consumers, as well as to dealers and other third party distributors for resale.

Since the Business Combination Transaction, we have achieved significant integration milestones incorporating the MetroPCS business. We have launched HSPA+/LTE devices in multiple historical MetroPCS markets and have combined our 4G LTE spectrum in Las Vegas. In addition, we have extended the geographic presence of the MetroPCS distribution to 15 additional markets and have opened over 500 doors in those markets.

Service Areas

We provide service in all major metropolitan areas and will have addressable Points of Presence (“POPs”) coverage of approximately 280 million:

Upon completion of the migration of the MetroPCS customer base, we expect to have approximately 55,000 equivalent cell sites, including approximately 1,500 MetroPCS macro sites and certain DAS network nodes retained from the MetroPCS network, yielding an average 765 subscribers per cell site (based upon total subscriber of the combined company as of June 30, 2013, with cell sites adjusted for DAS network nodes). As part of the business combination, we are in the process of decommissioning redundant cell sites and the MetroPCS CDMA network, while also integrating select MetroPCS assets (primarily DAS nodes) in certain metropolitan areas into the overall network.

On June 28, 2013, we announced an agreement to purchase 10 MHz of AWS spectrum from U.S. Cellular for $308 million in cash. The spectrum covers a total of 32 million people in 29 markets. The transaction further enhances our portfolio of nationwide broadband spectrum and enables the expansion of LTE coverage to new markets. The transaction closed on October 4, 2013.

Distribution

We have approximately 70,000 total points of distribution, including approximately 7,500 branded locations, 10,000 third-party locations and 50,000 national retailer locations. Our distribution density in major metropolitan areas provides customers with the convenience of having retail and service locations close to where they live and work.

Customers

T-Mobile generates revenue from three primary categories of customers: branded postpaid, branded prepaid and wholesale. Branded postpaid customers generally include customers that are qualified to pay after incurring service and branded prepaid customers include customers who pay in advance. Our branded prepaid customers include customers from the T-Mobile, MetroPCS and GoSmart brands. Wholesale customers include Machine-to-Machine (“M2M”) customers and MVNO customers that operate on the T-Mobile network, but are managed by wholesale partners. We generate the majority of our revenues by providing wireless communication services to branded postpaid customers. Therefore, our ability to acquire and retain branded postpaid customers is significant to our business, including the generation of service revenues, equipment sales and other revenues.

During the three months ended June 30, 2013, 69% of our service revenues were generated by providing wireless communication services to branded postpaid customers, compared to 26% for branded prepaid customers, and 5% for wholesale customers, roaming and other services.

Network Modernization and Migration

We are currently undergoing a $4 billion modernization program that includes site upgrades and spectrum re-farming. MetroPCS’ legacy subscribers will be migrated to the Company’s network primarily through MetroPCS’ historically high handset upgrade rate, with the migration process expected to be completed in the second half of 2015. The T-Mobile network currently has the capacity to support the MetroPCS customer migration, and MetroPCS LTE customers will be able to use the T-Mobile network for data services without replacing their handsets. As MetroPCS’ existing subscribers are migrated to the combined company’s network, MetroPCS’ spectrum will be re-farmed to create capacity for increasing demand for HSPA+ and LTE services. It is anticipated that MetroPCS’ PCS spectrum will be migrated to HSPA+ and MetroPCS’ available AWS spectrum will be migrated to LTE. In addition, it is expected that T-Mobile’s AWS spectrum will be repurposed from HSPA+ to LTE over time. Through this process, we expect to emerge with one common LTE network with AWS as the primary LTE band.

Our spectrum position provides us with an average of approximately 74 MHz of spectrum in the top 100 major metropolitan areas and an average of approximately 76 MHz of spectrum in the top 25 major metropolitan areas. The complementary spectrum of T-Mobile and MetroPCS is expected to allow for greater 4G LTE bandwidth, including at least 20X20 MHz in many metropolitan areas, which is expected to yield high levels of efficiency and throughput. We expect to use our spectrum position to expand our high capacity 4G HSPA+ and LTE services, allowing us to offer customers better coverage, greater network reliability and faster speeds.

Competition

The wireless telecommunications industry is expected to remain highly competitive and we face substantial competition. We are the fourth largest facilities-based wireless telecommunications carrier in the United States based on the number of customers we serve. Our competitors include larger national carriers, such as AT&T, Verizon Wireless and Sprint, which offer predominantly contract-based service plans, smaller regional carriers, many of which offer no-contract, prepaid service plans, and many MVNOs, including TracFone. AT&T and Verizon Wireless are significantly larger than us and may enjoy greater resources and scale advantages as compared to us. Softbank, a large Japanese company, recently acquired 78% of the equity of Sprint and has announced plans to increase capital spending on network modernization and expansion. Other competitors may also compete effectively, including new entrants and companies using alternative business models.

Employees

As June 30, 2013, we employed approximately 38,000 personnel.

Regulation

Pursuant to its authority under the Communications Act, the FCC regulates many key aspects of our business, including licensing, construction, the operation and use of our network, any modification of our network, control and ownership of our business, the sale of certain business assets, roaming arrangements and interconnection arrangements. The FCC has a number of complex requirements and proceedings that affect our operations and that could increase our costs or diminish our revenues. For example, the FCC has rules regarding provision of 911 and E911, porting telephone numbers, interconnection, roaming, internet openness, and the universal service and Lifeline programs. Many of these and other issues are being considered in ongoing proceedings, and we cannot predict whether or how such actions will affect our business, financial condition, or results of operations. Our ability to provide services and generate revenues could be harmed by adverse regulatory action or changes to existing laws and regulations. In addition, regulation of companies that offer competing services can impact our business indirectly.

Wireless communications providers must be licensed by the FCC to provide communications services at specified spectrum frequencies within specified geographic areas and must comply with the rules and policies governing the use of the spectrum as adopted by the FCC. The FCC issues each license for a fixed period of time, typically 10 years in the case of cellular, PCS services and point-to-point microwave licenses. AWS licenses have an initial term of 15 years, with successive 10-year terms thereafter. While the FCC has generally renewed licenses given to operating companies like us, the FCC has authority to both revoke a license for cause and to deny a license renewal if a renewal is not in the public interest. Furthermore, we could be subject to fines, forfeitures and other penalties (including, in extreme cases, revocation of our licenses) for failure to comply with FCC regulations, even if any such non-compliance was unintentional. The loss of any licenses, or any related fines or forfeitures, could adversely affect our business, results of operations and financial condition.

Additionally, Congress’ and the FCC’s allocation of additional spectrum for broadband commercial mobile radio service (“CMRS”), which includes cellular and personal communication services and specialized mobile radio, could significantly increase competition. We cannot assess the impact that any developments that may occur in the U.S. economy or any future spectrum allocations by the FCC may have on license values. FCC spectrum auctions and other market developments may adversely affect the market value of our licenses in the future. A significant decline in the value of our licenses could adversely affect the carrying value of our licenses on our balance sheet and our results of operations and financial condition. In addition, the FCC periodically reviews its policies on how to evaluate a carrier’s spectrum holdings in the context of transactions and auctions. A change in these policies could affect spectrum resources and competition among us and other carriers.

Congress and the FCC have imposed limitations on foreign ownership of CMRS licensees that exceeds 20% direct ownership or 25% indirect ownership. The FCC has ruled that higher levels of indirect foreign ownership, even up to 100%, are presumptively consistent with the public interest. Consistent with that established policy, the FCC has issued a declaratory ruling authorizing up to 100% ownership of our company by Deutsche Telekom. This declaratory ruling—and our licenses—are conditioned on Deutsche Telekom’s compliance with a network security agreement with the Department of Justice, the Federal Bureau of Investigation and the Department of Homeland Security. Failure to comply with the terms of this agreement could result in fines, injunctions and other penalties, including potentially revocation of our spectrum licenses. The loss of any licenses, or any related fines or forfeitures, could adversely affect our business, results of operations and financial condition.

While the Communications Act generally preempts state and local governments from regulating the entry of, or the rates charged by, wireless carriers, certain state and local governments regulate other terms and conditions of wireless service, including billing, termination of service arrangements and the imposition of early termination fees, advertising, network outages, the use of handsets while driving, zoning and land use. Further, the FCC and the Federal Aviation Administration regulate the siting, lighting and construction of transmitter towers and antennae. Tower siting and construction are also subject to state and local zoning as well as federal statutes regarding environmental and historic preservation. The future costs to comply with all relevant regulations are to some extent unknown and regulations could result in higher operating expenses in the future.

Legal Proceedings

We are involved in six putative stockholder derivative and class action lawsuits challenging the business combination with MetroPCS. These lawsuits include:

•	Paul Benn v. MetroPCS Communications, Inc. et al., Case No. C.A. 7938-CS filed on October 11, 2012 in the Delaware Court of Chancery;

•	Joseph Marino v. MetroPCS Communications, Inc. et al., Case No. C.A. 7940-CS filed on October 11, 2012 in the Delaware Court of Chancery;

•	Robert Picheny v. MetroPCS Communications, Inc. et al., Case No. C.A. 7971-CS filed on October 22, 2012 in the Delaware Court of Chancery;

•	James McLearie v. MetroPCS Communications, Inc. et al., Case No. C.A. 8009-CS filed on November 5, 2012 in the Delaware Court of Chancery;

•	Adam Golovoy et al. v. Deutsche Telekom et al., Cause No. CC-12-06144-A filed on October 10, 2012 in the Dallas, Texas County Court at Law; and

•	Nagendra Polu et al. v. Deutsche Telekom et al., Cause No. CC-12-06170-E filed on October 10, 2012 in the Dallas, Texas County Court at Law.

The lawsuits allege that the various defendants breached fiduciary duties, or aided and abetted in the alleged breach of fiduciary duties, to the MetroPCS stockholders by entering into the transaction. In addition, on March 28, 2013, another lawsuit challenging the transaction and related disclosures, and alleging breaches of fiduciary duty to MetroPCS stockholders was filed in the U.S. District Court for the Southern District of New York, entitled The Merger Fund et al. v. MetroPCS Communications, Inc. et al. We intend to defend these lawsuits vigorously and do not expect resolution of these matters to have a material adverse effect on our financial position, results of operations or cash flows.

We and our subsidiaries are involved in numerous lawsuits, regulatory proceedings, and other similar matters, including class actions and intellectual property claims, that arise in the ordinary course of business. Legal proceedings are inherently unpredictable, and often present complex legal and factual issues and can include claims for large amounts of damages. In our opinion at this time, these proceedings (individually and in the aggregate) should not have a material adverse effect on our financial position, results of operations or cash flows. These statements are based on our current understanding and assessment of relevant facts and circumstances. As such, our view of these matters is subject to inherent uncertainties and may change in the future.

MANAGEMENT

The following table sets forth the officers and directors of Parent as of the date of this prospectus supplement.

Name	Age	Position
John J. Legere	55	President, Chief Executive Officer and Director
James (Jim) C. Alling	52	Executive Vice President and Chief Operating Officer T-Mobile Business
David R. Carey	60	Executive Vice President, Corporate Services
J. Braxton Carter	55	Executive Vice President and Chief Financial Officer
Alexander Andrew (Drew) Kelton	55	Executive Vice President, Business-to-Business (B2B)
Thomas C. Keys	55	Executive Vice President and Chief Operating Officer, MetroPCS Business
Peter A. Ewens	51	Executive Vice President, Corporate Strategy
David A. Miller	52	Executive Vice President, General Counsel and Secretary
Larry L. Myers	58	Executive Vice President, Human Resources
Neville R. Ray	51	Executive Vice President and Chief Technology Officer
G. Michael (Mike) Sievert	44	Executive Vice President and Chief Marketing Officer
Timotheus Höttges	51	Chairman of the Board
W. Michael Barnes	71	Director
Srikant Datar	59	Director
Lawrence H. Guffey	45	Director
Raphael Kübler.	50	Director
Thorsten Langheim	47	Director
René Obermann	50	Director
James N. Perry, Jr.	53	Director
Teresa A. Taylor	49	Director
Kevin R. Westbrook	58	Director

Pursuant to Parent’s certificate of incorporation and a stockholder’s agreement, Deutsche Telekom generally has the right to designate as nominees for election to Parent’s Board of Directors a number of individuals equal to the percentage of Parent’s common stock beneficially owned by Deutsche Telekom multiplied by the number of directors on Parent’s Board, rounded to the nearest whole number. In addition, Parent’s certificate of incorporation and the stockholder’s agreement provide that each committee of the Board generally shall include in its membership a number of Deutsche Telekom designees equal to the percentage of Parent’s common stock beneficially owned by Deutsche Telekom multiplied by the number of members of such committee, rounded to the nearest whole number. However, no committee of the Board may consist solely of directors who are also officers, employees, directors or affiliates of Deutsche Telekom. Deutsche Telekom will have these board designation rights as long as Deutsche Telekom beneficially owns 10% or more of the outstanding shares of our common stock.

The officers of Parent each serve in the same capacities as officers of the Issuer. J. Braxton Carter and David A. Miller serve as the directors of the Issuer.

Officers

John J. Legere, age 55, has served as a director of T-Mobile US since April 30, 2013 and is a member of the Executive Committee of the Board of Directors. Mr. Legere joined T-Mobile USA in September 2012 as President and Chief Executive Officer and became T-Mobile US’s President and Chief Executive Officer on April 30, 2013 upon the consummation of the Business Combination Transaction. Mr. Legere has over 32 years’ experience in the U.S. and global telecommunications and technology industries. Prior to joining T-Mobile USA, Mr. Legere served as Chief Executive Officer of Global Crossing Limited, a telecommunications company, from October 2001 to October 2011. Before joining Global Crossing, he served as Chief Executive Officer of Asia Global Crossing; as president of Dell Computer Corporation’s operations in Europe, the Middle East, and Africa; as president Asia-Pacific for Dell; as president of AT&T Asia Pacific; as head of AT&T’s outsourcing program and as head of AT&T global strategy and business development. Mr. Legere serves on the CTIA Board of Directors. Mr. Legere received a Bachelor’s degree in Business Administration from the University of Massachusetts, a Master of Science degree as an Alfred P. Sloan Fellow at the Massachusetts Institute of Technology, and a Master of Business Administration degree from Fairleigh Dickinson University, and he completed Harvard Business School’s Program for Management Development (PMD). Mr. Legere’s individual qualifications and skills that led to the conclusion that he should serve as a director include his position as Chief Executive Officer of T-Mobile US and his extensive experience in the global telecommunications and technology industries.

James (Jim) C. Alling, age 52, serves as T-Mobile US’s Executive Vice President and Chief Operating Officer T-Mobile Business. In this role, Mr. Alling is in charge of customer-facing activities for a subscription base of over 31 million users. Mr. Alling has served as the Chief Operating Officer of T-Mobile USA since August 2009. Before joining T-Mobile USA, Mr. Alling worked as a President of Starbucks Coffee Company, a global coffee company and coffeehouse chain, for eleven years, until July 2008. Mr. Alling began his career in 1985 at Nestle S.A., where he held various senior management positions in the packaged goods marketing sector before eventually becoming a VP/General Manager for Nestle USA. Mr. Alling received a Bachelor of Arts degree from DePauw University in Greencastle, Indiana with a double major in Economics and Spanish; he then obtained a Master of International Management degree from the Thunderbird School of International Management.

David R. Carey, age 60, serves as T-Mobile US’s Executive Vice President, Corporate Services, responsible for leading the Enterprise Program Office, Corporate Communications, Corporate Real Estate, Corporate Responsibility and the CEO Staff. Mr. Carey has also served in the same role with T-Mobile USA since February 2013. Before joining T-Mobile USA, from October 2011 to March 2013, Mr. Carey served as the CEO and Founder of TeleScope Advisors, LLC, an advisory firm specializing in telecommunications. Mr. Carey served as Executive Vice President at Global Crossing Limited, a telecommunications company, from September 1999 to October 2011. Mr. Carey’s career spans 35 years in the telecom and energy services industries. His experience in telecom includes leadership positions at AT&T, LG&E Energy, Frontier Communications and Global Crossing. He currently serves on the advisory board of Hewlett-Packard Corporation. Mr. Carey holds a Master of Science in Management Science from the Massachusetts Institute of Technology, where he was appointed to a Sloan Fellowship, and received his Bachelor of Science degree at Clarkson University.

J. Braxton Carter, age 55, serves as T-Mobile US’s Executive Vice President and Chief Financial Officer, and is responsible for leading the financial functions of the Company. Mr. Carter served as MetroPCS’s Chief Financial Officer from February 2008 until the consummation of the Business Combination Transaction. Mr. Carter also served as MetroPCS’s

Vice Chairman from May 2011 until the consummation of the Business Combination Transaction. From March 2005 to February 2008, he was Senior Vice President and Chief Financial Officer and from February 2001 to March 2005 he was Vice President, Corporate Operations of MetroPCS. Mr. Carter also has extensive senior management experience in the retail industry and spent ten years in public accounting. Mr. Carter is a certified public accountant. Mr. Carter presently serves on the Board of Directors of, and as Chairman of the Audit Committee of, e-Rewards, Inc., and serves on the Board of Advisors of Amdocs Limited. Mr. Carter received a Bachelor of Science degree from The University of Colorado with a major in accounting.

Alexander Andrew (Drew) Kelton, age 55, serves as T-Mobile US’s Executive Vice President, Business-to-Business (B2B), responsible for leading the B2B organization, helping to redefine the B2B wireless experience for the Company’s business customers, and growing market share in this important segment. Mr. Kelton has also served as T-Mobile USA’s Executive Vice President of B2B since April 2013. Previously, Mr. Kelton served as President of Bharti Airtel Business, a leading Indian global telecommunications company, from June 2010 to April 2013. Before that, he served as the Managing Director for Telstra Corporation Limited, an Australian telecommunications and media company, responsible for international operations, from May 2002 to June 2010. Previously, Mr. Kelton held executive posts with Asia Global Crossing Limited, a telecommunications company, and Saturn Global Network Services Holdings Limited, an international provider of end-to-end managed voice and data services. Mr. Kelton has also held a variety of international sales, marketing, product and engineering roles with Timeplex, LLC, a provider of networking systems and support services, and The Plessey Co. plc., a British-based international electronics, defense and telecommunications company. Mr. Kelton serves on the board of directors of Mobile Active (Australia), a mobile advertising, design and development company, and the board of directors of Limas StockWatch (Indonesia), a financial services information company. Mr. Kelton received a Bachelor of Science degree in electronics and electrical engineering from the University of Western Scotland.

Peter A. Ewens, age 51, serves as T-Mobile US’s Executive Vice President, Corporate Strategy. He leads the Company’s corporate strategy, business development and M&A activities, which include spectrum strategy and acquisitions, co-brand partnerships, and T-Mobile’s participation as a founding partner in the Isis mobile commerce joint venture with AT&T and Verizon Wireless. Mr. Ewens has also served as Executive Vice President and Chief Strategy Officer of T-Mobile USA since July 2010. From April 2008 until July 2010, Mr. Ewens was Senior Vice President, Corporate Strategy at T-Mobile USA. Before joining T-Mobile USA, Mr. Ewens was Vice President of OEM Business at Sun Microsystems, a computer software and information technology services company, from June 2006 through March 2008. Before that, Mr. Ewens was a partner at McKinsey & Company, a global management consulting firm. Mr. Ewens received a Master of Science in Management from the Sloan School at Massachusetts Institute of Technology, and Master’s and Bachelor’s degrees in Electrical Engineering from the University of Toronto.

Thomas C. Keys, age 55, serves as T-Mobile US’s Executive Vice President and Chief Operating Officer MetroPCS Business, responsible for leading the operations of the MetroPCS business unit including all customer-facing activities related to the MetroPCS brands. Mr. Keys served as MetroPCS’s President from May 2011 until the consummation of the Business Combination Transaction, and as Chief Operating Officer since June 2007. Mr. Keys also served as MetroPCS’s President from June 2007 to December 2007, Senior Vice President, Market Operations, West, from January 2007 until June 2007, and as Vice President and General Manager, Dallas, from April 2005 until January 2007. Mr. Keys received a Bachelor of Arts degree from State University of New York at Oswego, and a Master of Arts from Syracuse University.

David A. Miller, age 52, serves as T-Mobile US’s Executive Vice President, General Counsel and Secretary. Mr. Miller oversees all legal affairs and government affairs functions of the Company. Mr. Miller has also served as T-Mobile USA’s Chief Legal Officer, Executive Vice President, General Counsel and Secretary. Mr. Miller was appointed Senior Vice President and General Counsel of T-Mobile USA in April 2002 and Executive Vice President in January 2011. Previously, Mr. Miller served as Director of Legal Affairs for Western Wireless (a predecessor to T-Mobile USA) from March 1995 to May 1999, and he became Vice President of Legal Affairs of VoiceStream Wireless Corporation in May 1999 following its spin-off from Western Wireless. VoiceStream Wireless was acquired by Deutsche Telekom in May 2002, when it became T-Mobile USA. Prior to joining Western Wireless, Mr. Miller was an attorney with the law firm of Lane Powell and began his law career as an attorney with the firm McCutchen, Doyle, Brown and Enersen (now Bingham McCutchen). Mr. Miller serves on the Board of Directors of the Competitive Carriers Association and is a member of its Executive Committee. Mr. Miller received a Bachelor’s degree in Economics from the University of Washington and a Juris Doctor from Harvard Law School.

Larry L. Myers, age 58, serves as T-Mobile US’s Executive Vice President, Human Resources. Mr. Myers is responsible for leading the human resources function that supports approximately 38,000 employees across the country. Mr. Myers has also served as Executive Vice President of Human Resources and Chief People Officer of T-Mobile USA since June 2008. From January 2001 to May 2008, Mr. Myers served as senior vice president of human resources for Washington Group International, a corporation which provided integrated engineering, construction, and management services to businesses and governments around the world. Mr. Myers has more than 35 years of experience in human resources management. Mr. Myers received degrees in sociology and business administration from Idaho State University.

Neville R. Ray, age 51, serves as T-Mobile US’s Executive Vice President and Chief Technology Officer. Mr. Ray joined T-Mobile USA (then VoiceStream) in April 2000 and since December 2010 has served as its Chief Technology Officer, responsible for the national management and development of the T-Mobile USA wireless network and the company’s IT services and operations. Prior to joining T-Mobile USA, from September 1996 to September 1999, Mr. Ray served as Network Vice President for Pacific Bell Mobile Services. He is Chairperson of 4G Americas, which promotes and facilitates the seamless deployment throughout the Americas of the 3GPP family of technologies, including HSPA, HSPA+, and LTE. He has also served as a member of the National Telecommunications and Information Administration’s Commerce Spectrum Management Advisory Committee (CSMAC) and the Federal Communications Commission’s Communications Security, Reliability and Interoperability Council (CSRIC). Mr. Ray is an honors graduate of The City University of London and a member of the Institution of Electrical and Electronic Engineers and the Institution of Civil Engineers.

G. Michael (Mike) Sievert, age 44, serves as T-Mobile US’s Executive Vice President and Chief Marketing Officer. Mr. Sievert is responsible for strategic development and execution of all marketing, product development, and pricing programs and activities for the Company. Mr. Sievert has also served as Executive Vice President and Chief Marketing Officer of T-Mobile USA since November 2012. Prior to joining T-Mobile USA, Mr. Sievert was an entrepreneur and investor involved with several Seattle-area start-up companies, most recently serving as CEO of Discovery Bay Games, a maker of accessories and add-ons for tablet computers, from April 2012 to November 2012. From April 2009 to June 2011, he was Chief Commercial Officer at Clearwire Corporation, a broadband communications provider, responsible for all customer-facing operations. From February 2008 to January 2009, Mr. Sievert was co-founder and CEO of Switchbox Labs, Inc., a consumer technologies developer, leading up to its sale to Lenovo. He also served from January 2005 to February 2008 as Corporate Vice President of the worldwide Windows group at Microsoft Corporation, responsible for global product management and P&L performance for that unit. Prior to Microsoft, he served as Executive Vice President and Chief Marketing Officer at AT&T Wireless for three years. He also served as Chief Sales and Marketing officer at E*TRADE Financial and began his career with management positions at Procter & Gamble and IBM. He has served on the boards of Rogers Wireless in Canada, Switch & Data Corporation, and a number of technology start-ups. Mr. Sievert received a Bachelor’s degree in Economics from the Wharton School at the University of Pennsylvania.

Directors

Timotheus Höttges, age 51, has served as a director of T-Mobile US and Chairman of the Board since April 30, 2013, and is a member and chair of the Executive Committee of T-Mobile US’s Board of Directors. Mr. Höttges also serves as the Deputy Chief Executive Officer (since January 2013) and as Chief Financial Officer (since March 2009) of Deutsche Telekom AG, T-Mobile US’s controlling stockholder and a leading integrated telecommunications company, and has been a member of the Board of Management of Deutsche Telekom responsible for Finance and Controlling since March 2009. From December 2006, when he was first appointed to the board, until his appointment as Chief Financial Officer of Deutsche Telekom, he was the Group Board of Management member responsible for the T-Home Unit. From January 2003 to December 2006, Mr. Höttges headed European operations as a member of the Board of Management, T-Mobile International. Mr. Höttges studied Business Administration at the University of Cologne. Mr. Höttges’s individual qualifications and skills that led to the conclusion that he should serve as a director include his extensive and broad experience in the telecommunications industry gained through his positions of increasing responsibility in operations, corporate planning, mergers and acquisitions and finance.

W. Michael Barnes, age 71, has served as a director of T-Mobile US since May 2004 and is a member of the Audit Committee of the Board of Directors. Until the Business Combination Transaction was consummated on April 30, 2013, Dr. Barnes served as the chair of the Audit Committee of the Board and also served on the Compensation Committee. Dr. Barnes held several positions at Rockwell International Corporation, a multi-industry company in high technology businesses including aerospace, commercial and defense electronics, telecommunication equipment, industrial automation systems and semi-conductor products manufacturing, between 1968 and 2001, including Senior Vice President, Finance & Planning, and Chief Financial Officer from 1991 through 2001. Dr. Barnes has served as a director of Advanced Micro Devices, Inc. since 2003 where he serves as Chairman of the Audit and Finance Committee and is a member of the Nominating and Corporate Governance Committee. Dr. Barnes holds a Ph.D. in operations research from Texas A&M University. He also holds Bachelor’s and Master’s degrees in industrial engineering from Texas A&M University. Dr. Barnes’s individual qualifications and skills that led to the conclusion that he should serve as a director include his extensive financial management and strong understanding of high technology related business.

Srikant Datar, age 59, has served as a director of T-Mobile US since April 30, 2013 and is a member and chair of the Audit Committee of the Board of Directors. Dr. Datar is the Arthur Lowes Dickinson Professor at the Graduate School of Business Administration at Harvard University. Dr. Datar is a Chartered Accountant and planner in industry, and has been a professor of accounting and business administration at Harvard since July 1996, and he previously served as a professor at Stanford University and Carnegie Mellon University. Dr. Datar currently serves on the board of directors of Novartis AG, where he is also the

Chairman of the Audit and Compliance Committee, and a member of the Chairman’s Committee, the Risk Committee and the Compensation Committee. Dr. Datar is also a member of the boards of directors of ICF International Inc., where he is a member of the Corporate Governance and Nominating Committee; Stryker Corporation, where he is a member of the Audit and Finance Committees; and HCL Technologies, where he is a member of the Compensation Committee. Dr. Datar received gold medals upon his graduation from the Indian Institute of Management, Ahmedabad, and the Institute of Cost and Works Accountants of India. Dr. Datar received a Masters in Statistics and Economics and a Ph.D. in Business from Stanford University. Dr. Datar’s individual qualifications and skills that led to the conclusion that he should serve as a director include his service on boards of international companies, his substantial teaching and practical experience in accounting, governance and risk management, and his academic and broad-based knowledge and experience of strategy, business and finance.

Lawrence H. Guffey, age 45, has served as a director of T-Mobile US since April 30, 2013, and is a member of the Compensation Committee and Nominating and Corporate Governance Committee of the Board of Directors. Since September of 1991, Mr. Guffey has been with The Blackstone Group, presently serving as Senior Managing Director, Private Equity Group. The Blackstone Group is an asset management and financial services company. Mr. Guffey has led many of The Blackstone Group’s media and communications investment activities and manages Blackstone Communications Advisors. Mr. Guffey has been a Member of the Supervisory Board at Deutsche Telekom AG since June 2006. He was a director of New Skies Satellites Holdings Ltd. from January 2005 to December 2007, Axtel SA de CV since October 2000, FiberNet L.L.C. from 2001 until 2003, iPCS Inc. from August 2000 to September 2002, PAETEC Holding Corp. from February 2000 to 2002, and Commnet Cellular Inc. from February 1998 to December 2001. He served as a director of TDC A/S from February 2006 to March 2013. He holds a Bachelor of Arts degree from Rice University, where he was elected to Phi Beta Kappa. Mr. Guffey’s individual qualifications and skills that led to the conclusion that he should serve as a director include his extensive experience on other company boards, particularly those of other companies in the telecommunications industry including Deutsche Telekom AG, T-Mobile US’s controlling stockholder and a leading integrated telecommunications company.

Raphael Kübler, age 50, has served as a director of T-Mobile US since April 30, 2013, and is a member of the Compensation Committee and Executive Committee of the Board of Directors. Mr. Kübler also serves as a Senior Vice President Group Controlling at Deutsche Telekom AG, T-Mobile US’s controlling stockholder and a leading integrated telecommunications company, where he is responsible for the financial planning, analysis and steering of the overall Deutsche Telekom Group as well as the financial management of central headquarters and shared services of the Deutsche Telekom Group, a position he has held since July 2009. From November 2003 to June 2009, Mr. Kübler served as Chief Financial Officer of T-Mobile Deutschland GmbH, the mobile operations of Deutsche Telekom AG in Germany now known as Telekom Deutschland GmbH (a wholly-owned subsidiary of Deutsche Telekom). Mr. Kübler presently serves on the boards of T-Systems International, where he is a member of the Supervisory Board and Chairman of the Audit Committee; and Deutsche Telekom Kundenservices GmbH, the customer services subsidiary of Deutsche Telekom AG, where he is a member of the Supervisory Board. Mr. Kübler studied Business Administration at H.E.C. in Paris and the Universities of Bonn and Cologne. He holds a doctoral degree from the University of Cologne. Mr. Kübler’s individual qualifications and skills that led to the conclusion that he should serve as a director include his extensive experience in the telecommunications industry, financial and accounting expertise and specific knowledge of the company gained through his position as an executive officer of Deutsche Telekom AG, T-Mobile US’s controlling stockholder, and his service on the Audit Committee of the Board of Directors of T-Mobile USA prior to the consummation of the Business Combination Transaction.

Thorsten Langheim, age 47, has served as a director of T-Mobile US since April 30, 2013 and is a member of the Nominating and Corporate Governance Committee and Executive Committee of the Board of Directors. Mr. Langheim also serves as Senior Vice President Group Corporate Development of Deutsche Telekom, T-Mobile US’s controlling stockholder and a leading integrated telecommunications company, a position he has held since November 2009. In his current role, he manages Deutsche Telekom’s Corporate Strategy and Group M&A activities. Prior to his position at Deutsche Telekom, Mr. Langheim was Managing Director at the Private Equity Group of The Blackstone Group, an asset management and financial services company, from May 2004 to June 2009, primarily focusing on private equity investments in Germany. Mr. Langheim is a member of the Supervisory Board of Scout24. Previously, Mr. Langheim served on the boards of STRATO AG and T-Venture Holding GmbH. Mr. Langheim holds a Master of Science degree in International Securities, Investment and Banking from the ISMA Centre for Education and Research at the University of Reading. Mr. Langheim holds a Bachelor’s degree in European Finance and Accounting from the University in Bremen (Germany) and Leeds Business School (United Kingdom). Mr. Langheim’s individual qualifications and skills that led to the conclusion that he should serve as a director include his extensive experience in strategic development and mergers and acquisitions, private equity and investment banking and in-depth knowledge of the telecommunications industry.

René Obermann, age 50, has served as a director of T-Mobile US since April 30, 2013 and is a member of the Compensation Committee and Executive Committee of the Board of Directors. Since November 2006, Mr. Obermann has been the Chief Executive Officer and Chairman of the Management Board of Deutsche Telekom AG, T-Mobile US’s controlling stockholder and a leading integrated telecommunications company. He joined the Deutsche Telekom Group in 1998 as Director of Sales and Member of the Board of Management of T-Mobile Deutschland GmbH. Since then, Mr. Obermann has held several positions with increasing responsibility within the group and became CEO of T-Mobile International AG & Co. KG and Member of the Board of Management of Deutsche Telekom AG in 2002. He further serves as a Chairman of the Supervisory Board of T-Systems International GmbH, Frankfurt, a subsidiary of Deutsche Telekom AG. In May 2011, he was appointed to the Supervisory Board of the Düsseldorf-based E.ON AG. Mr. Obermann’s individual qualifications and skills that led to the conclusion that he should serve as a director include his extensive experience in the telecommunications industry and specific knowledge of the company gained through his position as Chief Executive Officer of Deutsche Telekom AG, T-Mobile US’s controlling stockholder.

James N. Perry, Jr., age 53, has been a director of T-Mobile US since November 2005 and is a member of the Audit Committee and Executive Committee of the Board of Directors. Prior to the consummation of the Business Combination Transaction, he also served as a member of the Nominating and Corporate Governance Committee, the Audit Committee and the Finance & Planning Committee of the Board until it was dissolved following the consummation of the Business Combination Transaction. Mr. Perry is a Managing Director of Madison Dearborn Partners, LLC, a Chicago-based private equity investing firm that he co-founded in 1992, where he specializes in investing in companies in the telecommunications, media and technology services industries. A private equity fund managed by Madison Dearborn Partners, LLC is an investor in T-Mobile US. Mr. Perry also presently serves as a director of Univision Communications, Inc. Mr. Perry previously served on the board of directors of Nextel Partners from July 2003 to June 2006 and the board of directors of Cbeyond, Inc. from March 2000 until July 2010. Mr. Perry received a Bachelor’s degree from the University of Pennsylvania and an MBA from the University of Chicago. Mr. Perry’s individual qualifications and skills that led to the conclusion that he should serve as a director include his extensive experience in private equity, and in particular his experience investing in companies in the telecommunications industry.

Teresa A. Taylor, age 49, has served as a director of T-Mobile US since April 30, 2013 and is a member of and chair of the Compensation Committee of the Board of Directors. Ms. Taylor served as Chief Operating Officer of Qwest Communications, Inc., a telecommunications carrier, from August 2009 to April 2011. She served as Qwest’s Executive Vice President, Business Markets Group, from January 2008 to April 2009 and served as its Executive Vice President and Chief Administrative Officer from December 2005 to January 2008. Ms. Taylor served in various positions with Qwest and the former US West beginning in 1987. During her 24-year tenure with Qwest and US West, she held various leadership positions and was responsible for strategic planning and execution, sales, marketing, product development, human resources, corporate communications and social responsibility. Ms. Taylor also is a director of First Interstate BancSystem, Inc. and NiSource, Inc. She also serves as an executive advisor to Governor Hickenlooper of Colorado, assisting the Office of Economic Development and International Trade. Ms. Taylor received a Bachelor of Science degree from the University of Wisconsin-LaCrosse. Ms. Taylor’s individual qualifications and skills that led to the conclusion that she should serve as a director include her extensive experience in the technology, media and the telecommunications sectors, including her knowledge regarding strategic planning and execution, technology development, human resources, labor relations and corporate communications.

Kelvin R. Westbrook, age 58, has served as a director of T-Mobile US since April 30, 2013, is a member and chair of the Nominating and Corporate Governance Committee of the Board of Directors, and is a member of the Compensation Committee of the Board. Mr. Westbrook is President and Chief Executive Officer of KRW Advisors, LLC, a consulting and advisory firm, a position he has held since October 2007. Since 2003, Mr. Westbrook has also been a Director of Archer-Daniels-Midland Company (“ADM”). Mr. Westbrook currently serves as the Chairman of ADM’s Compensation/Succession Committee. Mr. Westbrook also served as Chairman and Chief Strategic Officer of Millennium Digital Media Systems, L.L.C. (“MDM”), a broadband services company, that later changed its name to Broadstripe LLC, from September 2006 until October 2007. Mr. Westbrook was also President and Chief Executive Officer of MDM from May 1997 until October 2006. Broadstripe, LLC (formerly MDM) and certain of its affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 2009, approximately fifteen months after Mr. Westbrook resigned. Mr. Westbrook has also served as a director and member of the Audit Committee of Stifel Financial Corp. since August 2007, as a director of Angelica Corporation from February 2001 to August 2008 and as Trust Manager since May 2008, and chair of the Audit Committee since March 2012, of Camden Property Trust. Mr. Westbrook received an undergraduate degree in Business Administration from the University of Washington and a Juris Doctor degree from Harvard Law School. Mr. Westbrook’s individual qualifications and skills that led to the conclusion that he should serve as a director include his extensive experience on other public company boards, knowledge of the telecommunications industry, and legal, media, marketing and risk analysis expertise.

DESCRIPTION OF CERTAIN INDEBTEDNESS AND CERTAIN LEASE OBLIGATIONS

On August 21, 2013, we consummated the sale of $500 million principal amount of 5.25% Senior Notes due 2018 (the “5.25% senior notes”). The 5.25% senior notes are unsecured obligations of the Issuer and are guaranteed by Parent and by all of the Issuer’s wholly-owned domestic restricted subsidiaries (other than certain designated special purpose entities, a certain reinsurance subsidiary, and immaterial subsidiaries), all of the Issuer’s restricted subsidiaries that guarantee certain of the Issuer’s indebtedness and any future subsidiary of Parent that directly or indirectly owns any equity interests of the Issuer. Interest is payable on the 5.25% senior notes on March 1 and September 1 of each year. We may, at our option, redeem some or all of the 5.25% senior notes at any time on or after September 1, 2015 for the redemption prices set forth in the indenture governing our 5.25% senior notes. In addition, prior to September 1, 2015, we may also redeem up to 35% of the aggregate principal amount of our 5.25% senior notes with the net cash proceeds of certain sales of equity securities, including the sale of our common stock. The notes offered hereby are issued under different indentures from those under which our 5.25% senior notes were issued, do not vote together with our 5.25% senior notes, are not required to be redeemed on a pro rata basis with our 5.25% senior notes and do not trade with our 5.25% senior notes.

On April 28, 2013, the Issuer consummated the sale to Deutsche Telekom of $1.25 billion of its 5.578% Senior Reset Notes due 2019 (the “2019 senior reset notes”), $1.25 billion of its 5.656% Senior Reset Notes due 2020 (the “2020 senior reset notes”), $1.25 billion of its 5.747% Senior Reset Notes due 2021 (the “2021 senior reset notes”), $1.25 billion of its 5.845% Senior Reset Notes due 2022 (the “2022 senior reset notes”) and $600.0 million of its 5.950% Senior Reset Notes due 2023 (the “2023 senior reset notes” and, together with the 2019 senior reset notes, the 2020 senior reset notes, the 2021 senior reset notes and the 2022 senior reset notes, the “DT Reset Notes”). The DT Reset Notes are unsecured obligations and are guaranteed by Parent and by all of the Issuer’s wholly-owned domestic restricted subsidiaries (other than certain designated special purpose entities, a certain reinsurance subsidiary and immaterial subsidiaries), all of the Issuer’s restricted subsidiaries that guarantee certain of the Issuer’s indebtedness and any future subsidiary of the Parent that directly or indirectly owns any equity interests of the Issuer. Interest is payable on the DT Reset Notes on April 28 and October 28 of each year.

The 2019 senior reset notes and 2020 senior reset notes will be re-priced on April 28, 2015, the 2021 senior reset notes and 2022 senior reset notes will be re-priced on October 28, 2015, and the 2023 senior reset notes will be re-priced on April 28, 2016, each according to a formula, the first component of which is a reference yield which is based upon (i) three indices of high-yield bonds issued by telecommunications companies (50% weight (or  2/3 weight, if qualifying securities of the type described in either (but not both) of the following clauses (ii) and (iii) are not available at the time of calculation, or 100% weight, if qualifying securities of the type described in both of the following clauses (ii) and (iii) are not available at the time of calculation)), (ii) the prices of comparable bonds issued by Sprint Nextel or any successor or assign thereof (25% weight (or  1/3 weight, if qualifying securities of the type described in the following clause (iii) are not available at the time of calculation or zero weight if qualifying securities of the type described in this clause (ii) are not available at the time of calculation)) and (iii) the prices of the Issuer’s securities (25% weight (or  1/3 weight, if qualifying securities of the type described in the previous clause (ii) are not available at the time of calculation or zero weight if qualifying securities of the type described in this clause (iii) are not available at the time of calculation)), all as of the applicable time (and provided that the yield of each index, bond or other qualifying security shall be increased (or decreased) for purposes of this calculation by 12.5 basis points per year, calculated to the day, by which the effective tenor of such index, bond or security (calculated as the tenor resulting in the yield to worst) is less than

(or greater than) eight years. The reference yield will then be adjusted as follows: (1) plus 50 basis points, (2) plus or minus 12.5 basis points per year, calculated to the day, by which the remaining tenor of the series of notes being repriced is longer or shorter than eight years, (3) plus a distribution fee of 39.7 basis points (in the case of the 2019 senior reset notes), 35.0 basis points (in the case of the 2020 senior reset notes), 31.6 basis points (in the case of the 2021 senior reset notes), 28.9 basis points (in the case of the 2022 senior reset notes), or 26.9 basis points (in the case of the 2023 senior reset notes).

We may, at our option, redeem some or all of (i) our 2019 senior reset notes and 2020 senior reset notes at any time on or after April 28, 2017, (ii) our 2021 senior reset notes and 2022 senior reset notes at any time on or after April 28, 2018, and (iii) our 2023 senior reset notes at any time on or after April 28, 2019, in each case for the redemption prices set forth in the indenture governing the applicable notes. In addition, prior to April 28, 2016, we may also redeem up to 35% of the aggregate principal amount of each series of the DT Reset Notes with the net cash proceeds of certain sales of equity securities, including the sale of our common stock.

The DT Reset Notes were issued under the same base indenture as the notes offered hereby. See the section titled “Description of the Notes” in the accompanying prospectus for additional information regarding the DT Reset Notes.

On March 19, 2013, MetroPCS consummated the sale of $1.75 billion principal amount of 6.250% Senior Notes due 2021 (the “6.250% senior notes”) and $1.75 billion principal amount of 6.625% Senior Notes due 2023 (the “6.625% senior notes” and, together with the 6.250% senior notes, the “$3.5 billion senior notes”). The $3.5 billion senior notes were assumed by the Issuer in connection with the Business Combination Transaction, are unsecured obligations of the Issuer and are guaranteed by Parent and by all of the Issuer’s wholly-owned domestic restricted subsidiaries (other than certain designated special purpose entities, a certain reinsurance subsidiary, and immaterial subsidiaries), all of the Issuer’s restricted subsidiaries that guarantee certain of the Issuer’s indebtedness and any future subsidiary of Parent that directly or indirectly owns any equity interests of the Issuer. Interest is payable on our $3.5 billion senior notes on April 1 and October 1 of each year. We may, at our option, redeem some or all of (i) our 6.250% senior notes at any time on or after April 1, 2017 and (ii) our 6.625% senior notes at any time on or after April 1, 2018, in each case for the redemption prices set forth in the indenture governing our $3.5 billion senior notes. In addition, prior to April 1, 2016, we may also redeem up to 35% of the aggregate principal amount of our $3.5 billion senior notes with the net cash proceeds of certain sales of equity securities, including the sale of our common stock. The notes offered hereby are issued under different indentures from those under which our $3.5 billion senior notes were issued, do not vote together with our $3.5 billion senior notes, are not required to be redeemed on a pro rata basis with our $3.5 billion senior notes and do not trade with our $3.5 billion senior notes.

On September 21, 2010, MetroPCS consummated the sale of $1.0 billion principal amount of our 7 7/8% Senior Notes due 2018 (the “7 7/8 senior notes”), which were assumed by the Issuer in connection with the Business Combination Transaction. The 7 7/8% senior notes are unsecured obligations of the Issuer and are guaranteed by Parent and by all of the Issuer’s wholly-owned domestic restricted subsidiaries (other than certain designated special purpose entities and immaterial subsidiaries), all of the Issuer’s restricted subsidiaries that guarantee certain of the Issuer’s indebtedness and any future subsidiary of Parent that directly or indirectly owns any equity interests of the Issuer. Interest is payable on our 7 7/8% senior notes on March 1 and September 1 of each year. We may, at our option, redeem some or all of our 7 7/8% senior notes at any time on or after September 1, 2014 for the redemption prices set forth in the indenture governing our 7 7/8% senior notes. In addition, prior to September 1, 2013, we may also redeem up to 35% of the aggregate principal amount of our 7 7/8% senior notes with the net cash proceeds of certain sales of equity securities, including the sale of our common stock. The notes offered hereby are issued under different indentures from those under which our 7 7/8% senior notes were issued, do not vote together with our 7 7/8% senior notes, are not required to be redeemed on a pro rata basis with our 7 7/8% senior notes and do not trade with our 7 7/8% senior notes.

On November 17, 2010, we consummated the sale of $1.0 billion principal amount of our 6 5/8% Senior Notes due 2020 (the “6 5/8% senior notes”), which were assumed by the Issuer in connection with the Business Combination Transaction. The 6 5/8% senior notes are unsecured obligations of the Issuer and are guaranteed by Parent and by all of the Issuer’s wholly-owned domestic restricted subsidiaries (other than certain designated special purpose entities and immaterial subsidiaries), all of the Issuer’s restricted subsidiaries that guarantee certain of the Issuer’s indebtedness and any future subsidiary of Parent that directly or indirectly owns any equity interests of the Issuer. Interest is payable on our 6 5/8% senior notes on May 15 and November 15 of each year. We may, at our option, redeem some or all of our 6 5/8% senior notes at any time on or after November 15, 2015 for the redemption prices set forth in the indenture governing our 6 5/8% senior notes. In addition, prior to November 15, 2013, we may also redeem up to 35% of the aggregate principal amount of our 6 5/8% senior notes with the net cash proceeds of certain sales of equity securities, including the sale of our common stock. The notes offered hereby are issued under different indentures from those under which our 6 5/8% senior notes were issued, do not vote together with our 6 5/8% senior notes, are not required to be redeemed on a pro rata basis with our 6 5/8% senior notes and do not trade with our 6 5/8% senior notes.

The indentures governing the Deutsche Telekom Notes, including the notes being offered hereby, the 5.25% senior notes, the $3.5 billion senior notes, the 7 7/8% senior notes and the 6 5/8% senior notes contain customary events of default, covenants and other terms, including, among other things, covenants that restrict the ability of the Issuer and its subsidiaries to, inter alia, pay dividends and make certain other restricted payments, incur indebtedness and issue preferred stock, create liens on assets, sell or otherwise dispose of assets, enter into transactions with affiliates and enter new lines of business. These covenants include certain customary baskets, exceptions and incurrence-based ratio tests. The indentures governing the Existing Senior Notes, including the notes offered hereby, do not contain any financial maintenance covenants. The covenants, events of default, and other non-economic terms of the notes offered hereby are substantially identical to the covenants, events of default, and other non-economic terms of the other Existing Senior Notes.

Working Capital Facility

On May 1, 2013, we entered into a Working Capital Facility (the “Working Capital Facility”) with Deutsche Telekom, as lender, and JPMorgan Chase Bank, N.A., as administrative agent, consisting of a $500.0 million revolving credit facility that terminates April 30, 2018. The Working Capital Facility is unsecured but is guaranteed by Parent, by all of the Issuer’s wholly-owned domestic restricted subsidiaries (other than certain designated special purpose entities, a certain reinsurance subsidiary and immaterial subsidiaries), by all of the Issuer’s subsidiaries that guarantee certain of the Issuer’s indebtedness, and by any future subsidiary of Parent that directly or indirectly owns any of the Issuer’s equity interests.

The Working Capital Facility will have an availability period of up to five years. Borrowings under the Working Capital Facility bear interest at a variable rate based on the London Interbank Offered Rate plus a spread of between 250 and 300 basis points, determined by reference to the Issuer’s debt-to-cash flow ratio. Also in connection with the Working Capital Facility, the Issuer pays Deutsche Telekom an unused commitment fee, payable quarterly, ranging from 25 to 50 basis points of any undrawn portion of the Working Capital Facility, to be determined by reference to the Issuer’s debt-to-cash flow ratio.

The Working Capital Facility contains events of default, representations, warranties, covenants and other terms that are customary. The Working Capital Facility also includes a financial covenant requiring that the Issuer’s debt-to-cash flow ratio shall not exceed 4.0 to 1.0, which applies as a condition to borrowing (tested at the time of the borrowing giving pro forma effect to the borrowing) and at any time there are borrowings outstanding (tested on a quarterly basis).

Tower Transaction

Prior to the date of the Business Combination Agreement, the Issuer entered into an agreement with respect to the transfer of certain of its tower assets. On November 30, 2012, an initial closing was consummated pursuant to which nearly all of such tower assets were transferred, and the associated proceeds were received by the Issuer. On December 7, 2012, in accordance with the Business Combination Agreement, such proceeds (net of fees and expenses) were distributed to Deutsche Telekom.

DESCRIPTION OF THE NOTES OFFERED HEREBY

On April 28, 2013, the Issuer consummated the sale to Deutsche Telekom of $1.25 billion principal amount of its 6.464% Senior Notes due 2019 (the “6.464% senior notes”), $1.25 billion of its 6.542% Senior Notes due 2020 (the “6.542% senior notes”), $1.25 billion of its 6.633% Senior Notes due 2021 (the “6.633% senior notes”), $1.25 billion of its 6.731% Senior Notes due 2022 (the “6.731% senior notes”) and $600.0 million of its 6.836% Senior Notes due 2023 (the “6.836% senior notes” and, together with the 6.464% senior notes, the 6.542% senior notes, the 6.633% senior notes and the 6.731% senior notes, the “notes”; the notes together with the DT Reset Notes, the “Deutsche Telekom Notes”). The notes are unsecured obligations and are guaranteed by Parent and by all of the Issuer’s wholly-owned domestic restricted subsidiaries (other than certain designated special purpose entities, a certain reinsurance subsidiary and immaterial subsidiaries), all of the Issuer’s restricted subsidiaries that guarantee certain of the Issuer’s indebtedness and any future subsidiary of the Parent that directly or indirectly owns any equity interests of the Issuer. Interest is payable on the notes on January 28 and July 28 of each year.

We may, at our option, redeem some or all of (i) our 6.464% senior notes at any time on or after April 28, 2015, (ii) our 6.542% senior notes at any time on or after April 28, 2016, (iii) our 6.633% senior notes and 6.731% senior notes at any time on or after April 28, 2017, and (iv) our 6.836% senior notes at any time on or after April 28, 2018, in each case for the redemption prices set forth in the indenture governing the applicable notes. In addition, prior to April 28, 2016, we may also redeem up to 35% of the aggregate principal amount of each series of the notes with the net cash proceeds of certain sales of equity securities, including the sale of our common stock.

The notes are not subject to any contractual transfer restrictions, except that, pursuant to a stockholder’s agreement, Parent may postpone and delay any offering of the notes off the registration statement filed with respect to the Deutsche Telekom Notes, for a reasonable period of time up to 60 days, up to two times every twelve months. See “Risk Factors—Risks Related to the Notes—If we or our existing investors, including the selling noteholder named herein, sell our debt securities after this offering, the market price of the notes could decline.”

Pursuant to certain provisions of a noteholder agreement entered into by the Issuer and Deutsche Telekom, Deutsche Telekom or any of its subsidiaries (other than Parent, the Issuers or any of their subsidiaries), to the extent they are from time to time holders of the Deutsche Telekom Notes will have certain special rights, and will be subject to certain special restrictions, that do not apply to other holders of those notes.

See the section titled “Description of the Notes” in the accompanying prospectus for additional information regarding the notes offered by this prospectus supplement.

SELLING NOTEHOLDER

On April 30, 2013, certain transactions contemplated by the Business Combination Agreement were consummated. In contemplation of the consummation of these transactions, on April 28, 2013, T-Mobile USA issued to Deutsche Telekom senior notes in a private placement in an aggregate principal amount of $11.2 billion to refinance certain intercompany indebtedness between T-Mobile USA and its subsidiaries and Deutsche Telekom and its subsidiaries. The notes offered hereby are part of the senior notes issued by T-Mobile USA to Deutsche Telekom on April 28, 2013. A further description of these transactions is contained in our Current Report on Form 8-K filed with the SEC on May 2, 2013 and incorporated herein by reference.

The following table sets forth information with respect to the selling noteholder and the principal amount of the notes beneficially owned by the selling noteholder that is offered under this prospectus supplement. The information is based on information that has been provided to us by or on behalf of the selling noteholder named in the table, and does not necessarily indicate beneficial ownership for any other purpose.

	Principal Amount of Deutsche Telekom Notes
Selling Noteholder	Beneficially Owned Prior to the Offering	Percentage of Notes Outstanding Prior to the Offering	Notes Offered Hereby	Beneficially Owned After the Offering(3)	Percentage of Notes Outstanding After the Offering(3)
Deutsche Telekom AG(1)(2)	$11,200,000,000	100%	$5,600,000,000	$5,600,000,000	50%

(1)	The notes are held directly by Deutsche Telekom AG. The address of Deutsche Telekom AG is Friedrich-Ebert-Alle 140, 53113 Bonn, Germany.
(2)	Relationships, including certain material relationships, between us and the selling noteholder are also described in our definitive proxy statement filed with the SEC on May 17, 2013 under the section titled “Transactions with Related Persons and Approval.”
(3)	Assumes all of the notes offered by this prospectus supplement are sold.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations that may be relevant to the purchase, ownership and disposition of the notes. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations issued thereunder, published rulings and pronouncements of the Internal Revenue Service (the “IRS”) and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect.

This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to holders subject to special tax rules, such as banks and other financial institutions, insurance companies, broker-dealers, holders liable for the alternative minimum tax, traders in securities that elect mark-to-market tax treatment, U.S. expatriates, tax-exempt entities, persons that will hold the notes as a part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, entities or arrangements treated as partnerships for U.S. federal income tax purposes and partners in such partnerships and U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. In addition, this summary does not discuss any foreign, state or local tax considerations or any U.S. federal tax considerations other than income tax considerations, such as estate or gift tax considerations. This summary applies only to investors that acquire their notes in this offering for cash and that will hold their notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S federal income tax regardless of its source, or (iv) a trust, (A) the administration of which is subject to the primary supervision of a U.S. court and with respect to which one or more U.S. persons have the authority to control all substantial decisions or (B) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes. For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a note that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a beneficial owner of notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partnership considering an investment in the notes and partners in such a partnership should consult their own tax advisors about the U.S. federal income tax consequences of the purchase, ownership and disposition of notes.

We have not sought and will not seek any rulings from the IRS, with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

Prospective investors should consult their own tax advisors with regard to the application of the U.S. federal income tax laws to the purchase, ownership, and disposition of notes in light of their particular situations, as well as the application of any state, local, or foreign tax laws, or other U.S. federal tax laws, including gift and estate tax laws.

Effect of Certain Contingent Payments

In certain circumstances, we may be obligated to pay amounts on the notes that are in excess of stated interest on, or principal amount of the notes and/or the timing of payments on the notes may be affected. See, for example, “Description of the Notes—Repurchase at the Option of Holders—Change of Control Triggering Event” in the accompanying prospectus. This may cause the notes to be subject to special rules for debt instruments with contingent payments unless, as of the issue date of the notes, the likelihood of the events that would result in any such contingencies occurring is “remote” and/or such contingencies, in the aggregate, are considered “incidental.” We intend to take the position that such contingencies should be treated as remote and/or incidental, as of the issue date of the notes, within the meaning of the applicable U.S. Treasury Regulations and, accordingly, we do not intend to treat the notes as contingent payment debt instruments. Under applicable U.S. Treasury Regulations, our determination that such contingencies are remote and/or incidental is binding on all holders of the notes (other than holders that properly disclose to the IRS that they are taking a different position) but is not binding on the IRS. The IRS may take a contrary position, which, if sustained, could require holders subject to U.S. federal income taxation to accrue ordinary interest income on the notes at a rate in excess of the stated interest rate and to treat any gain recognized on a sale or other taxable disposition of a note as ordinary interest income rather than as capital gain. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

U.S. Holders

Stated interest.     A U.S. Holder must generally include stated interest on a note (other than any portion of the interest payment on a note due on January 28, 2014 that is attributable to accrued but unpaid interest at the time that such U.S. Holder acquired the note pursuant to this offering) in income as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. The portion of the interest payment on a note due on January 28, 2014 equal to the amount of accrued but unpaid interest at the time that such U.S. Holder acquired the note pursuant to this offering should be treated as a return of capital (and should reduce the U.S. Holder’s adjusted tax basis in the note).

Amortizable bond premium.    If a U.S. Holder purchases a note for an amount (excluding any payment in respect of accrued and unpaid interest as of the acquisition date, as described above) in excess of the sum of all amounts payable on the note (other than in respect of stated interest), such excess will be considered “amortizable bond premium.” For this purpose, in determining the sum of all amounts payable on a note , it will initially be assumed that we will exercise our rights to call the notes at a premium, and subsequent adjustments may be made if we do not in fact exercise such call rights. This assumption may eliminate, reduce or defer any amortization deductions.

A U.S. Holder may elect to reduce the amount required to be included in income each year with respect to stated interest on a note by the amount of amortizable bond premium allocable to that year, based on a constant-yield method (and taking into account the foregoing assumptions). U.S. Holders should consult their own tax advisors about these rules. If a U.S. Holder makes the election to amortize bond premium, such election will apply to all debt instruments (other than debt instruments the interest on which is excludable from gross income) held by the U.S. Holder on or after the first day of the first taxable year to which the election applies, and the election may not be revoked without the consent of the IRS.

Sale, exchange, retirement or other taxable disposition of notes.    Upon a sale, exchange, retirement or other taxable disposition of notes, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of cash and the fair market value of any property received on such disposition (other than any cash or property attributable to accrued but unpaid stated interest, which will be treated as interest as described above under “—Stated Interest” to the extent not previously included in income) and (ii) the U.S. Holder’s adjusted tax basis in such notes. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such U.S. Holder (reduced by any amount previously received by such U.S. Holder that is attributable to accrued but unpaid interest at the time that such U.S. Holder acquired the note pursuant to this offering), increased by any market discount the U.S. Holder has elected to include in income prior to the disposition (as discussed below) and decreased by any amortizable bond premium previously amortized. Subject to the market discount rules discussed below, any such gain or loss generally will be treated as capital gain or loss and will be treated as long-term capital gain or loss if the U.S. Holder’s holding period for the notes exceeds one year at the time of the disposition. Long-term capital gains of non-corporate taxpayer are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Market discount.    If a U.S. Holder purchases a note at a price (excluding any payment in respect of accrued and unpaid interest as of the acquisition date, as described above) that is lower than the note’s stated principal amount by 0.25% or more of the stated principal amount, multiplied by the number of remaining whole years to maturity, the note will be considered to bear “market discount” in an amount equal to such difference. In such event, unless a U.S. Holder elects to include the market discount in income (as ordinary income) currently as it accrues, any gain a U.S. Holder realizes on the disposition of the note generally will be treated as ordinary income to the extent of the market discount that accrued on the note during such U.S. Holder’s holding period. In addition, the U.S. Holder may be required to defer the deduction of all or a portion of the interest paid on any indebtedness that such U.S. Holder incurred or maintained to purchase or carry the note. In general, market discount will be treated as accruing ratably over the life of the note unless the U.S. Holder elects to accrue such market discount on a constant-yield method.

If a U.S. Holder makes an election to include market discount in income currently as it accrues, such election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies, and the election may not be revoked without the consent of the IRS.

Additional tax on net investment income.    Certain U.S. Holders that are not corporations and whose income exceeds certain thresholds generally will be subject to a 3.8% tax (the “Medicare tax”) on their “net investment income” for the taxable year. A U.S. Holder’s net investment income generally will include any interest income or gain recognized by such U.S. Holder with respect to the notes, unless such interest income or gain is derived in the ordinary course of the conduct of such U.S. Holder’s trade or business (other than a trade or business that consists of certain passive or trading activities). Prospective U.S. Holders that are not corporations should consult their own tax advisors with respect to the application of the Medicare tax to their purchase, ownership and disposition of notes.

Non-U.S. Holders

Interest.    Subject to the discussion under “Information Reporting and Backup Withholding” below, payments of interest on the notes to a Non-U.S. Holder generally will be exempt from U.S. federal income tax and U.S. federal withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are a “related person” (as provided in

Section 864(d)(4) of the Code), (iii) such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, and (iv) the Non-U.S. Holder certifies, under penalties of perjury, on IRS Form W-8BEN (or other applicable Form W-8) that it is not a “U.S. person” (as defined in the Code) and provides its name, address and certain other required information, or certain other certification requirements are satisfied.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest on the notes made to a Non-U.S. Holder that are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States generally will be subject to U.S. federal withholding at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). In order to claim a reduced rate of or exemption from U.S. federal income tax withholding under an applicable income tax treaty, a Non-U.S. Holder generally must complete IRS Form W-8BEN and claim this reduction or exemption on the form prior to the payment date. A Non-U.S. Holder eligible for an exemption from or reduced rate of U.S. federal withholding tax under an applicable income tax treaty generally may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

If interest on the notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, such interest generally will not be subject to U.S. federal withholding tax provided that the Non-U.S. Holder complies with applicable certification and other requirements (generally by providing a properly completed and executed IRS Form W-8ECI). Instead, such interest generally will be subject to U.S. federal income tax on a net income basis at the graduated rates applicable to U.S. persons (or such lower rate as may be specified by an applicable income tax treaty). In addition, with respect to corporate Non-U.S. Holders, a “branch profits tax” (at a 30% rate or lower rate specified by an applicable income tax treaty) may apply to any “effectively connected earnings and profits” (subject to adjustments).

Sale, exchange, retirement or other taxable disposition of notes.    Subject to the discussion below under “Information Reporting and Backup Withholding” and except with respect to accrued but unpaid interest, which will be taxable as described above under “Interest,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax or U.S. federal withholding tax on any gain realized upon a sale, exchange, retirement or other taxable disposition of a note, unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder within the United States), in which case, such gain generally will be subject to U.S. federal income tax on a net income basis at the graduated rates applicable to U.S. persons and, with respect to corporate Non U.S.-Holders, an additional “branch profits tax” (at a 30% rate or lower rate specified by an applicable income tax treaty) may apply to any “effectively connected earnings and profits” (subject to adjustments), or (ii) such Non-U.S. Holder is an individual who has been present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, in which case, such holder generally will be subject to U.S. federal income tax at a 30% rate (unless otherwise provided pursuant to an applicable income tax treaty) on the gain derived from the disposition, which may be offset by certain U.S. source capital losses realized during the same taxable year, if any.

Additional tax on net investment income.    It is unclear whether the newly enacted Medicare tax on unearned income (discussed in more detail above under “—U.S. Holders—Additional tax on net investment income”) applies to Non-U.S. Holders that are estates or trusts and that have one or more U.S. beneficiaries. Prospective Non-U.S. Holders that are estates or trusts with one or more U.S. beneficiaries should consult their own tax advisors with respect to the application of the newly enacted Medicare tax to their purchase, ownership and disposition of notes.

Information Reporting and Backup Withholding

U.S. Holders.    Payments of interest on, and the proceeds of the sale, exchange, redemption or other taxable disposition of, a note generally are subject to information reporting unless the U.S. Holder is an exempt recipient and appropriately establishes that exemption. Such payments may be subject to U.S. federal backup withholding tax at the applicable rate if the U.S. Holder fails to supply a properly completed and executed IRS Form W-9 providing such U.S. Holder’s taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders.    We (or our paying agent) generally must report annually to the IRS and to each Non-U.S. Holder the amount of interest paid on the notes and the amount of tax, if any, withheld with respect to such payments. Copies of any such information returns filed with the IRS may be made available by the IRS, under the provisions of a specific treaty or agreement, to the tax authorities of the country in which the Non-U.S. Holder resides. Backup withholding generally will not apply to interest payments made to a Non-U.S. Holder in respect of the notes if such Non-U.S. Holder furnishes us or our paying agent with a properly completed and executed applicable IRS Form W-8 certifying as to its non-U.S. status or otherwise establishes an exemption.

The payment of proceeds from a Non-U.S. Holder’s sale, exchange, redemption or other taxable disposition of notes to or through the U.S. office of any broker, domestic or foreign, generally will be subject to information reporting and backup withholding unless such holder provides a properly completed and executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying as to its non-U.S. status under penalties of perjury or otherwise establishing an exemption. The payment of proceeds from a Non-U.S. Holder’s disposition of a note to or through a non-U.S. office of either a U.S. broker or a non-U.S. broker with certain specified United States connections generally will be subject to information reporting (but generally not backup withholding) unless such broker has documentary evidence in its files that such Non-U.S. Holder is not a U.S. person. Neither information reporting nor backup withholding will apply to a payment of proceeds from a Non-U.S. Holder’s disposition of notes by or through a non-U.S. office of a non-U.S. broker without certain specified United States connections.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

UNDERWRITING

Deutsche Bank Securities Inc. is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling noteholder and the underwriters, the selling noteholder has agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling noteholder, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount
	6.464% Senior Notes	6.542% Senior Notes	6.633% Senior Notes	6.731% Senior Notes	6.836% Senior Notes
Deutsche Bank Securities Inc.	$208,334,000	$208,334,000	$208,334,000	$208,334,000	$100,000,000
Citigroup Global Markets Inc.	208,334,000	208,334,000	208,334,000	208,334,000	100,000,000
Credit Suisse Securities (USA) LLC	208,333,000	208,333,000	208,333,000	208,333,000	100,000,000
Goldman, Sachs & Co.	208,333,000	208,333,000	208,333,000	208,333,000	100,000,000
J.P. Morgan Securities LLC	208,333,000	208,333,000	208,333,000	208,333,000	100,000,000
Morgan Stanley & Co. LLC	208,333,000	208,333,000	208,333,000	208,333,000	100,000,000

Total	$1,250,000,000	$1,250,000,000	$1,250,000,000	$1,250,000,000	$600,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling noteholder have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering, the public offering price or any other term of the offering may be changed. The underwriters may offer and sell notes through certain of their affiliates.

The selling noteholder will pay any underwriting discounts and commissions and any related legal and other expenses they incur in disposing of their notes. We will bear all other costs, fees and expenses of this offering, which are estimated at $1.1 million.

No Market for the Notes

There is no established trading market for the notes. The notes will not be listed on any national securities exchange or included on any automated dealer quotation system. The selling noteholder has been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. No assurance can be given as to liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither the selling noteholder nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither the selling noteholder nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates or the selling noteholder or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates or the selling noteholder or its affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each Manager has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Issuer or any Manager to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression of an offer of notes to the public in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the selling noteholder; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Certain legal matters regarding the notes and us will be passed upon by Perkins Coie LLP, Seattle, Washington. Certain legal matters relating to the selling noteholder will be passed upon by Wachtell, Lipton, Rosen & Katz, New York, New York. Certain legal matters relating to the underwriters will be passed upon by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The audited historical financial statements of T-Mobile USA, Inc. incorporated in this prospectus supplement by reference to Exhibit 99.1 to T-Mobile US, Inc.’s Current Report on Form 8-K dated June 18, 2013, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of MetroPCS Communications, Inc. and subsidiaries incorporated in this prospectus supplement by reference from MetroPCS Communications, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012 and the effectiveness of MetroPCS Communications, Inc.’s and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a registration statement on Form S-3 that we filed with the SEC. That registration statement contains more information than this prospectus supplement and the accompanying prospectus regarding us and the notes, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed below or from the SEC’s website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at their Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 for more information. Our filings with the SEC are also available on our website at www.t-mobile.com. The information on our website is not incorporated by reference in this prospectus or any prospectus supplement and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information filed with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, as amended, prior to the termination of the offering under this prospectus supplement and the accompanying prospectus (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):

•	Parent’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 1, 2013;

•	Parent’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013, filed with the SEC on April 25, 2013 and August 8, 2013, respectively;

•

Parent’s Current Reports on Form 8-K filed with the SEC on February 7, 2013 (two filings), February 26, 2013, March 14, 2013, March 22, 2013, April 15, 2013, April 24, 2013, May 2, 2013, May 8, 2013, June 4, 2013, June 10, 2013, June 18, 2013, August 14, 2013 (two filings) and August 22, 2013, and the Current Reports on Form 8-K/A filed on May 8, 2013 and June 4, 2013; and

•	The information under the section entitled “Transactions with Related Persons and Approval” in Parent’s Definitive Proxy Statement on Schedule 14A filed with the SEC on May 17, 2013.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

David A. Miller

Executive Vice President, General Counsel and Secretary

T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

(425) 383-4000

PROSPECTUS

$1,250,000,000 6.464% Senior Notes due 2019 of T-Mobile USA, Inc.

$1,250,000,000 Senior Reset Notes due 2019 of T-Mobile USA, Inc.

$1,250,000,000 6.542% Senior Notes due 2020 of T-Mobile USA, Inc.

$1,250,000,000 Senior Reset Notes due 2020 of T-Mobile USA, Inc.

$1,250,000,000 6.633% Senior Notes due 2021 of T-Mobile USA, Inc.

$1,250,000,000 Senior Reset Notes due 2021 of T-Mobile USA, Inc.

$1,250,000,000 6.731% Senior Notes due 2022 of T-Mobile USA, Inc.

$1,250,000,000 Senior Reset Notes due 2022 of T-Mobile USA, Inc.

$600,000,000 6.836% Senior Notes due 2023 of T-Mobile USA, Inc.

$600,000,000 Senior Reset Notes due 2023 of T-Mobile USA, Inc.

535,286,077 Shares of Common Stock of T-Mobile US, Inc.

On April 28, 2013, T-Mobile USA, Inc. (“T-Mobile USA” or “Issuer”), a wholly-owned subsidiary of T-Mobile US, Inc., formerly known as MetroPCS Communications, Inc. (“Parent” or the “Company”), issued $5.6 billion in aggregate principal amount of senior permanent notes (the “senior permanent notes”) and $5.6 billion in aggregate principal amount of senior reset notes (the “senior reset notes”, and together with the senior permanent notes, the “notes”) to the selling securityholder named herein in a private placement in connection with the consummation of the transactions contemplated by the Business Combination Agreement dated October 3, 2012, as amended (the “Business Combination Agreement”), among Deutsche Telekom AG (“Deutsche Telekom”), T-Mobile Global Zwischenholding GmbH, a direct wholly-owned subsidiary of Deutsche Telekom (“Global”), T-Mobile Global Holding GmbH, a direct wholly-owned subsidiary of Global (“Holding”), T-Mobile USA, formerly a direct wholly-owned subsidiary of Holding, and Parent. We refer to the transactions contemplated by the Business Combination Agreement as the Business Combination Transaction. In addition, on April 30, 2013, Parent issued 535,286,077 shares of its common stock (the “Acquisition Shares”) to the selling securityholder named herein in connection with the Business Combination Transaction. This prospectus relates to the resale by the selling securityholders of the notes and the Acquisition Shares. We will not receive any of the proceeds from the sale of the notes or the Acquisition Shares by the selling securityholders.

The notes were issued in ten series, with initial interest rates ranging from 5.578% to 6.836% per annum and maturity dates ranging from April 28, 2019 to April 28, 2023. The interest rate applicable to the senior reset notes will be reset two, two and a half or three years, as applicable, after the issue date of such notes. See “Description of Notes—Principal, Maturity and Interest.” Interest on each series of senior permanent notes will be paid on July 28 and January 28 of each year, commencing on July 28, 2013. Interest on each series of senior reset notes will be paid on April 28 and October 28 of each year, commencing on October 28, 2013.

The notes of each series will be redeemable, in whole or in part, at any time on or after the dates and at the redemption prices specified under “Description of Notes—Optional Redemption” plus accrued and unpaid interest to, but not including, the redemption date. Issuer may redeem up to 35% of the aggregate principal amount of each series of notes before the dates specified under “Description of Notes—Optional Redemption” with the net cash proceeds from certain equity offerings, subject to certain conditions. Issuer also may redeem each series of notes prior to the dates specified under “Description of Notes—Optional Redemption” at a specified redemption price plus an applicable premium, plus accrued and unpaid interest to, but not including, the redemption date.

If Issuer experiences certain change of control triggering events, Issuer will be required to offer to purchase each series of notes at a repurchase price equal to 101% of the principal amount, plus accrued and unpaid interest to, but not including, the repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Change of Control Triggering Event.”

The notes are senior unsecured obligations of Issuer and rank equally with all of the other senior unsecured debt and future senior unsecured debt of Issuer. The notes are unconditionally guaranteed on a senior unsecured basis by Parent and certain subsidiary guarantors.

The notes are not listed on any securities exchange or included in any automated quotation system. Parent’s common stock is listed on the New York Stock Exchange under the symbol “TMUS.” On June 17, 2013, the closing sale price of Parent’s common stock on the New York Stock Exchange was $22.32 per share.

Investing in our securities involves risks. See “Risk Factors” on page 7 of this prospectus, and any applicable prospectus supplement, and in the documents which are incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 18, 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling securityholders named in this prospectus may offer and sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities the selling securityholders may offer. Each time a selling securityholder offers the securities described in this prospectus, the selling security holder is required to provide you with this prospectus, and in certain cases, a prospectus supplement. A prospectus supplement may add, update or change information contained in this prospectus. This prospectus does not contain all the information provided in the registration statement filed with the SEC. You should carefully read both this prospectus and any prospectus supplement together with the additional information described below under “Information Incorporated By Reference” before you make an investment decision.

You should rely only on the information contained in or incorporated by reference into this prospectus or any accompanying prospectus supplement. Neither we nor the selling securityholders have authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities.

This prospectus and any accompanying prospectus supplement may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners. References in this prospectus to the “Company,” “we,” “us” and “our” are to T-Mobile US, Inc. and its subsidiaries. The term “you” refers to a prospective investor.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at their Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 for more information. Our filings with the SEC are also available on our website at www.t-mobile.com. The information on our website is not incorporated by reference in this prospectus or any prospectus supplement and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, and later information filed with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, as amended (the “Exchange Act”), prior to the termination of the offering under this prospectus and any prospectus supplement (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):

•	Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 1, 2013;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed with the SEC on April 25, 2013;

•

Current Reports on Form 8-K filed with the SEC on February 7, 2013 (two filings), February 26, 2013, March 14, 2013, March 22, 2013, April 15, 2013, April 24, 2013, May 2, 2013, May 8, 2013, June 4, 2013, June 10, 2013 and June 18, 2013, and the Current Reports on Form 8-K/A filed on May 8, 2013 and June 4, 2013;

•	The Definitive Proxy Statement on Schedule 14A for a special meeting of stockholders, as amended, filed with the SEC on March 12, 2013;

•	The information under the section entitled “Transactions with Related Persons and Approval” in our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 17, 2013; and

•

The description of our common stock contained in the Registration Statement on Form 8-A/A filed with the SEC on May 2, 2013 including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

David A. Miller

Executive Vice President, General Counsel and Secretary

T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

(425) 383-4000

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents referred to or incorporated by reference herein contain “forward-looking statements” within the meaning of the U.S. federal securities laws. Any such statements made that are not statements of historical fact, including statements about plans, prospects, expected future financial condition, results of operations, cash flows, dividends and dividend plans, objectives, beliefs, financing plans, business strategies, budgets, goals, future events, future revenues or performance, financing needs, outcomes of litigation, projected costs, operating metrics, competitive positions, acquisitions, investment opportunities, integration, cost savings, capital expenditures, synergies, growth opportunities, dispositions, plans and objectives of management for future operations and any other information that is not historical information, are forward-looking statements. Generally, forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “views,” “may,” “will,” “forecast,” and other similar expressions. The forward-looking statements speak only as of the date made, are based on current assumptions and expectations, and involve a number of risks and uncertainties. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the factors identified under “Risk Factors” below and the risk factors incorporated by reference herein, and the following:

•	our ability to compete in the highly competitive U.S. wireless telecommunications industry;

•	adverse conditions in the U.S. and international economies and markets;

•	our ability to successfully integrate the MetroPCS and T-Mobile USA businesses and realize the expected synergies and other benefits from the Business Combination Transaction;

•	the effects of Deutsche Telekom’s controlling interest in us and its rights as a controlling stockholder and a holder of a substantial amount of our debt securities;

•	our significant capital commitments and the capital expenditures required to effect our business plan;

•	our significant amount of indebtedness and the limitations and obligations imposed by the provisions thereof;

•	our ability to adapt to future changes in technology, enhance existing offerings, and introduce new offerings to address customers’ changing demands;

•	write-offs or changes in our accounting assumptions;

•	the outcome of any pending, threatened or potential litigation;

•	changes in legal and regulatory requirements, including any change or increase in restrictions on our ability to operate our network;

•	our ability to successfully maintain and improve our network, and the possibility of incurring additional costs in doing so;

•	major equipment failures;

•	security breaches related to the network or customer information;

•	severe weather conditions or other force majeure events;

•	disruptions of our key supply relationships;

•	our ability to attract and retain key members of management and train personnel; and

•	the availability of additional spectrum, our ability to secure additional spectrum, or secure it at acceptable prices, when we need it.

Additional information concerning these and other risk factors is contained in our Current Report on Form 8-K filed with the SEC on May 8, 2013 and in the documents incorporated herein by reference. Forward-looking statements herein or in documents incorporated herein by reference speak only as of the date of this registration statement or the applicable document incorporated herein by reference (or such earlier date as may be specified therein), as applicable, are based on current assumptions and expectations or assumptions and expectations as of the date of the document incorporated herein by reference, and are subject to the factors above, among other things, and involve risks, uncertainties, events, circumstances and assumptions, many of which are beyond our ability to control or predict. You should not place undue reliance on these forward-looking statements. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PROSPECTUS SUMMARY

This summary does not include all of the information you should consider before deciding to purchase any notes or shares of our common stock. Please review this entire prospectus and the information incorporated by reference herein, including the risk factors and our consolidated financial statements and related notes, before you decide to purchase any notes or shares of our common stock.

Our Company

T-Mobile US, Inc., formerly known as MetroPCS Communications, Inc., is a wireless telecommunications carrier that offers postpaid and prepaid mobile communications services primarily through the T-Mobile and MetroPCS brands. As of March 31, 2013, we provide services to more than 42 million customers.

We were originally incorporated in the State of Delaware in 2004 under the name MetroPCS, Inc., and our name was subsequently changed to MetroPCS Communications, Inc. in July 2004. In May 2013, in connection with the Business Combination Transaction described below, our name was changed to T-Mobile US, Inc. Our corporate headquarters and principal executive offices are located at 12920 SE 38th Street, Bellevue, Washington 98006. Our telephone number is (425) 378-4000. We maintain a website at www.t-mobile.com where our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports are available without charge, as soon as reasonably practicable following the time they are filed with or furnished to the SEC. The information on or accessible through our website is not incorporated into or part of this prospectus. You may read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains an electronic Internet site that contains our reports, proxy and information statements, and other information at www.sec.gov.

MetroPCS and T-Mobile USA Business Combination Transaction

On April 30, 2013, the transactions contemplated by the Business Combination Agreement dated October 3, 2012, by and among Deutsche Telekom AG (“Deutsche Telekom”), T-Mobile Global Zwischenholding GmbH, a direct wholly-owned subsidiary of Deutsche Telekom (“Global”), T-Mobile Global Holding GmbH, a direct wholly-owned subsidiary of Global (“Holding”), T-Mobile USA, Inc., formerly a direct wholly-owned subsidiary of Holding, and T-Mobile US, Inc. (formerly known as MetroPCS Communications, Inc.) were consummated. Pursuant to the terms of the Business Combination Agreement, among other things:

•

our certificate of incorporation was amended and restated to, among other things, effect a recapitalization that included a reverse stock split pursuant to which each share of our common stock outstanding as of the effective time of the reverse stock split now represents one-half of a share of our common stock;

•

as part of the recapitalization, we made a payment in cash, which we refer to as the cash payment, in the aggregate amount of $1.5 billion, without interest (or approximately $4.05 per share pre-reverse stock split of common stock), to the record holders of our common stock immediately following the effective time of the reverse stock split;

•

immediately following the cash payment, we acquired from Deutsche Telekom’s subsidiary, Holding, all of the shares of capital stock of T-Mobile USA in consideration for newly-issued shares of common stock representing approximately 74% of our outstanding common stock on a fully-diluted basis, which we refer to as the Acquisition Shares;

•	our name was changed from “MetroPCS Communications, Inc.” to “T-Mobile US, Inc.”; and

•

we and Deutsche Telekom entered into a Stockholder’s Agreement, which we refer to as the Stockholder’s Agreement, which sets forth certain governance, registration and other rights of Deutsche Telekom. See “Description of Capital Stock.”

In addition, following the closing of the transactions summarized above, MetroPCS, Inc., a direct wholly-owned subsidiary of ours, merged with and into its direct wholly-owned subsidiary MetroPCS Wireless, Inc., with MetroPCS Wireless, Inc. continuing as the surviving entity and, immediately thereafter, MetroPCS Wireless, Inc. merged with and into T-Mobile USA, with T-Mobile USA continuing as the surviving entity and our wholly-owned subsidiary. We refer to the transactions contemplated by the Business Combination Agreement collectively as the Business Combination Transaction.

In connection with the Business Combination Transaction, T-Mobile USA issued notes in an aggregate principal amount of $11.2 billion, which are the notes offered by this prospectus, to Deutsche Telekom to refinance certain intercompany indebtedness between T-Mobile USA and its subsidiaries and Deutsche Telekom and its subsidiaries (other than T-Mobile USA and its subsidiaries). In addition, Deutsche Telekom made available for the benefit of T-Mobile USA a revolving unsecured credit facility with a maximum principal amount of $500.0 million to be used for working capital and other general corporate purposes, which we refer to as the working capital facility.

Although T-Mobile US, Inc. (formerly known as MetroPCS Communications, Inc.) was the legal acquirer of T-Mobile USA, Inc. in the Business Combination Transaction, for accounting purposes, the Business Combination Transaction is treated as a “reverse acquisition,” and T-Mobile USA is treated as the accounting acquirer. As a result of reverse acquisition accounting, T-Mobile USA’s historical financial statements have become our financial statements for financial reporting purposes after the consummation of the Business Combination Transaction.

The Notes

This prospectus relates to the resale of the notes described herein by the selling securityholder identified under “Selling Securityholders” below.

Issuer	T-Mobile USA, Inc.

Notes Offered	$1,250,000,000 6.464% Senior Notes due 2019

$1,250,000,000 Senior Reset Notes due 2019

$1,250,000,000 6.542% Senior Notes due 2020

$1,250,000,000 Senior Reset Notes due 2020

$1,250,000,000 6.633% Senior Notes due 2021

$1,250,000,000 Senior Reset Notes due 2021

$1,250,000,000 6.731% Senior Notes due 2022

$1,250,000,000 Senior Reset Notes due 2022

$600,000,000 6.836% Senior Notes due 2023

$600,000,000 Senior Reset Notes due 2023

Maturity	6.464% Senior Notes due 2019 – April 28, 2019

Senior Reset Notes due 2019 – April 28, 2019

6.542% Senior Notes due 2020 – April 28, 2020

Senior Reset Notes due 2020 – April 28, 2020

6.633% Senior Notes due 2021 – April 28, 2021

Senior Reset Notes due 2021 – April 28, 2021

6.731% Senior Notes due 2022 – April 28, 2022

Senior Reset Notes due 2022 – April 28, 2022

6.836% Senior Notes due 2023 – April 28, 2023

Senior Reset Notes due 2023 – April 28, 2023

Interest Payment Dates for Senior Permanent Notes	July 28 and January 28 of each year, beginning on July 28, 2013.

Interest Payment Dates for Senior Reset Notes	April 28 and October 28 of each year, beginning on October 28, 2013.

Interest Rate Reset on Senior Reset Notes	The interest rate applicable to the senior reset notes will be reset two, two and a half or three years, as applicable, after the issue date of such notes. See “Description of Notes—Principal, Maturity and Interest.”

Optional Redemption	The notes of each series are redeemable, in whole or in part, at any time on or after the dates and at the redemption prices specified under “Description of Notes—Optional Redemption” plus accrued and unpaid interest to, but not including, the redemption date. Issuer may redeem up to 35% of the aggregate principal amount of each series of notes before the dates specified under “Description of Notes—Optional Redemption” with the net cash proceeds from certain equity offerings, subject to certain conditions. Issuer also may redeem each series of notes prior to the dates specified under “Description of Notes—Optional Redemption” at a specified redemption price plus an applicable premium, plus accrued and unpaid interest to, but not including, the redemption date.

Mandatory Redemption	Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes.
Ranking	The notes are Issuer’s general unsecured, unsubordinated obligations. Accordingly, they rank:

•	senior in right of payment to any future subordinated indebtedness of Issuer to the extent that such indebtedness provides by its terms that it is subordinated to the notes;

•

pari passu in right of payment with any of Issuer’s existing and future indebtedness and other liabilities that are not by their terms subordinated in right of payment to the notes, including, without limitation, our Existing Senior Notes (as defined in “Description of Notes—Certain Definitions” below);

•	effectively subordinated to Issuer’s existing and future secured indebtedness, to the extent of the value of Issuer’s assets constituting collateral securing that indebtedness; and

•	structurally subordinated to any existing and future indebtedness and other liabilities and preferred stock of Issuer’s non-guarantor subsidiaries.

Note Guarantees	Issuer’s obligations under the notes are jointly and severally guaranteed by Parent, Issuer’s wholly-owned domestic restricted subsidiaries (other than certain designated special purpose entities, a certain reinsurance subsidiary and immaterial subsidiaries). Issuer’s obligations under the notes will be guaranteed by any future wholly-owned domestic restricted subsidiary of Issuer (other than certain designated special purpose entities, a certain reinsurance subsidiary and immaterial subsidiaries), all of Issuer’s restricted subsidiaries that guarantee certain of its indebtedness, and any future subsidiary of Parent that directly or indirectly owns any equity interests of Issuer. See “Description of Notes—The Note Guarantees.” Each guarantee of the notes is a unsecured, unsubordinated obligation of that guarantor and ranks:

•

senior in right of payment to any future subordinated indebtedness of that guarantor to the extent that such indebtedness provides by its terms that it is subordinated in right of payment to such guarantor’s guarantee of the notes;

•

pari passu in right of payment with any existing and future indebtedness and other liabilities of that guarantor that are not by their terms subordinated to the notes, including, without limitation, any guarantees of our Existing Senior Notes;

•

effectively subordinated to that guarantor’s existing and future secured indebtedness, to the extent of the value of the assets of such guarantor constituting collateral securing that indebtedness; and

•	structurally subordinated to all of the liabilities and preferred stock of any subsidiaries of such guarantor that do not guarantee the notes.

Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit the ability of Issuer and its restricted subsidiaries to:

•	incur more debt;

•	pay dividends and make distributions;

•	make certain investments;

•	repurchase stock;

•	create liens or other encumbrances;

•	enter into transactions with affiliates;

•	enter into agreements that restrict dividends or distributions from subsidiaries; and

•	merge, consolidate or sell, or otherwise dispose of, substantially all of their assets.

These covenants are subject to a number of important limitations and exceptions that are described later in this prospectus under the caption “Description of Notes—Certain Covenants.” If the notes are assigned an investment grade rating by at least two of Standard & Poor’s Rating Services (“Standard & Poor’s”), Moody’s Investors Service, Inc. (“Moody’s”) and Fitch Ratings, Inc. (“Fitch”) and no default has occurred or is continuing, certain covenants will cease to apply and will not be later reinstated even if the rating of the notes should subsequently decline. See “Description of Notes—Certain Covenants—Changes in Covenants When Notes Rated Investment Grade.”

Asset Sale Proceeds	If Issuer or its restricted subsidiaries engage in certain types of asset sales, Issuer generally must use the net cash proceeds from the sale either to make investments in its business (through capital expenditures, acquisitions or otherwise) or to repay permanently debt under credit facilities or secured by assets sold within a certain period of time after such sale; otherwise Issuer, subject to certain conditions, must make an offer to purchase a principal amount of the notes and other pari passu indebtedness equal to the excess net cash proceeds. The purchase price of the notes of each series would be 100% of their principal amount, plus accrued and unpaid interest, to, but not including, the repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Asset Sales.”

Change of Control Triggering Event	If Issuer experiences certain change of control triggering events, Issuer must make an offer to each holder to repurchase the notes of each series at a price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the purchase date. See “Description of Notes—Repurchase at the Option of Holders—Change of Control Triggering Event.”

Use of Proceeds	We will not receive any of the proceeds from the sale of the notes by the selling securityholder.

Absence of Public Market for the Notes	There is currently no established trading market for the notes. As a result, a liquid market for the notes may not be available if you wish to sell your notes. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

Risk Factors	You should consider carefully all of the information set forth in this prospectus and, in particular, you should carefully evaluate the specific factors under “Risk Factors” beginning on page 7 of this prospectus and those risk factors incorporated by reference herein.

The Acquisition Shares

This prospectus also relates to the resale of 535,286,077 shares of our common stock held by the selling securityholder identified under “Selling Securityholders” below. These shares, which we refer to in this prospectus as the Acquisition Shares, were issued to such selling securityholder in connection with the Business Combination Transaction. However, the selling securityholder is prohibited from publicly transferring any of the Acquisition Shares during the 18-month period after the closing of the Business Combination Transaction, subject to certain exceptions. We will not receive any of the proceeds from the sale of the Acquisition Shares by the selling securityholder.

RISK FACTORS

An investment in the notes and our shares of common stock involves a high degree of risk. Prior to making a decision about investing in the notes or shares of our common stock, in addition to the specific risk factors set forth below, you should carefully consider the risks and other information included or incorporated by reference in this prospectus, including the risk factors included in our Current Report on Form 8-K filed with the SEC on May 8, 2013. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may affect our business, financial condition and operating results. If any of these risks actually occurs, our business, financial condition and operating results could suffer, and you could lose all or part of your investment.

Risks Related to the Notes

Our substantial indebtedness could adversely affect our business, financial condition and operating results and senior creditors would have a secured claim to any collateral securing the debt owed to them.

We have a significant amount of debt. As of March 31, 2013, on a pro-forma basis after giving effect to the consummation of the Business Combination Transaction, we had approximately $16.7 billion of outstanding principal on our indebtedness (not including approximately $2.46 billion in long-term financial obligations relating to the tower transaction) and $500 million available for borrowing under the working capital facility.

Our ability to make payments on our debt, to repay existing indebtedness when due and to fund operations and significant planned and unplanned capital expenditures will depend on our ability to generate cash in the future. Our ability to produce cash from operations is subject to a number of risks, including:

•	introduction of new products and services by us or our competitors, changes in service plans or pricing by us or our competitors, or promotional offers;

•	customers’ acceptance of our service offerings;

•	our ability to maintain a sufficiently competitive cost structure; and

•	our ability to continue to grow our customer base and achieve projected or targeted levels of churn.

Our debt service obligations could have material adverse effects on our operations and financial results, including by:

•	limiting our ability to borrow money or sell stock to fund our operational, financing or strategic needs;

•	limiting our flexibility in planning for, or reacting to, changes in our business or the communications industry or pursuing growth opportunities;

•	reducing the amount of cash available for other operational or strategic needs; and

•	placing us at a competitive disadvantage to our competitors who are less leveraged than we are.

Any of these risks could impair our ability to fund our operations or limit our ability to obtain additional spectrum, or limit our ability to expand our business as planned, which could have a material adverse effect on our business, financial condition, and operating results.

In addition, a substantial portion of our debt, including the senior reset notes and the working capital facility, bears interest at fixed rates subject to a “reset” two, two and a half, or three years after the closing of the Business Combination Transaction or at a variable rate. The reset will cause the interest rate of the relevant debt securities to be recalculated according to a formula which depends in part upon designated indices (which are tied to market yields for certain securities) and other benchmark debt securities, only a portion of which is calculated based on the trading prices of our indebtedness. See “Description of the Notes—Principal, Maturity

and Interest.” If market interest rates increase, variable-rate debt and debt at fixed rates subject to a “reset”, on the reset date and thereafter, will create higher debt service requirements, which could adversely affect our cash flow. While we may enter into agreements limiting our exposure to higher interest rates in the future, any such agreements may not offer complete protection from this risk, and any portion not subject to such agreements would have full exposure to higher interest rates. Interest rates for such benchmark indices and debt securities are highly sensitive to many factors, including domestic and international economic and political conditions, policies of governmental and regulatory agencies, developments affecting the financial or operating results or prospects of the issuer of the benchmark securities or of securities referenced in the benchmark indices, and other factors beyond our control. As a result, a significant increase in these interest rates at the time that the relevant debt securities are recalculated could have an adverse effect on our financial position and results of operations.

Even with our current levels of indebtedness, we may incur additional indebtedness. This could further exacerbate the risks associated with our leverage.

Although we have substantial indebtedness, we may still incur significantly more debt, which could further reduce the cash available to invest in operations. The terms of the agreements governing our long-term indebtedness allow, and the terms of the agreements governing the long-term indebtedness of us would allow, for the incurrence of additional indebtedness by us and our subsidiaries, subject to specified limitations. The more leveraged we become, the more we, and in turn the holders of our securities, become exposed to the risks described above in the risk factor entitled “Our substantial indebtedness could adversely affect our business, financial condition and operating results and senior creditors would have a secured claim to any collateral securing the debt owed to them.”

In order to provide additional flexibility, especially in the current economic climate, we have filed a universal shelf registration statement with the SEC to register debt, equity and other securities, including common stock, preferred stock, debt securities and guarantees of debt securities. The securities registered under this universal shelf registration statement could be offered from time to time, with little or no advance notice, separately or together, directly by us or through underwriters, at amounts, prices, interest rates and other terms and conditions to be determined at the time of any offering. There can be no assurance that sufficient funds will be available to us under our existing indebtedness or otherwise. Further, should we need to raise additional capital, the foreign ownership restrictions mandated by the United States Federal Communications Commission (the “FCC”), and applicable to us, could limit our ability to attract additional equity financing outside the United States. If we were able to obtain funds, it may not be on terms and conditions acceptable to us, which could limit or preclude our ability to pursue new opportunities, expand our service, upgrade our networks, engage in acquisitions, or purchase additional spectrum, thus limiting our ability to expand our business which could have a material adverse effect on our business, financial condition and operating results.

The notes and the guarantees are unsecured and effectively subordinated to Issuer’s and the guarantors’ existing and future secured indebtedness and structurally subordinated to any future indebtedness and other liabilities of Issuer’s non-guarantor subsidiaries.

The notes and the guarantees are general unsecured, unsubordinated obligations ranking effectively junior in right of payment to all existing and future secured debt of Issuer and of each guarantor to the extent of the value of the collateral securing such debt, and will be structurally subordinated to any existing or future indebtedness, preferred stock and other liabilities of Issuer’s non-guarantor subsidiaries. The notes also permit us to incur secured debt. The total principal balance of our debt as of March 31, 2013, on a pro-forma basis after giving effect to the Business Combination Transaction, was approximately $16.7 billion, none of which is secured.

Parent and all of Issuer’s wholly-owned domestic restricted subsidiaries (other than certain designated special purpose entities, a certain reinsurance subsidiary and immaterial subsidiaries) are guarantors of the notes. Issuer’s obligations under the notes will also be guaranteed by any future wholly-owned domestic restricted subsidiary of Issuer (other than certain designated special purpose entities, a certain reinsurance subsidiary and immaterial subsidiaries) all of Issuer’s restricted subsidiaries that guarantee certain of its indebtedness, and any future subsidiary of Parent that directly or indirectly owns any equity interests of Issuer.

If Issuer, Parent or a subsidiary guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any secured debt of Issuer, Parent or that subsidiary guarantor will be entitled to be paid in full from Issuer’s assets or the assets of the guarantor, as applicable, securing that debt before any payment may be made with respect to the notes or the guarantees. Holders of the notes will participate ratably in any remaining assets with all holders of Issuer’s unsecured indebtedness that is not by its terms subordinated to the notes, including all of Issuer’s other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient assets to pay the indebtedness and other obligations owed to secured creditors and the amounts due on the notes. As a result, holders of the notes would likely receive less, ratably, than holders of secured or more senior indebtedness. It is possible that there will be no assets from which claims of holders of the notes can be satisfied.

In addition, creditors of current and future subsidiaries of Issuer that do not guarantee the notes will have claims with respect to the assets of those subsidiaries that rank structurally senior to the notes. As of March 31, 2013, Parent’s subsidiaries that will not guarantee the notes had approximately $1.2 billion of total assets (excluding receivables due from Parent and the guarantor subsidiaries) and $0.1 billion in indebtedness, other liabilities and preferred stock. This excludes $2.1 billion in indebtedness and other liabilities that are guaranteed by Parent and its subsidiaries that are guarantors on the notes and payables due to Parent and the guarantor subsidiaries. In the event of any distribution or payment of assets of such subsidiaries in any dissolution, winding up, liquidation, reorganization, or other bankruptcy proceeding, the claims of those creditors must be satisfied prior to making any such distribution or payment to Issuer in respect of direct or indirect equity interests in such subsidiaries.

To service our debt, we will require a significant amount of cash, which may not be available to us.

Our ability to meet existing or future debt obligations and to reduce indebtedness will depend on future performance and the other cash requirements of our businesses. Our performance, to a certain extent, is subject to general economic conditions and financial, competitive, business, political, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future to make payments on debt will depend on the satisfaction of covenants in the indentures governing our Existing Senior Notes, other debt agreements and other agreements we may enter into in the future. Specifically, under the working capital facility (so long as any amounts are outstanding thereunder), we will need to maintain certain financial ratios. We cannot assure you that we will continue to generate sufficient cash flow from operations or that future equity issuances or borrowings will be available to us in an amount sufficient to enable us to service debt or repay all indebtedness in a timely manner or on favorable or commercially reasonable terms, or at all. If we are unable to satisfy financial covenants under the working capital facility or other debt documents or generate sufficient cash to timely repay debt, our lenders could accelerate the maturity of some or all of our outstanding indebtedness. As a result, we may need to refinance all or a portion of our remaining existing indebtedness prior to its maturity. Disruptions in the financial markets, the general amount of debt refinancings occurring at the same time, and our financial position and performance could make it more difficult to obtain debt or equity financing on reasonable terms or at all. Prevailing market conditions could be adversely affected by the ongoing disruptions in the European sovereign debt markets, the failure of the United States to reduce its deficit in amounts deemed to be sufficient, failure to raise the United States debt ceiling, possible further downgrades in the credit ratings of the U.S. debt, contractions or limited growth in the economy or other similar adverse economic developments in the United States or abroad. Instability in the global financial markets has from time to time resulted in periodic volatility in the capital markets. This volatility could limit our access to the credit markets, leading to higher borrowing costs or, in some cases, the inability to obtain financing on terms that are acceptable to us, or at all. Any such failure to obtain additional financing could jeopardize our ability to repay, refinance or reduce debt obligations.

Upon certain events including a change of control, we may be required to offer to repurchase all of our Existing Senior Notes and all of the notes offered hereby, and we may not have the ability to finance such repurchase.

The indentures governing our Existing Senior Notes and the notes offered hereby provide that, upon the occurrence of certain change of control triggering events, which change of control triggering events include a change of control combined with certain ratings downgrades or withdrawals as described further under “Description of Notes—Repurchase at the Option of Holders—Change of Control Triggering Event”, Issuer will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. In addition, any change of control will cause an event of default under the working capital facility, entitling the lenders to declare all outstanding amounts thereunder to be immediately due and payable. We may not have sufficient access to funds at the time of the change of control triggering event to make the required repurchase of our Existing Senior Notes and the notes offered hereby and repay outstanding amounts under the working capital facility or contractual restrictions may not allow such repurchases or repayments.

In addition, pursuant to a noteholder agreement entered into between us and Deutsche Telekom at the closing of the Business Combination Transaction, upon the occurrence of certain events, Deutsche Telekom will have the right to require us to repurchase any of the notes held by Deutsche Telekom or any of its subsidiaries (other than Parent or any of its subsidiaries), even if a change of control triggering event has not occurred. If such an event were to occur, we may not have sufficient funds to pay the purchase price in any required repurchase offers and may be required to obtain third-party financing in order to do so. However, we may not be able to obtain such financing on commercially reasonable terms, or at all.

The failure to purchase our Existing Senior Notes or the notes offered hereby as required under the respective indentures, or the failure to purchase the notes as required under the noteholder agreement, would result in a default under such indentures or breach of such noteholder agreement, which could have material adverse consequences for us and the holders of the notes. Any such event of default would likely trigger an event of default on other outstanding or future indebtedness of us.

The indenture governing the notes and the indentures governing our Existing Senior Notes and our other indebtedness includes restrictive covenants that limit our operating flexibility.

The indentures and supplemental indentures governing our Existing Senior Notes, the notes offered hereby, and the working capital facility, impose material restrictions on us. These restrictions, subject in certain cases to ordinary course of business and other exceptions, may limit our ability to engage in some transactions, including the following:

•	incurring additional debt;

•	paying dividends, redeeming capital stock or making other restricted payments or investments;

•	selling assets, properties or licenses;

•	developing assets, properties or licenses which we have or in the future may procure;

•	creating liens on assets;

•	participating in future FCC auctions of spectrum or private sales of spectrum;

•	merging, consolidating or disposing of substantially all assets;

•	entering into transactions with affiliates; and

•	placing restrictions on the ability of subsidiaries to pay dividends or make other payments.

Any future debt that we incur may, and the working capital facility does, contain financial maintenance covenants. These restrictions could limit our ability to obtain debt financing, repurchase stock, refinance or pay principal on our outstanding debt, complete acquisitions for cash or debt or react to changes in our operating environment or the economy.

Any failure to comply with the restrictions of the indentures and supplemental indentures governing our Existing Senior Notes, the notes offered hereby, the working capital facility or certain current and any subsequent financing agreements may result in an event of default under these agreements, which in turn may result in defaults or acceleration of obligations under these agreements and other agreements, giving our lenders and other debt holders the right to terminate any commitments they may have made to provide us with further funds and to require us to repay all amounts then outstanding.

The guarantees may not be enforceable because of fraudulent conveyance laws.

The guarantors’ guarantees of the notes may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance laws if we or any guarantor files a petition for bankruptcy or our creditors file an involuntary petition for bankruptcy against us or any guarantor. Under these laws, if a court were to find that, at the time a guarantor incurred debt (including debt represented by the guarantee), such guarantor:

•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for incurring this debt, and the guarantor:

•	was insolvent or was rendered insolvent by reason of the related financing transactions;

•	was engaged in, or about to engage in, a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

•

intended to incur, or believed that it would incur, debts beyond its ability to pay these debts as they mature, as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes;

then the court could void the guarantee or subordinate the amounts owing under the guarantee to the guarantor’s presently existing or future debt or take other actions detrimental to you.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, an entity would be considered insolvent if, at the time it incurred the debt or issued the guarantee:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts, including contingent liabilities, is greater than its assets, at a fair valuation; or

•

the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and mature.

If a guarantee is voided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be our creditor or that of any guarantor whose obligation was not set aside or found to be unenforceable. In addition, the loss of a guarantee will constitute an event of default under the indentures relating to our Existing Senior Notes, the notes offered hereby and the working capital facility, which events of default would allow the relevant noteholders or lenders to accelerate the amounts due and payable thereunder, and we may not have the ability to pay any such amounts.

The indenture governing the notes will contain a provision intended to limit each guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may eliminate the guarantor’s obligations or reduce the guarantor’s obligations to an amount that effectively makes the guarantee worthless. In a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees.

Many of the covenants in the indenture governing the notes will not apply if the notes are rated investment grade.

The indenture governing the notes provides that many of its covenants will cease to apply to us if the notes are rated investment grade by two or more of Moody’s, Standard & Poor’s and Fitch, provided at such time no default or event of default has occurred and is continuing. The indenture further provides that these covenants will not be later reinstated in the event that the ratings of the notes subsequently decline. These covenants restrict, among other things, our ability to pay dividends, to incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade. However, termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force.

There is no established trading market for the notes and no guarantee that a market will develop or that you will be able to sell your notes.

There is no established trading market for the notes. An active trading market may not develop for the notes. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may not be free from similar disruptions, and any such disruptions may adversely affect the prices at which you may sell your notes if at all. In addition, subsequent to their sale pursuant hereto, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our operating performance and financial condition and other factors. We do not intend to apply for listing or quotation of the notes on any securities exchange or stock market.

The trading prices for the notes will be directly affected by many factors, including our credit rating.

Credit rating agencies continually revise their ratings for companies they follow, including us. Any ratings downgrade could adversely affect the trading price of the notes, or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes.

USE OF PROCEEDS

The selling securityholders will receive all of the proceeds from the sale of the notes or the Acquisition Shares. We will not receive any of the proceeds from the sale of any of these securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth consolidated ratio of earnings to fixed charges for each of the last five years and for the three months ended March 31, 2013 for T-Mobile USA, the accounting acquirer in the Business Combination Transaction:

	Year Ended December 31,							Three Months Ended March 31, 2013
	2008	2009	2010	2011		2012
Ratio of earnings to fixed charges (1)	3.48x	2.47x	2.55x	—	(2)	—	(2)	1.46x

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings available for fixed charges consists of (loss) income before income taxes and earnings from unconsolidated affiliates plus fixed charges and amortization of capitalized interest less capitalized interest and earnings from non-controlling interests. Fixed charges include interest expense including capitalized interest and the portion of operating rental expense that management believes is representative of the appropriate interest component of rental expense. The portion of total rental expense that represents the interest factor is estimated to be 33%.
(2)	The ratio coverage for the years ended December 31, 2012 and 2011 was less than 1:1 in each of these periods. T-Mobile USA would have needed to generate additional earnings of $7.0 billion and $4.9 billion in the years ended December 31, 2012 and 2011, respectively, to achieve a coverage ratio of 1:1 in each of these periods.

DESCRIPTION OF THE NOTES

You can find the definitions of certain terms used in this description of notes under the subheading “Certain Definitions” below. In this description of notes, “Issuer” refers only to T-Mobile USA, Inc., a Delaware corporation, and not to any of its Subsidiaries, and “Parent” refers only to T-Mobile US, Inc., a Delaware corporation, and not to any of its Subsidiaries.

Issuer issued the notes as ten series of debt securities under a base indenture (the “base indenture”) among itself, the Subsidiary Guarantors and Deutsche Bank Trust Company Americas, as trustee (the “trustee”), as supplemented by ten supplemental indentures (the “supplemental indentures”) among Issuer, and the Subsidiary Guarantors and the trustee. In this description of notes, the term “indenture” refers to the base indenture as supplemented by the supplemental indentures. The terms of the notes of each series include those stated in the indenture and, upon qualification of the notes under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), those made part of the indenture by reference to the Trust Indenture Act.

The obligations and covenants of Issuer described hereunder are only of Issuer and not of Parent, its direct parent company. Although Parent is a guarantor of the notes, it and its subsidiaries, except Issuer and its Restricted Subsidiaries, are generally not subject to any of the obligations and covenants described hereunder.

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture in its entirety because it, and not this description of notes, defines your rights as a holder of the notes. We have filed a copy of the base indenture and the supplemental indentures as Exhibits 4.1 to 4.11 to our Current Report on Form 8-K filed with the SEC on May 2, 2013, which has been incorporated by reference in this prospectus. For more information on how you can obtain a copy of the indenture, see “Information Incorporated by Reference.” Certain defined terms used in this description of notes but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of the note for all purposes. Only registered holders have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

The notes of each series:

•	are general unsecured obligations of Issuer;

•	are pari passu in right of payment with all existing and future unsecured senior Indebtedness and other liabilities of Issuer, including Issuer’s Existing Senior Notes;

•	are senior in right of payment to any future subordinated Indebtedness of Issuer to the extent that such future Indebtedness provides by its terms that it is subordinated to the notes; and

•	are unconditionally guaranteed on a senior unsecured basis by the Guarantors.

However, the notes are effectively subordinated to all borrowings under existing and future secured Indebtedness of Issuer or any Guarantor to the extent of the assets securing such Indebtedness and to all liabilities of any of Issuer’s Subsidiaries that do not guarantee the notes to the extent of the assets of those Subsidiaries. See “Risk Factors—Risks Related to the Notes—The notes and the guarantees are unsecured and effectively subordinated to Issuer’s and the guarantors’ existing and future secured indebtedness and structurally subordinated to any future indebtedness and other liabilities of Issuer’s non-guarantor subsidiaries.”

The Note Guarantees

The notes are guaranteed by Parent, all of Issuer’s Domestic Restricted Subsidiaries that are Wholly-Owned Subsidiaries (other than Designated Tower Entities, Immaterial Subsidiaries and the Reinsurance Entity), Issuer’s Restricted Subsidiaries that guarantee any Specified Issuer Indebtedness, and any future Subsidiary of Parent that directly or indirectly owns equity interests of Issuer. These Note Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee is limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law.

Each guarantee of the notes by a Guarantor:

•	is a general unsecured obligation of that Guarantor;

•	is pari passu in right of payment with all existing and future unsecured senior Indebtedness and other liabilities of that Guarantor, including its guarantee of Issuer’s Existing Senior Notes; and

•

is senior in right of payment to any future subordinated Indebtedness of that Guarantor to the extent that such future Indebtedness provides by its terms that it is subordinated to its guarantee of the notes.

However, the guarantees are effectively subordinated to all existing and future secured Indebtedness of the Guarantors to the extent of the assets securing such Indebtedness. See “Risk Factors—Risks Related to the Notes—The notes and the guarantees are unsecured and effectively subordinated to Issuer’s and the guarantors’ existing and future secured indebtedness and structurally subordinated to any future indebtedness and other liabilities of Issuer’s non-guarantor subsidiaries.”

Certain Subsidiaries of Issuer do not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay their trade creditors and holders of their debt and other obligations before they will be able to distribute any of their assets to Issuer.

As of the Issue Date, all of Issuer’s Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” Issuer will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Issuer’s Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Issuer’s Unrestricted Subsidiaries will not guarantee the notes.

Except as otherwise provided in the following paragraph, a Guarantor of the notes of any series (other than Parent) may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Issuer or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) subject to the following paragraph and if it is not already a Guarantor of the notes of such series, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture and its Note Guarantee of the notes of such series pursuant to a supplemental indenture in form and substance reasonably satisfactory to the trustee; or

(b) such sale or other disposition complies with the “Asset Sale” provisions of the indenture (it being understood that only such portion of the Net Proceeds as is or is required to be applied on or before the date of such release in accordance with the terms of the indenture needs to be so applied).

The Note Guarantee of a Guarantor will be released in respect of the notes of any series:

(1) only in the case of a Subsidiary Guarantor, in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Issuer or a Restricted Subsidiary of Issuer, if the sale or other disposition is not prohibited by the “Asset Sale” provisions of the indenture;

(2) only in the case of a Subsidiary Guarantor, in connection with any issuance, sale or other disposition of Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) Issuer or a Restricted Subsidiary of Issuer, if the issuance, sale or other disposition does not violate the “Asset Sale” or “Restricted Investment” provisions of the indenture, and the Subsidiary Guarantor ceases to be a Wholly-Owned Subsidiary of Issuer as a result of such sale or other disposition and does not guarantee any Specified Issuer Indebtedness;

(3) if such Guarantor (other than Parent) ceases to guarantee any Specified Issuer Indebtedness and such Guarantor would not otherwise be required to guarantee the series of notes pursuant to the covenant described below under the caption “—Additional Note Guarantees”;

(4) if Issuer designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(5) upon the legal defeasance, covenant defeasance, or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant defeasance” and “—Satisfaction and Discharge”;

(6) upon the liquidation or dissolution of such Guarantor (other than Parent) provided no Default or Event of Default has occurred that is continuing; or

(7) if such Guarantor becomes an Immaterial Subsidiary and such Guarantor would not otherwise be required to guarantee the series of notes pursuant to the covenant described below under the caption “—Additional Note Guarantees”.

See “—Repurchase at the Option of Holders—Asset Sales” below.

Principal, Maturity and Interest

Issuer has issued $11.2 billion in aggregate principal amount of notes. Issuer may issue additional notes from time to time, and such additional notes may be issued either under the indenture or one or more supplemental indentures. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes of any series and any additional notes of such series subsequently issued will be treated as a single series for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

The 6.464% Senior Notes due 2019 and the Senior Reset Notes due 2019 mature on April 28, 2019. The 6.542% Senior Notes due 2020 and the Senior Reset Notes due 2020 mature on April 28, 2020. The 6.633% Senior Notes due 2021 and the Senior Reset Notes due 2021 mature on April 28, 2021. The 6.731% Senior Notes due 2022 and the Senior Reset Notes due 2022 mature on April 28, 2022. The 6.836% Senior Notes due 2023 and the Senior Reset Notes due 2023 mature on April 28, 2023.

Interest on the 6.464% Senior Notes due 2019 will accrue (i) at the rate of 6.464% per annum and are payable semiannually in arrears on July 28 and January 28, commencing on July 28, 2013. Issuer will make each interest payment to the holders of record on the immediately preceding July 15 and January 15.

Interest on the 6.542% Senior Notes due 2020 will accrue (i) at the rate of 6.542% per annum and are payable semiannually in arrears on July 28 and January 28, commencing on July 28, 2013. Issuer will make each interest payment to the holders of record on the immediately preceding July 15 and January 15.

Interest on the 6.633% Senior Notes due 2021 will accrue (i) at the rate of 6.633% per annum and are payable semiannually in arrears on July 28 and January 28, commencing on July 28, 2013. Issuer will make each interest payment to the holders of record on the immediately preceding July 15 and January 15.

Interest on the 6.731% Senior Notes due 2022 will accrue (i) at the rate of 6.731% per annum and are payable semiannually in arrears on July 28 and January 28, commencing on July 28, 2013. Issuer will make each interest payment to the holders of record on the immediately preceding July 15 and January 15.

Interest on the 6.836% Senior Notes due 2023 will accrue (i) at the rate of 6.836% per annum and are payable semiannually in arrears on July 28 and January 28, commencing on July 28, 2013. Issuer will make each interest payment to the holders of record on the immediately preceding July 15 and January 15.

Interest on the Senior Reset Notes due 2019 will accrue (i) at the rate of 5.578% per annum to, but not including, the Reset Date for such notes, and (ii) thereafter at the rate per annum equal to the Reset Rate for such notes, and are payable semiannually in arrears on April 28 and October 28, commencing on October 28, 2013. Issuer will make each interest payment to the holders of record on the immediately preceding April 15 and October 15.

Interest on the Senior Reset Notes due 2020 will accrue (i) at the rate of 5.656% per annum to, but not including, the Reset Date for such notes, and (ii) thereafter at the rate per annum equal to the Reset Rate for such notes, and are payable semiannually in arrears on April 28 and October 28, commencing on October 28, 2013. Issuer will make each interest payment to the holders of record on the immediately preceding April 15 and October 15.

Interest on the Senior Reset Notes due 2021 will accrue (i) at the rate of 5.747% per annum to, but not including, the Reset Date for such notes, and (ii) thereafter at the rate per annum equal to the Reset Rate for such notes, and are payable semiannually in arrears on April 28 and October 28, commencing on October 28, 2013. Issuer will make each interest payment to the holders of record on the immediately preceding April 15 and October 15.

Interest on the Senior Reset Notes due 2022 will accrue (i) at the rate of 5.845% per annum to, but not including, the Reset Date for such notes, and (ii) thereafter at the rate per annum equal to the Reset Rate for such notes, and are payable semiannually in arrears on April 28 and October 28, commencing on October 28, 2013. Issuer will make each interest payment to the holders of record on the immediately preceding April 15 and October 15.

Interest on the Senior Reset Notes due 2023 will accrue (i) at the rate of 5.950% per annum to, but not including, the Reset Date for such notes, and (ii) thereafter at the rate per annum equal to the Reset Rate for such notes, and are payable semiannually in arrears on April 28 and October 28, commencing on October 28, 2013. Issuer will make each interest payment to the holders of record on the immediately preceding April 15 and October 15.

Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date or the maturity date falls on a day that is not a business day, the related payment of principal or interest will be made on the next succeeding business day as if made on the date the payment was due, and no interest shall accrue for the intervening period.

Payments of principal of and interest on the notes issued in book-entry form or definitive form, if any, will be made as described below under the caption “—Methods of Receiving Payments on the Notes.”

The notes were initially evidenced by one or more definitive notes. Prior to the offer and sale of the notes under this prospectus, we anticipate that the notes will be evidenced by one or more global notes deposited with a custodian for, and registered in the name of, Cede & Co., as nominee of The Depository Trust Company (“DTC”). Except as described below, beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system.

Methods of Receiving Payments on the Notes

If a holder of a definitive note has given wire transfer instructions to Issuer and Issuer is the paying agent, Issuer will pay all principal, interest and premium, if any, on that holder’s notes in accordance with those instructions until given written notice to the contrary. All other payments on the notes will be made at the Corporate Trust Office of the Trustee, unless Issuer elects to make interest payments by checks mailed to the noteholders at their address set forth in the books and records of the registrar.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Issuer may change the paying agent or registrar without prior notice to the holders of the notes, and Issuer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee, as described below under the caption “—Book-entry, Delivery and Form.”

A holder of a definitive note may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes relating to, arising out of, or in connection with such transfer. Issuer will not be required to transfer or exchange any note selected for redemption. Also, Issuer will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

6.464% Senior Notes due 2019

On or after April 28, 2015, Issuer may redeem all or a part of the 6.464% Senior Notes due 2019 upon not less than 10 nor more than 60 days’ notice (in the case of redemptions upon less than 30 days’ notice, subject to the ability of DTC to process such redemption on the date specified in such notice), at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the 6.464% Senior Notes due 2019 redeemed to, but not including, the applicable redemption date, if redeemed during the twelve month period beginning on April 28 of the years indicated below, subject to the rights of holders of such notes on the relevant record date to receive interest on the relevant interest payment date for periods prior to such redemption date:

Year	Percentage
2015	103.232%
2016	101.616%
2017 and thereafter	100.000%

Unless Issuer defaults in the payment of the redemption price, interest will cease to accrue on the 6.464% Senior Notes due 2019 or portions thereof called for redemption on the applicable redemption date.

At any time prior to April 28, 2015, Issuer may also redeem all or a part of the 6.464% Senior Notes due 2019, upon not less than 10 nor more than 60 days’ notice (in the case of redemptions upon less than 30 days’ notice, subject to the ability of DTC to process such redemption on the date specified in such notice), at a redemption price equal to 100% of the principal amount of the 6.464% Senior Notes due 2019 redeemed plus the Applicable Premium of such notes as of, and accrued and unpaid interest to, but not including, the date of redemption, subject to the rights of holders of such notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such date of redemption.

Notwithstanding the above, at any time prior to April 28, 2016, Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 6.464% Senior Notes due 2019 issued under the indenture at a redemption price of 106.464% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Issuer or contributions to Issuer’s common equity capital made with the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Parent; provided that:

(1) at least 65% of the aggregate principal amount of the 6.464% Senior Notes due 2019 issued under the indenture (excluding such notes held by Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 180 days of the date of the closing of such sale of Equity Interests by Issuer or the date of contribution to Issuer’s common equity capital made with net cash proceeds of one or more sales of Equity Interests of Parent.

Senior Reset Notes due 2019

On or after April 28, 2017, Issuer may redeem all or a part of the Senior Reset Notes due 2019 upon not less than 10 nor more than 60 days’ notice (in the case of redemptions upon less than 30 days’ notice, subject to the ability of DTC to process such redemption on the date specified in such notice), at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Senior Reset Notes due 2019 redeemed to, but not including, the applicable redemption date, if redeemed during the twelve month period beginning on April 28 of the years indicated below, subject to the rights of holders of such notes on the relevant record date to receive interest on the relevant interest payment date for periods prior to such redemption date:

Year	Percentage
2017	100.000% + ( 1/2 × Reset Rate)
2018 and thereafter	100.000%

Unless Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Senior Reset Notes due 2019 or portions thereof called for redemption on the applicable redemption date.

At any time prior to April 28, 2017, Issuer may also redeem all or a part of the Senior Reset Notes due 2019, upon not less than 10 nor more than 60 days’ notice (in the case of redemptions upon less than 30 days’ notice, subject to the ability of DTC to process such redemption on the date specified in such notice), at a redemption price equal to 100% of the principal amount of the Senior Reset Notes due 2019 redeemed plus the Applicable Premium of such notes as of, and accrued and unpaid interest to, but not including, the date of redemption, subject to the rights of holders of such notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such date of redemption.

Notwithstanding the above, at any time prior to April 28, 2016, Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Senior Reset Notes due 2019 issued under the indenture at a redemption price of 105.578% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Issuer or contributions to Issuer’s common equity capital made with the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Parent; provided that:

(1) at least 65% of the aggregate principal amount of the Senior Reset Notes due 2019 issued under the indenture (excluding such notes held by Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 180 days of the date of the closing of such sale of Equity Interests by Issuer or the date of contribution to Issuer’s common equity capital made with net cash proceeds of one or more sales of Equity Interests of Parent.

6.542% Senior Notes due 2020

On or after April 28, 2016, Issuer may redeem all or a part of the 6.542% Senior Notes due 2020 upon not less than 10 nor more than 60 days’ notice (in the case of redemptions upon less than 30 days’ notice, subject to the ability of DTC to process such redemption on the date specified in such notice), at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the 6.542% Senior Notes due 2020 redeemed to, but not including, the applicable redemption date, if redeemed during the twelve month period beginning on April 28 of the years indicated below, subject to the rights of holders of such notes on the relevant record date to receive interest on the relevant interest payment date for periods prior to such redemption date:

Year	Percentage
2016	103.271%
2017	101.636%
2018 and thereafter	100.000%

Unless Issuer defaults in the payment of the redemption price, interest will cease to accrue on the 6.542% Senior Notes due 2020 or portions thereof called for redemption on the applicable redemption date.

At any time prior to April 28, 2016, Issuer may also redeem all or a part of the 6.542% Senior Notes due 2020, upon not less than 10 nor more than 60 days’ notice (in the case of redemptions upon less than 30 days’ notice, subject to the ability of DTC to process such redemption on the date specified in such notice), at a redemption price equal to 100% of the principal amount of the 6.542% Senior Notes due 2020 redeemed plus the Applicable Premium of such notes as of, and accrued and unpaid interest to, but not including, the date of redemption, subject to the rights of holders of such notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such date of redemption.

Notwithstanding the above, at any time prior to April 28, 2016, Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 6.542% Senior Notes due 2020 issued under the indenture at a redemption price of 106.542% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Issuer or contributions to Issuer’s common equity capital made with the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Parent; provided that:

(1) at least 65% of the aggregate principal amount of the 6.542% Senior Notes due 2020 issued under the indenture (excluding such notes held by Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 180 days of the date of the closing of such sale of Equity Interests by Issuer or the date of contribution to Issuer’s common equity capital made with net cash proceeds of one or more sales of Equity Interests of Parent.

Senior Reset Notes due 2020

On or after April 28, 2017, Issuer may redeem all or a part of the Senior Reset Notes due 2020 upon not less than 10 nor more than 60 days’ notice (in the case of redemptions upon less than 30 days’ notice, subject to the ability of DTC to process such redemption on the date specified in such notice), at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Senior Reset Notes due 2020 redeemed to, but not including, the applicable redemption date, if redeemed during the twelve month period beginning on April 28 of the years indicated below, subject to the rights of holders of such notes on the relevant record date to receive interest on the relevant interest payment date for periods prior to such redemption date:

Year	Percentage
2017	100.000% + ( 1/2 × Reset Rate)
2018	100.000% + ( 1/4 × Reset Rate)
2019 and thereafter	100.000%

Unless Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Senior Reset Notes due 2020 or portions thereof called for redemption on the applicable redemption date.

At any time prior to April 28, 2017, Issuer may also redeem all or a part of the Senior Reset Notes due 2020, upon not less than 10 nor more than 60 days’ notice (in the case of redemptions upon less than 30 days’ notice, subject to the ability of DTC to process such redemption on the date specified in such notice), at a redemption price equal to 100% of the principal amount of the Senior Reset Notes due 2020 redeemed plus the Applicable Premium of such notes as of, and accrued and unpaid interest to, but not including, the date of redemption, subject to the rights of holders of such notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such date of redemption.

Notwithstanding the above, at any time prior to April 28, 2016, Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Senior Reset Notes due 2020 issued under the indenture at a redemption price of 105.656% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Issuer or contributions to Issuer’s common equity capital made with the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Parent; provided that:

(1) at least 65% of the aggregate principal amount of the Senior Reset Notes due 2020 issued under the indenture (excluding such notes held by Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 180 days of the date of the closing of such sale of Equity Interests by Issuer or the date of contribution to Issuer’s common equity capital made with net cash proceeds of one or more sales of Equity Interests of Parent.

6.633% Senior Notes due 2021

On or after April 28, 2017, Issuer may redeem all or a part of the 6.633% Senior Notes due 2021 upon not less than 10 nor more than 60 days’ notice (in the case of redemptions upon less than 30 days’ notice, subject to the ability of DTC to process such redemption on the date specified in such notice), at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the 6.633%

Senior Notes due 2021 redeemed to, but not including, the applicable redemption date, if redeemed during the twelve month period beginning on April 28 of the years indicated below, subject to the rights of holders of such notes on the relevant record date to receive interest on the relevant interest payment date for periods prior to such redemption date:

Year	Percentage
2017	103.317%
2018	101.658%
2019 and thereafter	100.000%

Unless Issuer defaults in the payment of the redemption price, interest will cease to accrue on the 6.633% Senior Notes due 2021 or portions thereof called for redemption on the applicable redemption date.

At any time prior to April 28, 2017, Issuer may also redeem all or a part of the 6.633% Senior Notes due 2021, upon not less than 10 nor more than 60 days’ notice (in the case of redemptions upon less than 30 days’ notice, subject to the ability of DTC to process such redemption on the date specified in such notice), at a redemption price equal to 100% of the principal amount of the 6.633% Senior Notes due 2021 redeemed plus the Applicable Premium of such notes as of, and accrued and unpaid interest to, but not including, the date of redemption, subject to the rights of holders of such notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such date of redemption.

Notwithstanding the above, at any time prior to April 28, 2016, Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 6.633% Senior Notes due 2021 issued under the indenture at a redemption price of 106.633% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Issuer or contributions to Issuer’s common equity capital made with the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Parent; provided that:

(1) at least 65% of the aggregate principal amount of the 6.633% Senior Notes due 2021 issued under the indenture (excluding such notes held by Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 180 days of the date of the closing of such sale of Equity Interests by Issuer or the date of contribution to Issuer’s common equity capital made with net cash proceeds of one or more sales of Equity Interests of Parent.

Senior Reset Notes due 2021

On or after April 28, 2018, Issuer may redeem all or a part of the Senior Reset Notes due 2021 upon not less than 10 nor more than 60 days’ notice (in the case of redemptions upon less than 30 days’ notice, subject to the ability of DTC to process such redemption on the date specified in such notice), at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Senior Reset Notes due 2021 redeemed to, but not including, the applicable redemption date, if redeemed during the twelve month period beginning on April 28 of the years indicated below, subject to the rights of holders of such notes on the relevant record date to receive interest on the relevant interest payment date for periods prior to such redemption date:

Year	Percentage
2018	100.000% + ( 1/2 × Reset Rate)
2019	100.000% + ( 1/4 × Reset Rate)
2020 and thereafter	100.000%

Unless Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Senior Reset Notes due 2021 or portions thereof called for redemption on the applicable redemption date.

At any time prior to April 28, 2018, Issuer may also redeem all or a part of the Senior Reset Notes due 2021, upon not less than 10 nor more than 60 days’ notice (in the case of redemptions upon less than 30 days’ notice, subject to the ability of DTC to process such redemption on the date specified in such notice), at a redemption price equal to 100% of the principal amount of the Senior Reset Notes due 2021 redeemed plus the Applicable Premium of such notes as of, and accrued and unpaid interest to, but not including, the date of redemption, subject to the rights of holders of such notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such date of redemption.

Notwithstanding the above, at any time prior to April 28, 2016, Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Senior Reset Notes due 2021 issued under the indenture at a redemption price of 105.747% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Issuer or contributions to Issuer’s common equity capital made with the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Parent; provided that:

(1) at least 65% of the aggregate principal amount of the Senior Reset Notes due 2021 issued under the indenture (excluding such notes held by Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 180 days of the date of the closing of such sale of Equity Interests by Issuer or the date of contribution to Issuer’s common equity capital made with net cash proceeds of one or more sales of Equity Interests of Parent.

6.731% Senior Notes due 2022

On or after April 28, 2017, Issuer may redeem all or a part of the 6.731% Senior Notes due 2022 upon not less than 10 nor more than 60 days’ notice (in the case of redemptions upon less than 30 days’ notice, subject to the ability of DTC to process such redemption on the date specified in such notice), at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the 6.731% Senior Notes due 2022 redeemed to, but not including, the applicable redemption date, if redeemed during the twelve month period beginning on April 28 of the years indicated below, subject to the rights of holders of such notes on the relevant record date to receive interest on the relevant interest payment date for periods prior to such redemption date:

Year	Percentage
2017	103.366%
2018	102.244%
2019	101.122%
2020 and thereafter	100.000%

Unless Issuer defaults in the payment of the redemption price, interest will cease to accrue on the 6.731% Senior Notes due 2022 or portions thereof called for redemption on the applicable redemption date.

At any time prior to April 28, 2017, Issuer may also redeem all or a part of the 6.731% Senior Notes due 2022, upon not less than 10 nor more than 60 days’ notice (in the case of redemptions upon less than 30 days’ notice, subject to the ability of DTC to process such redemption on the date specified in such notice), at a redemption price equal to 100% of the principal amount of the 6.731% Senior Notes due 2022 redeemed plus the Applicable Premium of such notes as of, and accrued and unpaid interest to, but not including, the date of redemption, subject to the rights of holders of such notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such date of redemption.

Notwithstanding the above, at any time prior to April 28, 2016, Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 6.731% Senior Notes due 2022 issued under the indenture at a redemption price of 106.731% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Issuer or contributions to Issuer’s common equity capital made with the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Parent; provided that:

(1) at least 65% of the aggregate principal amount of the 6.731% Senior Notes due 2022 issued under the indenture (excluding such notes held by Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 180 days of the date of the closing of such sale of Equity Interests by Issuer or the date of contribution to Issuer’s common equity capital made with net cash proceeds of one or more sales of Equity Interests of Parent.

Senior Reset Notes due 2022

On or after April 28, 2018, Issuer may redeem all or a part of the Senior Reset Notes due 2022 upon not less than 10 nor more than 60 days’ notice (in the case of redemptions upon less than 30 days’ notice, subject to the ability of DTC to process such redemption on the date specified in such notice), at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Senior Reset Notes due 2022 redeemed to, but not including, the applicable redemption date, if redeemed during the twelve month period beginning on April 28 of the years indicated below, subject to the rights of holders of such notes on the relevant record date to receive interest on the relevant interest payment date for periods prior to such redemption date:

Year	Percentage
2018	100.000% + ( 1/2 × Reset Rate)
2019	100.000% + ( 1/4 × Reset Rate)
2020 and thereafter	100.000%

Unless Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Senior Reset Notes due 2022 or portions thereof called for redemption on the applicable redemption date.

At any time prior to April 28, 2018, Issuer may also redeem all or a part of the Senior Reset Notes due 2022, upon not less than 10 nor more than 60 days’ notice (in the case of redemptions upon less than 30 days’ notice, subject to the ability of DTC to process such redemption on the date specified in such notice), at a redemption price equal to 100% of the principal amount of the Senior Reset Notes due 2022 redeemed plus the Applicable Premium of such notes as of, and accrued and unpaid interest to, but not including, the date of redemption, subject to the rights of holders of such notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such date of redemption.

Notwithstanding the above, at any time prior to April 28, 2016, Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Senior Reset Notes due 2022 issued under the indenture at a redemption price of 105.845% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Issuer or contributions to Issuer’s common equity capital made with the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Parent; provided that:

(1) at least 65% of the aggregate principal amount of the Senior Reset Notes due 2022 issued under the indenture (excluding such notes held by Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 180 days of the date of the closing of such sale of Equity Interests by Issuer or the date of contribution to Issuer’s common equity capital made with net cash proceeds of one or more sales of Equity Interests of Parent.

6.836% Senior Notes due 2023

On or after April 28, 2018, Issuer may redeem all or a part of the 6.836% Senior Notes due 2023 upon not less than 10 nor more than 60 days’ notice (in the case of redemptions upon less than 30 days’ notice, subject to the ability of DTC to process such redemption on the date specified in such notice), at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the 6.836% Senior Notes due 2023 redeemed to, but not including, the applicable redemption date, if redeemed during the twelve month period beginning on April 28 of the years indicated below, subject to the rights of holders of such notes on the relevant record date to receive interest on the relevant interest payment date for periods prior to such redemption date:

Year	Percentage
2018	103.418%
2019	102.279%
2020	101.139%
2021 and thereafter	100.000%

Unless Issuer defaults in the payment of the redemption price, interest will cease to accrue on the 6.836% Senior Notes due 2023 or portions thereof called for redemption on the applicable redemption date.

At any time prior to April 28, 2018, Issuer may also redeem all or a part of the 6.836% Senior Notes due 2023, upon not less than 10 nor more than 60 days’ notice (in the case of redemptions upon less than 30 days’ notice, subject to the ability of DTC to process such redemption on the date specified in such notice), at a redemption price equal to 100% of the principal amount of the 6.836% Senior Notes due 2023 redeemed plus the Applicable Premium of such notes as of, and accrued and unpaid interest to, but not including, the date of redemption, subject to the rights of holders of such notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such date of redemption.

Notwithstanding the above, at any time prior to April 28, 2016, Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 6.836% Senior Notes due 2023 issued under the indenture at a redemption price of 106.836% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Issuer or contributions to Issuer’s common equity capital made with the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Parent; provided that:

(1) at least 65% of the aggregate principal amount of the 6.836% Senior Notes due 2023 issued under the indenture (excluding such notes held by Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 180 days of the date of the closing of such sale of Equity Interests by Issuer or the date of contribution to Issuer’s common equity capital made with net cash proceeds of one or more sales of Equity Interests of Parent.

Senior Reset Notes due 2023

On or after April 28, 2019, Issuer may redeem all or a part of the Senior Reset Notes due 2023 upon not less than 10 nor more than 60 days’ notice (in the case of redemptions upon less than 30 days’ notice, subject to the ability of DTC to process such redemption on the date specified in such notice), at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Senior Reset Notes due 2023 redeemed to, but not including, the applicable redemption date, if redeemed during the twelve month period beginning on April 28 of the years indicated below, subject to the rights of holders of such notes on the relevant record date to receive interest on the relevant interest payment date for periods prior to such redemption date:

Year	Percentage
2019	100.000% + ( 1/2 × Reset Rate)
2020	100.000% + ( 1/4 × Reset Rate)
2021 and thereafter	100.000%

Unless Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Senior Reset Notes due 2023 or portions thereof called for redemption on the applicable redemption date.

At any time prior to April 28, 2019, Issuer may also redeem all or a part of the Senior Reset Notes due 2023, upon not less than 10 nor more than 60 days’ notice (in the case of redemptions upon less than 30 days’ notice, subject to the ability of DTC to process such redemption on the date specified in such notice), at a redemption price equal to 100% of the principal amount of the Senior Reset Notes due 2023 redeemed plus the Applicable Premium of such notes as of, and accrued and unpaid interest to, but not including, the date of redemption, subject to the rights of holders of such notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such date of redemption.

Notwithstanding the above, at any time prior to April 28, 2016, Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Senior Reset Notes due 2023 issued under the indenture at a redemption price of 105.950% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Issuer or contributions to Issuer’s common equity capital made with the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Parent; provided that:

(1) at least 65% of the aggregate principal amount of the Senior Reset Notes due 2023 issued under the indenture (excluding such notes held by Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 180 days of the date of the closing of such sale of Equity Interests by Issuer or the date of contribution to Issuer’s common equity capital made with net cash proceeds of one or more sales of Equity Interests of Parent.

Mandatory Redemption

Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control Triggering Event

If a Change of Control Triggering Event occurs with respect to any series of notes, each holder of notes of such series will have the right to require Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Issuer will offer a Change of Control Payment in cash equal to 101%

of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased to, but not including, the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such repurchase date (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, Issuer will send a notice (the “Change of Control Offer”) to each holder of notes to which such Change of Control Triggering Event applies and the trustee describing the transaction or transactions and identify the ratings decline that together constitute the Change of Control Triggering Event and offering to repurchase notes of such series on the Change of Control Payment Date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), pursuant to the procedures required by the indenture and described in such notice. Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the indenture, or compliance with the Change of Control Triggering Event provisions of the indenture would constitute a violation of any such laws or regulations, Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the indenture by virtue of such compliance. In connection with the tender of any notes with respect to a Change of Control Triggering Event, the tendering holder shall provide good title to the notes, free and clear of all liens and encumbrances, and shall represent and warrant that such holder is presenting good title, free and clear of all liens and encumbrances, and such other representations and warranties as are customary.

On the Change of Control Payment Date, Issuer will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Issuer.

The paying agent will promptly make payment to each holder of notes properly tendered as part of the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder, a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Issuer to make a Change of Control Offer following a Change of Control Triggering Event will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the holders of the notes to require, or otherwise provide, that Issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Notwithstanding the foregoing, Issuer will not be required to make a Change of Control Offer with respect to any series of notes upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer for such series of notes in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Issuer and purchases all notes of such series properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption with respect to such series has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

A Change of Control Offer may be made in advance of a Change of Control Triggering Event, and conditioned upon such Change of Control Triggering Event, if a definitive agreement has been executed for a transaction that would constitute a Change of Control at the time of making of the Change of Control Offer.

In the event that holders of not less than 90% of the aggregate principal amount of the outstanding notes of any series accept a Change of Control Offer and Issuer purchases all of the notes held by such holders, Issuer will have the right, upon not less than 10 nor more than 60 days’ notice (in the case of redemptions upon less than 30 days’ notice, subject to the ability of DTC to process such redemption on the date specified in such notice), given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the notes of such series that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the notes that remain outstanding, to, but not including, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Asset Sales

Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) at least 75% of the consideration received by Issuer or such Restricted Subsidiary in the Asset Sale and all other Asset Sales since the Closing Date is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on Issuer’s most recent consolidated balance sheet (or as would be shown on Issuer’s consolidated balance sheet as of the date of such Asset Sale), of Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a novation agreement that releases Issuer or such Restricted Subsidiary from further liability; and

(b)	any securities, notes or other obligations received by Issuer, or any such Restricted Subsidiary, from such transferee that are converted by Issuer or such Restricted Subsidiary into cash, Cash Equivalents or Replacement Assets within 90 days after such Asset Sale, to the extent of the cash, Cash Equivalents or Replacement Assets received in that conversion.

Notwithstanding the foregoing, the 75% limitation referred to above shall be deemed satisfied with respect to any Asset Sale in which the cash, Cash Equivalents or Replacement Assets portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Issuer or a Restricted Subsidiary may apply an amount equal to such Net Proceeds:

(1) to purchase Replacement Assets; or

(2) to prepay, repay, defease, redeem, purchase or otherwise retire Indebtedness and other Obligations under a Credit Facility or Indebtedness secured by property that is subject to such Asset Sale and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto.

Notwithstanding the foregoing, if within 365 days after the receipt of any Net Proceeds from an Asset Sale, Issuer or a Restricted Subsidiary enters into a binding written agreement committing Issuer or such Restricted Subsidiary, subject to customary conditions, to an application of funds of the kind described in clause (1) above, Issuer or such Restricted Subsidiary shall be deemed not to be in violation of the preceding paragraph so long as such application of funds is consummated within 545 days of the receipt of such Net Proceeds.

Pending the final application of any Net Proceeds of an Asset Sale, Issuer may temporarily reduce revolving credit borrowings or otherwise use the Net Proceeds in any manner that is not prohibited by the indenture.

An amount equal to any Net Proceeds from Asset Sales that are not applied or invested as provided in the third paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $100.0 million, within 20 days thereof, Issuer shall apply the entire aggregate amount of unutilized Excess Proceeds (not only the amount in excess of $100.0 million) to make an offer (an “Asset Sale Offer”) to all holders of notes of any series and all holders of other Indebtedness that is pari passu with the notes of such series containing provisions requiring Issuer to make an offer to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes of such series and purchase or redeem such other pari passu Indebtedness that may be purchased or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the notes of the applicable series and such other pari passu Indebtedness that may be purchased or redeemed with Excess Proceeds, plus accrued and unpaid interest to, but not including, the date of consummation of the purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Issuer and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered in response to such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the notes of the applicable series and Issuer will select such other pari passu Indebtedness to be purchased or redeemed on a pro rata basis unless otherwise required by law or applicable stock exchange or depositary requirements. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, or compliance with the Asset Sale provisions of the indenture would constitute a violation of any such laws or regulations, Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

Selection and Notice

If less than all of the notes of a series are to be redeemed, the trustee will select notes of such series for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange or depository requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be sent electronically or mailed by first class mail at least 10 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes of a series or a satisfaction and discharge of the indenture with respect to such series. Except as otherwise set forth in the provisions described under the caption “—Repurchase at the Option of Holders—Change of Control Triggering Event,” notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. If in definitive form a new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Except to the extent that a notice of redemption is conditional as permitted in the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control Triggering Event,” notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Changes in Covenants When Notes Rated Investment Grade

If on any date following the Closing Date:

(1) the notes of any series are rated Investment Grade by two out of the three Rating Agencies; and

(2) no Default or Event of Default shall have occurred and be continuing with respect to the notes of such series (other than with respect to the covenants specifically listed under the following captions), then, beginning on that day, the covenants specifically listed under the following captions in this prospectus will cease to apply with respect to such series of notes and will not be later reinstated even if the ratings of the notes of such series should subsequently decline:

(1) “—Repurchase at the Option of Holders—Asset Sales”;

(2) “—Restricted Payments”;

(3) “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(4) “—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(5) “—Transactions with Affiliates”;

(6) “—Designation of Restricted and Unrestricted Subsidiaries”; and

(7) clauses (3) (to the extent that a Default or Event of Default exists by reason of one or more of the covenants specifically listed in this paragraph) and (4) of the covenant described below under the caption “—Merger, Consolidation or Sale of Assets.”

There can be no assurance that the notes will ever achieve an Investment Grade rating.

Restricted Payments

Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay (without duplication) any dividend, or make any other payment or distribution, on account of Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including any payment in connection with any merger or consolidation involving Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Issuer and other than dividends or distributions payable to Issuer or a Restricted Subsidiary of Issuer);

(2) purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Issuer) any Equity Interests of Issuer or any direct or indirect parent of Issuer;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness (excluding any intercompany Indebtedness between or among Issuer and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Issuer and its Restricted Subsidiaries since the Closing Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (11), (12), (13), (14) and (15) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	100% of Issuer’s Consolidated Cash Flow for the period (taken as one accounting period) from and after the Closing Date to the end of Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, less the product of 1.4 times Issuer’s Consolidated Interest Expense for the same period; plus

(b)	100% of the aggregate net cash proceeds, and the Fair Market Value of any property other than cash, in each case received by Issuer after the Closing Date as a contribution to its common equity capital (other than any such contribution resulting, or deemed to result, from the Merger) or from the issue or sale of Equity Interests of Issuer (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Issuer that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Issuer); plus

(c)	to the extent that any Restricted Investment that was made after the Closing Date, or, any Restricted Investments that was made by MetroPCS Wireless, Inc. or any of its Restricted Subsidiaries after November 3, 2006 and prior to the Closing Date (provided that, and solely to the extent that, such Restricted Investment, at the time made, reduced the amount that would be calculated pursuant to clause (g) below), is sold for cash or Cash Equivalents, or otherwise is liquidated or repaid for cash or Cash Equivalents, an amount equal to such cash and Cash Equivalents; plus

(d)	to the extent that any Unrestricted Subsidiary of Issuer designated as such after the Closing Date is redesignated as a Restricted Subsidiary after the Closing Date, the Fair Market Value of Issuer’s Investment in such Subsidiary as of the date of such redesignation; other than to the extent such Investment constituted a Permitted Investment; plus

(e)	100% of any cash dividends or cash distributions, and the Fair Market Value of any property other than cash, in each case actually received directly or indirectly by Issuer or a Restricted Subsidiary of Issuer that is a Guarantor after the Closing Date from an Unrestricted Subsidiary of Issuer, in each case, to the extent that such dividends, cash distributions or other property were not otherwise included in the Consolidated Net Income of Issuer for such period and other than to the extent such Investment constituted a Permitted Investment; minus

(f)	the aggregate amount of any Net Equity Proceeds taken into account for purposes of incurring Indebtedness pursuant to clause (14) of the definition of “Permitted Debt” set forth below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; plus

(g)

the amount that would be calculated immediately prior to the consummation of the Merger on the Closing Date pursuant to clause (3) of the second paragraph of Section 4.07(a) of the 6 5/8% Senior Notes Indenture, as in effect immediately prior to the effectiveness of the 6 5/8% Senior Notes Sixth Supplemental Indenture (provided, that any calculation of cumulative Consolidated Cash Flow and

Consolidated Interest Expense in subclause (A) of such clause (3) shall include (x) Issuer’s last fiscal quarter ending prior to the Closing Date, and (y) the period from the beginning of Issuer’s fiscal quarter during which the Closing Date occurs to the Closing Date, in each case, if internal financial statements are available for such period at the time of calculation, even if they are not available immediately prior to the consummation of the Merger on the Closing Date).

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Issuer) of, Equity Interests of Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph; provided further that any Net Equity Proceeds (x) used for making a Restricted Investment pursuant to clause (10) of this paragraph or (y) taken into account for purposes of incurring Indebtedness pursuant to clause (14) of the definition of “Permitted Debt” set forth below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” may not also be used to make a Restricted Payment pursuant to this clause (2);

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of Issuer or any Subsidiary Guarantor with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Issuer to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent, Issuer, any Restricted Subsidiary of Issuer or any direct or indirect parent of Issuer held by any current or former officer, director, employee or consultant of Parent, Issuer or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed an amount equal to $50.0 million in any fiscal year; provided further, that such amount in any fiscal year may be increased by an amount equal to (a) the net cash proceeds contributed to Issuer from the sale of Equity Interests of Parent to current or former members of management, directors, consultants or employees that occurs after the Closing Date plus (b) the net cash proceeds of key man life insurance policies received by Parent or its Restricted Subsidiaries after the Closing Date; provided further, that such amount in any fiscal year shall be reduced by the amount of Indebtedness incurred in such fiscal year pursuant to clause (21) of the second paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(6) the repurchase, redemption or other acquisition or retirement of Equity Interests deemed to occur upon the exercise or exchange of stock options, warrants or other similar rights to the extent such Equity Interests represent a portion of the exercise or exchange price of those stock options, warrants or other similar rights, and the repurchase, redemption or other acquisition or retirement of Equity Interests made in lieu of withholding taxes resulting from the vesting, exercise or exchange of stock options, warrants or other similar rights;

(7) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Issuer or any Restricted Subsidiary of Issuer issued on or after the Closing Date in accordance with the Debt to Cash Flow Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8) Permitted Payments to Parent;

(9) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent to the extent necessary to comply with law or to prevent the loss or secure the renewal or reinstatement of any FCC License held by Issuer or any of its Subsidiaries;

(10) Restricted Investments in an amount equal to 100% of the aggregate amount of any Net Equity Proceeds, less the aggregate amount of any Net Equity Proceeds (x) used for making a Restricted Payment pursuant to clause (2) of this paragraph or (y) taken into account for purposes of incurring Indebtedness pursuant to clause (14) of the definition of “Permitted Debt” set forth below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(11) payments made to DT or its Subsidiaries from the proceeds of the Towers Transaction;

(12) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”; provided that all notes tendered by the holders of the notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or otherwise acquired for value;

(13) Restricted Payments in connection with the Cash Payment, as defined in the Business Combination Agreement;

(14) the making of cash payments in connection with any conversion of Convertible Debt in an aggregate amount since the Closing Date not to exceed the sum of (a) the principal amount of such Convertible Debt plus (b) any payments received by Issuer or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transactions; and

(15) other Restricted Payments in an aggregate amount since the Closing Date not to exceed $375.0 million.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Incurrence of Indebtedness and Issuance of Preferred Stock

Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and the Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) or issue Preferred Stock, if the Debt to Cash Flow Ratio for Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such Preferred Stock is issued, as the case may be, would have been no greater than 6.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”), nor will it prohibit Issuer’s Restricted Subsidiaries from issuing the following types of Preferred Stock:

(1) the incurrence by Issuer and any Subsidiary Guarantor of (a) additional Indebtedness under Credit Facilities, provided that giving effect to such incurrence, the aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Issuer and its Restricted Subsidiaries thereunder) of all Indebtedness under Credit Facilities then outstanding under this paragraph (1), together with any Indebtedness incurred pursuant to the following clause (b), does not exceed the greater of (x) $9.0 billion and (y) 150% of the Consolidated Cash Flow of Issuer and its Subsidiaries for the most recently ended four full fiscal quarters for which financial statements are available, calculated on a pro forma basis in the manner described in the definition of “Debt to Cash Flow Ratio” and (b) without duplication, all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to the foregoing clause (a); provided, however, that the maximum amount permitted under this clause (1) shall not be deemed to limit additional Indebtedness under the Credit Facilities to the extent that the incurrence of such additional Indebtedness is permitted pursuant to any of the other provisions of this covenant;

(2) the incurrence by Issuer and its Restricted Subsidiaries of any Existing Indebtedness;

(3) the incurrence by Issuer and the Subsidiary Guarantors of Indebtedness represented by the notes to be issued on the date of the base indenture and any related Exchange Notes to be issued in exchange therefor and, in each case, the related Note Guarantees;

(4) the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing (whether prior to or within 270 days after) all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment or the Capital Stock of any Person owning such assets used in the business of Issuer or any of its Restricted Subsidiaries, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (x) $2.5 billion and (y) 5.0% of Issuer’s Total Assets, at the time of any such incurrence pursuant to this clause (4);

(5) the incurrence by Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (13), (14), (15), (24) or (25) of this paragraph;

(6) the incurrence by Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Parent, Issuer and any of its Restricted Subsidiaries and any Guarantors; provided, however, that:

(a)	if Issuer or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not Issuer or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Issuer, or the Note Guarantee, in the case of a Subsidiary Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Parent, Issuer or a Restricted Subsidiary of Issuer, or a Guarantor and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Parent, Issuer or a Restricted Subsidiary of Issuer, or a Guarantor,

will be deemed, in each case, to constitute an incurrence of such Indebtedness by Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of Issuer’s Restricted Subsidiaries to Issuer or to any of its Restricted Subsidiaries of shares of Preferred Stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than Parent, Issuer or a Restricted Subsidiary of Issuer or a Guarantor; and

(b)	any sale or other transfer of any such Preferred Stock to a Person that is not either Parent, Issuer or a Restricted Subsidiary of Issuer, or a Guarantor,

will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by Issuer or any of its Restricted Subsidiaries of Hedging Obligations (other than for speculative purposes);

(9) the guarantee by Issuer or any of the Subsidiary Guarantors of Indebtedness of Issuer or a Restricted Subsidiary of Issuer that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, deposits, performance bonds, completion bonds, bid bonds, appeal bonds and surety bonds, indemnity bonds, specific performance or injunctive relief bonds or similar bonds or obligations in the ordinary course of business, and any Guarantees or letters of credit functioning as or supporting any of the foregoing;

(11) the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness arising from (a) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is covered within five business days of notice to Issuer or any of its Restricted Subsidiaries, (b) in respect of netting, overdraft protection and other arrangements arising under standard business terms of any bank at which Issuer or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement or (c) in respect of the financing of insurance premiums in the ordinary course of business, provided that the aggregate principal amount of Indebtedness incurred pursuant to clauses (11)(b) and (c) shall not, at any time outstanding exceed $250.0 million;

(12) the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of letters of credit required to be issued in connection with any Permitted Joint Venture Investment;

(13) the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness for relocation or clearing obligations relating to Issuer’s or any of its Restricted Subsidiary’s FCC Licenses in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), at any time outstanding not to exceed $400.0 million at the time of such occurrence;

(14) the incurrence by Issuer or any of its Restricted Subsidiaries of Contribution Indebtedness;

(15) the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness (including Acquired Debt or Indebtedness) used to finance an acquisition of or a merger with another Person, provided that, Issuer or the Person formed by or surviving any such consolidation or merger (if other than Issuer or a Restricted Subsidiary), on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, would either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of this covenant or (b) have a Debt to Cash Flow Ratio no greater than the Debt to Cash Flow Ratio of Issuer immediately prior to such transaction;

(16) the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Issuer or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by Issuer or any Restricted Subsidiary thereof in connection with such disposition;

(17) the incurrence by Issuer or any Restricted Subsidiary of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that, upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(18) the incurrence by Issuer or any Restricted Subsidiary of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the DT notes;

(19) the incurrence by Issuer or any of the Subsidiary Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (19), not to exceed the greater of (x) $1.0 billion and (y) 2.0% of Issuer’s Total Assets as of the time of incurrence;

(20) the incurrence by Issuer or any Restricted Subsidiary of Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(21) the incurrence by Issuer or any Restricted Subsidiary of Indebtedness evidenced by promissory notes subordinated to the notes and the Note Guarantees issued to current or former employees or directors of Parent, Issuer or any Subsidiary (or their respective spouses or estates) in lieu of cash payments for Capital Stock being repurchased from such Persons, not to exceed, in any twelve-month period, an amount equal to the amount of Restricted Payments that could be made during such twelve-month period pursuant to clause (5) of the third paragraph under the covenant described above under the caption “—Restricted Payments,” less the amount of Restricted Payments that have been made during such twelve-month period pursuant to such clause;

(22) the incurrence by Issuer or any Restricted Subsidiary of Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

(23) to the extent that deposits with, or payments owed to, the FCC in connection with the auction or licensing of Governmental Authorizations are deemed to be Indebtedness, the incurrence by Issuer or any Restricted Subsidiary of such Indebtedness;

(24) Indebtedness incurred in connection with the Towers Transaction; and

(25) the incurrence by Restricted Subsidiaries that are not Guarantors of Indebtedness; provided, however, that the aggregate principal amount (or accreted value, as applicable) of all Indebtedness incurred under this clause (25), when aggregated with the principal amount (or accreted value) of all other Indebtedness then outstanding and incurred pursuant to this clause (25), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (25), does not exceed $250.0 million.

Issuer will not incur, and will not permit any Subsidiary Guarantor to incur, any Indebtedness (including Permitted Debt, but excluding Indebtedness permitted by clause (6) above) that is contractually subordinated in right of payment to any other Indebtedness of Issuer or such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of Issuer or any Subsidiary Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of such Indebtedness being secured on a first or junior Lien basis.

For purposes of (x) determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (25) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Issuer will be permitted to classify all or a portion of such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant and (y) determining the amount of Indebtedness that may be incurred pursuant to clause (1)(a)(y) of Permitted Debt Issuer may elect, pursuant to an officers’ certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness (and any refinancing with respect thereto) as being incurred at such time, in which case any subsequent incurrence of Indebtedness under such commitment or refinancing, as the case may be, shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles or the application thereof, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values, and in no event shall the reclassification of any lease or other liability as indebtedness due to a change in accounting principles after the Closing Date be deemed to be an incurrence of Indebtedness. In determining the amount of Indebtedness outstanding under one of the clauses above, the outstanding principal amount of any particular Indebtedness of any Person shall be counted only once and any obligation of such Person or any other Person arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded so long as it is permitted to be incurred by the Person or Persons incurring such obligation.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) in the case of Hedging Obligations, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such time;

(3) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(4) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

Liens

Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness upon any asset now owned or hereafter acquired, except Permitted Liens, unless the notes are equally and ratably secured (except that Liens securing Indebtedness that is contractually subordinated to the notes shall be expressly subordinate to any Lien securing the notes to at least the same extent that such Indebtedness is subordinate to the notes).

Dividend and Other Payment Restrictions Affecting Subsidiaries

Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Issuer or any of its Restricted Subsidiaries, or pay any Indebtedness owed to Issuer or any of its Restricted Subsidiaries;

(2) make loans or advances to Issuer or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Issuer or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements or instruments governing (a) Existing Indebtedness and (b) Equity Interests and Credit Facilities as in effect on the Closing Date, and, in each case, any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or instruments; provided that the amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings are (in the good faith judgment of the Board of Directors of Issuer or a senior financial officer of Issuer, whose determination shall be conclusive) not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements or instruments on the Closing Date;

(2) agreements or instruments governing Credit Facilities not in effect on the Closing Date so long as either (a) the encumbrances and restrictions contained therein do not impair the ability of any Restricted Subsidiary of Issuer to pay dividends or make any other distributions or payments directly or indirectly to Issuer in an amount sufficient to permit Issuer to pay the principal of, or interest and premium, if any, on the notes, or (b) the encumbrances and restrictions contained therein are no more restrictive, taken as a whole, than those contained in the indenture;

(3) the notes issued on the date of the base indenture, and any additional notes of the same series, and any Exchange Notes in respect of any such notes or additional notes, the Note Guarantees in respect thereof, and the base indenture, as supplemented by the supplemental indentures executed on the date of the base indenture;

(4) applicable law, rule, regulation or order;

(5) agreements or instruments with respect to a Person acquired by Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition) or as may be amended, restated, modified, renewed, extended, supplemented, refunded, replaced or refinanced from time to time (so long as the encumbrances and restrictions in any such amendment, restatement, modification, renewal, extension, supplement, refunding, replacement or refinancing are, in the good faith judgment of Issuer’s Board of Directors or a senior financial officer of Issuer, whose determination shall be conclusive, not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of agreements or instruments governing Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(6) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business and customary contractual restrictions on transfers of all or substantially all assets of a Person;

(7) any instrument governing any secured Indebtedness or Capital Lease Obligation that imposes restrictions on the assets securing such Indebtedness or the subject of such lease of the nature described in clause (3) of the preceding paragraph;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary that imposes restrictions of the nature described in clauses (1) and/or (3) of the preceding paragraph on the Restricted Subsidiary pending the sale or other disposition;

(9) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting the disposition or distribution of assets or property in partnership and joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(12) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(13) restrictions in other Indebtedness, Disqualified Stock or Preferred Stock incurred or issued in compliance with the covenant described under the caption “—Incurrence of indebtedness and issuance of preferred stock”; provided that such restrictions, taken as a whole, are, in the good faith judgment of Issuer’s Board of Directors or a senior financial officer of Issuer, whose determination shall be conclusive, not materially more restrictive than those contained in the existing agreements referenced in clauses (1) and (3) above;

(14) the issuance of Preferred Stock by a Restricted Subsidiary of Issuer or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such Preferred Stock is permitted pursuant to the covenant described above under the caption “—Incurrence of indebtedness and issuance of preferred stock” and the terms of such Preferred Stock do not expressly restrict the ability of such Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Capital Stock);

(15) any agreement or instrument with respect to Indebtedness incurred, or Preferred Stock issued, by any Restricted Subsidiary, provided that the restrictions contained in the agreements or instruments governing such Indebtedness or Preferred Stock (a) either (i) apply only in the event of a payment default or a default with respect to a financial covenant in such agreement or instrument or (ii) will not materially affect Issuer’s ability to pay all principal, interest and premium, if any, on the notes, as determined in good faith by Issuer’s Board of Directors or a senior financial officer of Issuer, whose determination shall be conclusive; and (b) are not materially more disadvantageous to the holders of the notes than is customary in comparable financings; and

(16) any agreement or instrument of Issuer, Parent, MetroPCS Wireless, Inc., or any of MetroPCS Wireless, Inc.’s Subsidiaries existing prior to, or entered into or assumed by Issuer or any of its Subsidiaries in connection with the Merger, in each case, as such agreements or instruments may be amended, restated, modified, renewed or replaced from time to time; provided that the amendments, restatements, modifications, renewals, and replacements are (in the good faith judgment of the Board of Directors of Issuer or a senior financial officer of Issuer, whose determination shall be conclusive) not materially more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those agreements or instruments as in effect as of the Closing Date; and

(17) restrictions arising from the Towers Transaction.

Merger, Consolidation or Sale of Assets

Issuer will not: (1) consolidate or merge with or into another Person (whether or not Issuer is the surviving corporation); or (2) directly or indirectly sell, assign, lease, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Issuer) or to which such sale, assignment, lease, transfer, conveyance or other disposition has been made is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that if such Person is not a corporation, such Person immediately causes a Subsidiary that is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia to be added as a co-issuer of the notes under the indenture;

(2) the Person formed by or surviving any such consolidation or merger (if other than Issuer) or the Person to which such sale, assignment, lease, transfer, conveyance or other disposition has been made expressly assumes, by a supplemental indenture, executed and delivered to the trustee, the payment of the principal of and any premium and interest on the notes and the performance or observance of every covenant of the indenture on the part of Issuer to be performed or observed;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) Issuer or the Person formed by or surviving any such consolidation or merger (if other than Issuer), or to which such sale, assignment, lease, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of indebtedness and issuance of preferred stock” or (b) have a Debt to Cash Flow Ratio no greater than the Debt to Cash Flow Ratio of Issuer immediately prior to such transaction.

Upon any or consolidation or merger, or any sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of the properties or assets of Issuer and its Restricted Subsidiaries, taken as a whole, in a transaction that is subject to, and that complies with the provisions of, this “Merger, Consolidation or Sale of Assets” covenant, the successor Person formed by such consolidation or into or with which Issuer is merged or to which such sale, transfer, assignment, lease, conveyance or other disposition is made, shall succeed to, and be substituted for Issuer (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of the indenture referring to Issuer shall refer instead to the successor Person and not to Issuer), and may exercise every right and power of Issuer under the indenture with the same effect as if such successor Person had been named as Issuer therein. When the successor Person assumes all of Issuer’s obligations under the indenture, Issuer shall be discharged from those obligations.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to (and the following shall be permitted notwithstanding such covenant):

(1) a merger of Issuer with a direct or indirect Subsidiary of Parent solely for the purpose of reincorporating Issuer in another jurisdiction in the United States so long as the amount of Indebtedness of Issuer and its Restricted Subsidiaries is not increased thereby;

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Issuer and its Restricted Subsidiaries; or

(3) the Transactions, including the Merger.

Transactions with Affiliates

Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Issuer (each, an “Affiliate Transaction”), in any one or series of related transactions involving aggregate payments or consideration in excess of $50.0 million, unless:

(1) the Affiliate Transaction is on terms that, taken as a whole, are no less favorable to Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Issuer or such Restricted Subsidiary with an unrelated Person; and

(2) Issuer delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $100.0 million, an officers’ certificate certifying that such Affiliate Transaction complies with this covenant; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $250.0 million, a resolution of the Board of Directors of Issuer set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Issuer.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, agreement or plan relating to employee, officer or director compensation or severance, officer or director indemnification agreement or any similar arrangement entered into by Issuer, any of its Restricted Subsidiaries or a direct or indirect parent of Issuer existing on the Closing Date, or entered into thereafter in the ordinary course of business, and any indemnities or other transactions permitted or required by bylaw, statutory provisions or any of the foregoing agreements, plans or arrangements and payments pursuant thereto;

(2) transactions between or among Parent, Issuer and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of Issuer) that is an Affiliate of Issuer solely because Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) any issuance of Equity Interests (other than Disqualified Stock) of Issuer to, or receipt of any capital contribution from, any Affiliate of Issuer;

(5) transactions in connection with any Permitted Joint Venture Investment;

(6) any Permitted Investments or Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments”;

(7) (x) any contracts, agreements or understandings existing as of the Issue Date and disclosed in the notes to the consolidated financial statements of MetroPCS Wireless, Inc. for the year ended December 31, 2012, (y) any agreement listed on Schedule 3.2(r)—Related-Party Agreements—to the “T-Mobile Disclosure Letter” to the Business Combination Agreement, and (z) any agreement listed under the section entitled “Transactions with Related Persons and Approval” in the proxy statement of Parent filed with the SEC under cover of Schedule 14A on April 16, 2012 and, in each case, any amendments to, replacements of, or orders pursuant to such contracts, agreements or understandings so long as any such amendments, replacements, or orders, taken as a whole, are not (in the good faith judgment of Issuer’s Board of Directors or a senior financial officer of Issuer, whose determination shall be conclusive) more disadvantageous to Issuer or to the holders of the notes in any material respect than the original contracts, agreements or understandings as in effect on the Closing Date;

(8) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture, provided that in the good faith determination of Issuer’s Board of Directors or a senior financial officer of Issuer, which determination shall be conclusive, such transactions are on terms, taken as a whole, not materially less favorable to Issuer or the applicable Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of Issuer;

(9) issuances, purchases or repurchases of notes or other Indebtedness of Issuer or its Restricted Subsidiaries or solicitations of amendments, waivers or consents in respect of notes or such other Indebtedness, if such issuance, purchase, repurchase or solicitation is approved by a majority of the disinterested members of the Board of Directors of Issuer;

(10) reasonable payments made for any financial advisory, financing, underwriting, placement or syndication services approved by Issuer’s Board of Directors or a senior financial officer of Issuer in good faith;

(11) amendments, extensions, replacements and other modifications of transactions with Affiliates otherwise permitted by the indenture, provided that in the good faith determination of Issuer’s Board of Directors or a senior financial officer of Issuer, which determination shall be conclusive, such amendments, extensions, replacements or other modifications, taken as a whole, are no less favorable in any material respect to Issuer or the applicable Restricted Subsidiary than the transaction or transactions being amended, extended, replaced or modified;

(12) (i) the Business Combination Agreement and any Ancillary Agreements, as defined in the Business Combination Agreement, in each case, as the same may be amended, modified, supplemented or replaced from time to time on terms that, taken as a whole, in the good faith determination of Issuer’s Board of Directors or a senior financial officer of Issuer, which determination shall be conclusive, are not materially less favorable to Issuer or the applicable Restricted Subsidiary than those of the agreement being amended, modified, supplemented or replaced, (ii) transactions or agreements relating to the DT Notes and the TMUS Working Capital Facility, each as may be amended, modified, or supplemented from time to time, and any indebtedness incurred in connection with the refinancing of the foregoing, on terms that, taken as a whole, in the good faith determination of Issuer’s Board of Directors or a senior financial officer of Issuer, which determination shall be conclusive, are not materially less favorable to Issuer than those of the DT Notes or TMUS Working Capital Facility, as applicable, and (iii) transactions between Issuer and its Restricted Subsidiaries, on the one hand, and any Designated Tower Entities that have been designated as Unrestricted Subsidiaries, on the other hand, in connection with the Towers Transaction; and

(13) so long as 100% of the notes are held by Permitted Holders, any transactions between Issuer or any Restricted Subsidiary, on the one hand, and DT or any Subsidiary thereof (other than Parent, Issuer or any Subsidiary thereof), on the other hand, and thereafter any agreements evidencing such transactions.

Business Activities

Issuer will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Issuer and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

If (a) Issuer or any of Issuer’s Domestic Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary (and such Subsidiary is a Wholly-Owned Subsidiary and is neither a Designated Tower Entity, the Reinsurance Entity nor an Immaterial Subsidiary) after the Issue Date or (b) any Restricted Subsidiary of Issuer guarantees any Specified Issuer Indebtedness of Issuer after the Closing Date or (c) Parent or any Subsidiary of Parent acquires or creates a Subsidiary that directly or indirectly owns Equity Interests of Issuer, then Issuer or Parent, as applicable, will cause that newly acquired or created Domestic Restricted Subsidiary, Restricted Subsidiary or Subsidiary of Parent to become a Guarantor of each applicable series of notes and execute a supplemental indenture and, if requested by the Trustee, deliver an opinion of counsel reasonably satisfactory to the trustee within 10 business days after the date on which it was acquired or created or guarantees such Specified Issuer Indebtedness, as applicable, or reasonably promptly thereafter.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, (i) the aggregate Fair Market Value of all outstanding Investments owned by Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted payments” or under one or more clauses of the definition of Permitted Investments, as determined by Issuer in its discretion, and (ii) any Guarantee by Issuer or any Restricted Subsidiary thereof of any Indebtedness of the Restricted Subsidiary being so designated will be deemed to be an incurrence of Indebtedness by Issuer or such Restricted Subsidiary (or both, if applicable) at the time of such designation. That designation will only be permitted if the Investment and/or incurrence of Indebtedness would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Issuer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of Issuer as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” The Board of Directors of Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Issuer; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default would be in existence following such designation, and as a result of, such designation.

Notwithstanding the foregoing, Issuer may at any time and from time to time designate any Designated Entity, by written notice to the trustee, as an Unrestricted Subsidiary, and any such Subsidiary shall upon such notice immediately be designated and deemed an Unrestricted Subsidiary, without any further action by Issuer (and, for the avoidance of doubt, shall not require delivery of a resolution of the Board of Directors or of an officers’ certificate) (each, a “Specified Unrestricted Subsidiary Designation”). The aggregate Fair Market Value of all outstanding Investments owned by Issuer and its Restricted Subsidiaries in such Designated Entities so designated as Unrestricted Subsidiaries will, as calculated and to the extent permitted by clause (18) of the definition of Permitted Investments, be deemed to be an Investment made as of the time of such Specified Unrestricted Subsidiary Designation under such clause (18), and not reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments”.

Payments for Consent

Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of any series of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture with respect to such series of notes or such notes unless such consideration is offered to be paid and is paid to all holders of such series of notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Parent will file a copy of each of the reports referred to in clauses (1) and (2) below with the SEC for public availability within the time periods (including all applicable extension periods) specified in the SEC rules and regulations applicable to such reports (unless the SEC will not accept such a filing):

(1) all quarterly and annual financial reports that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Parent were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by its certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Parent or Issuer were required to file such reports;

provided that the availability of the foregoing reports on the SEC’s EDGAR service (or successor thereto) shall be deemed to satisfy Issuer’s delivery obligations to the trustee and any holder of notes.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports; provided that, if neither Parent nor Issuer is required under the rules and regulations of the SEC to file such reports with the SEC for public availability, such reports need not be prepared in accordance with all of the rules and regulations applicable to such reports and shall only be required to include the information or disclosure that would be required by such form to the extent that, and in the same general style of presentation as, the same or substantially similar information or disclosure is also included in the offering memorandum dated March 8, 2013 relating to the $3.5B Notes. Each annual report on Form 10-K will include a report on Parent’s consolidated financial statements by Parent’s independent registered public accounting firm. Issuer will at all times comply with TIA §314(a).

If the SEC will not accept Parent’s or Issuer’s filings for any reason, Parent or Issuer will post the reports referred to in the preceding paragraphs on its website, on intralinks.com or another website within the time periods that would apply if Parent were required to file those reports with the SEC (including all applicable extension periods). If (i) Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries or (ii) the combined operations of Parent and its Subsidiaries, excluding the operations of Issuer and its Restricted Subsidiaries and excluding cash and Cash Equivalents, would, if held by a single Unrestricted Subsidiary of Issuer, constitute a Significant Subsidiary of Issuer, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of (A) in the case of (i) above, the financial condition and results of operations of Parent, Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Issuer and (B) in the case of (ii) above, the financial condition and results of operations of Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of Parent and its other Subsidiaries; provided however, that the requirements of this paragraph shall not apply if Parent or Issuer files with the SEC the reports referred to in clauses (1) and (2) of the first paragraph of this covenant, and any such report contains the information required in this paragraph.

For so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, Issuer and the Guarantors will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default” in respect of the notes of each series:

(1) default for 30 days in the payment when due of interest (including Additional Interest, if any) on the notes of such series;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes of such series;

(3) failure by Issuer for 120 days after notice to Issuer by the trustee or the holders of at least 25% in aggregate principal amount of the notes of such series then outstanding voting as a single class to comply with the provisions described under the caption “—Reports”;

(4) failure by Issuer or any of its Restricted Subsidiaries for 30 days after notice to Issuer by the trustee or the holders of at least 25% in aggregate principal amount of the notes of such series then outstanding voting as a single class to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control Triggering Event” or “—Repurchase at the Option of Holders—Asset Sales” (in each case other than a failure to purchase notes of such series that will constitute an Event of Default under clause (2) above), or “—Certain covenants—Merger, Consolidation or Sale of Assets”;

(5) failure by Issuer or any of its Restricted Subsidiaries for 90 days after notice to Issuer by the trustee or the holders of at least 25% in aggregate principal amount of the notes of such series then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) (or the payment of which is guaranteed by Issuer or any of its Restricted Subsidiaries that would constitute a Significant Subsidiary), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates an amount equal to $100.0 million or more, in each case for so long as such failure or acceleration is continuing;

(7) failure by Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) to pay or discharge final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $100.0 million (to the extent not covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 consecutive days following entry of such final judgment or decree during which a stay of enforcement of such final judgment or decree, by reason of pending appeal or otherwise, is not in effect;

(8) Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary, or any group of Restricted Subsidiaries of Issuer that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law:

(a)	commences a voluntary case,

(b)	consents to the entry of an order for relief against it in an involuntary case,

(c)	consents to the appointment of a custodian of it or for all or substantially all of its property,

(d)	makes a general assignment for the benefit of its creditors, or

(e)	generally is not paying its debts as they become due;

(9) a court of competent jurisdiction enters a final order or decree under any Bankruptcy Law that:

(a)	is for relief against Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Issuer that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(b)	appoints a custodian of Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Issuer that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Issuer that, taken together, would constitute a Significant Subsidiary; or

(c)	orders the liquidation of Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Issuer that, taken together, would constitute a Significant Subsidiary;

and the final order or decree remains unstayed and in effect for 60 consecutive days;

(10) except as permitted by the indenture, any Note Guarantee with respect to notes of such series is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any such Guarantor, denies or disaffirms its obligations under its Note Guarantee with respect to such series; and

(11) any other Event of Default provided in the board resolution, officers’ certificate or supplemental indenture under which such series of notes is issued or in the form of note for such series.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Issuer, any Restricted Subsidiary of Issuer that is a Significant Subsidiary or any group of Restricted Subsidiaries of Issuer that, taken together, would constitute a Significant Subsidiary, all outstanding notes of such series will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing with respect to any series of notes, the trustee or the holders, with a copy to the Trustee, of at least 25% in aggregate principal amount of the then outstanding notes of such series may declare all the notes of such series to be due and payable immediately.

Subject to certain limitations, the holders of a majority in aggregate principal amount of the then outstanding notes of a series may direct the trustee in its exercise of any trust or power in respect of such series. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes of such series.

Subject to the provisions of the indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder gives to the trustee written notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes of the applicable series have made a written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee;

(3) such holder or holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense to be incurred in compliance with such request;

(4) the trustee does not comply with such request within 90 days after receipt of the request and the offer of security or indemnity; and

(5) during such 90-day period, holders of a majority in aggregate principal amount of the then outstanding notes of the applicable series do not give the trustee a direction inconsistent with such request.

The holders of a majority in aggregate principal amount of the then outstanding notes of a series by written notice to the trustee may, on behalf of the holders of all of the notes of such series, rescind an acceleration or waive any existing Default or Event of Default in respect of such series and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes of such series.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Issuer with the intention of avoiding payment of the premium that Issuer would have had to pay if Issuer then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes of such series.

Issuer is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Issuer is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, member, manager, partner, employee, incorporator or stockholder of Issuer or any Guarantor, as such, will have any liability for any obligations of Issuer or the Guarantors under the notes, the indenture, the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Legal Defeasance and Covenant Defeasance

Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes of any series and all obligations of the Guarantors discharged with respect to their Note Guarantees with respect to such series (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes of such series to receive payments in respect of the principal of, or interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

(2) Issuer’s obligations with respect to the notes of such series concerning issuing temporary notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency;

(3) the rights, powers, trusts, duties, indemnities and immunities of the trustee, and Issuer’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, Issuer may, at its option and at any time with respect to any series of notes, elect to have the obligations of Issuer and the Guarantors released with respect to the provisions of the indenture described above under “—Repurchase at the Option of Holders” and under the caption “—Certain Covenants” (other than the covenant described under the caption “—Certain covenants—Merger, Consolidation or Sale of Assets,” except to the extent described below) and the limitation imposed by clause (4) under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” (such release and termination being referred to as “Covenant Defeasance”), and thereafter any omission to comply with such obligations or provisions will not constitute a Default or Event of Default with respect to such notes. In the event Covenant Defeasance occurs with respect to any series of notes in accordance with the indenture, the Events of Default described under clauses (3) through (9) under the caption “—Events of Default and Remedies” (in the case of clauses (8) and (9), only with respect to Issuer’s Subsidiaries) and the Event of Default described under clause (11) under the caption “—Events of default and remedies”, in each case, will no longer constitute an Event of Default with respect to such series.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to any series of notes:

(1) Issuer must irrevocably deposit with the trustee or its designee, in trust, for the benefit of the holders of such series of notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and premium, if any, and interest on, the outstanding notes of such series on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Issuer must specify whether such notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee (which opinion of counsel may be subject to customary assumptions, qualifications and exclusions) confirming that (a) Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Closing Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Issuer must deliver to the trustee an opinion of counsel confirming that the holders of the outstanding notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing with respect to such series of notes on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds, or the imposition of Liens in connection therewith, to be applied to such deposit, or a Default or Event of Default that will be cured by such Covenant Defeasance or Legal Defeasance) and the deposit will not result in a breach or violation of, or constitute a default under, any material instrument to which Issuer or any Guarantor is a party or by which Issuer or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Issuer or any of its Subsidiaries is a party or by which Issuer or any of its Subsidiaries is bound;

(6) Issuer must deliver to the trustee an officers’ certificate stating that the deposit was not made by Issuer with the intent of preferring the holders of notes over the other creditors of Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of Issuer or others;

(7) Issuer must deliver to the trustee an officers’ certificate, stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8) Issuer must deliver to the trustee an opinion of counsel, stating that all conditions precedent set forth in clauses (2), (3) and (5) of this paragraph, as applicable, have been complied with; provided that the opinion of counsel with respect to clause (5) of this paragraph may be to the knowledge of such counsel.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes of any series or the related Note Guarantees of the notes of any series may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes of such series then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes of such series), and any existing Default or Event of Default or compliance with any provision of the indenture with respect to such series of notes or such notes or Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes of such series (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes of such series).

Without the consent of each holder of notes of the applicable series affected, an amendment, supplement or waiver may not (with respect to any notes of a particular series held by a non-consenting holder):

(1) reduce the principal amount of notes of such series whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note of such series or alter the provisions with respect to the redemption of the notes of such series (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any note of such series;

(4) waive a Default or Event of Default in the payment of principal of, or premium, if any, or interest on, the notes of such series (except a rescission of acceleration of the notes of such series by the holders of at least a majority in aggregate principal amount of the then outstanding notes of such series and a waiver of the payment default that resulted from such acceleration);

(5) make any note of such series payable in money other than that stated in the notes of such series;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes of such series to receive payments of principal of, or interest or premium, if any, on, the notes of such series;

(7) waive a redemption payment with respect to any note of such series (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its related Note Guarantee of the notes of such series or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, Issuer, the Guarantors and the trustee may amend or supplement any indenture, the notes of any series or the related Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of Issuer’s or a Guarantor’s obligations to holders of notes of such series and related Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Issuer’s or such Guarantor’s assets, as applicable;

(4) to effect the release of a Guarantor from its Note Guarantee in respect of such series of notes and the termination of such Note Guarantee, all in accordance with the provisions of the indenture governing such release and termination;

(5) to add any Guarantor or Note Guarantee or to secure the notes of any series or any Note Guarantee in respect of the notes of any series;

(6) to make any change that would provide any additional rights or benefits to the holders of notes of such series or that does not adversely affect the legal rights under the indenture of any such holder in any material respect;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(8) to change or eliminate any of the provisions of the indenture with respect to such series; provided that any such change or elimination shall not become effective with respect to any outstanding notes of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

(9) to provide for the issuance of and establish forms and terms and conditions of a new series of notes as permitted by the base indenture;

(10) to, in the case of any notes other than notes of any series issued on the date of the base indenture, conform the text of the indenture with respect to such series, the notes of such series, or the related Note Guarantees to any provision of the “Description of Notes” section of any prospectus, prospectus supplement, offering memorandum, or other offering document relating to the applicable series of notes to the extent that such provision in such description of notes was intended to be a verbatim recitation of a provision of the indenture, the applicable Note Guarantees, or the notes of such series, in each case, as conclusively evidenced by an officers’ certificate;

(11) to provide for the issuance of additional notes of any series, provided that such additional notes have the same terms as, and be deemed part of the same series as, the applicable series of notes to the extent required under the indenture; or

(12) to evidence and provide for the acceptance of and appointment by a successor trustee with respect to the notes of such series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trust by more than one trustee; and

(13) to allow any Guarantor of the notes of such series to execute a supplemental indenture and/or a Note Guarantee with respect to the notes of such series.

The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to notes of any series, when:

(1) either:

(a)	all notes of such series that have been authenticated, except lost, stolen or destroyed notes of such series that have been replaced or paid and notes of such series for whose payment money has been deposited in trust and thereafter repaid to Issuer, have been delivered to the trustee for cancellation; or

(b)

all notes of such series that have not been delivered to the trustee for cancellation have become due and payable by reason of the sending of a notice of redemption or otherwise or will become due and payable within one year and Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the trustee or its designee as trust funds in trust solely for the benefit of the holders of such series of notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes of such series not delivered to the trustee for cancellation for principal of, and premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default with respect to such series has occurred and is continuing with respect to the notes of such series on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds, or the imposition of any Liens in connection therewith, to be applied to such deposit, or a Default or Event of Default that will be cured by such discharge);

(3) such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Issuer or any Guarantor is a party or by which Issuer or any Guarantor is bound;

(4) Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the indenture with respect to the notes of such series; and

(5) Issuer has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes of such series at maturity or on the redemption date, as the case may be.

In addition, Issuer must deliver to the trustee (a) an officers’ certificate, stating that all conditions precedent set forth in clauses (1) through (5) above have been satisfied, and (b) an opinion of counsel (which opinion of counsel may be subject to customary assumptions and qualifications), stating that all conditions precedent set forth in clauses (3) and (5) above have been satisfied; provided that the opinion of counsel with respect to clause (3) above may be to the knowledge of such counsel.

Governing Law

The indenture, the notes and the Note Guarantees are governed by the laws of the State of New York.

Concerning the Trustee

We maintain ordinary banking relationships with Deutsche Bank Trust Company Americas and its affiliates.

If the trustee becomes a creditor of Issuer or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest when a Default is continuing it must eliminate such conflict within 90 days of the date such conflict arises, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes of the applicable series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs.

Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes of the applicable series, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-entry, Delivery and Form

The notes were initially evidenced by one or more definitive notes. Prior to the offer and sale of the notes under this prospectus, we anticipate the notes will be issued in registered, global form (“Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for DTC and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of such notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”)), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Issuer takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised Issuer that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not

Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Issuer that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Issuer and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes.

Consequently, neither Issuer, the trustee nor any agent of Issuer or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Issuer that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Issuer. Neither Issuer nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and Issuer and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or

Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised Issuer that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes and the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Issuer, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Issuer fails to appoint a successor depositary within 120 days after the date of such notice; or

(2) Issuer, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes and DTC has notified Issuer and the trustee of its desire to exchange the Global Notes for Certificated Notes.

Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

Issuer will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Issuer will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds

Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Notice of Rates

The Calculation Agent will calculate the Reset Rate as of the Reset Date and, within five Business Days of the Reset Date, Issuer will send (or, if agreed to by the trustee, shall provide to the trustee, and the trustee, as instructed by Issuer and at the expense of Issuer, shall send) a notice to each holder of notes of the applicable Series and the trustee, specifying the Reset Rate and setting forth in reasonable detail the manner in which the Reset Rate was calculated. The calculation of the Reset Rate by the Calculation Agent will (in the absence of manifest error) be conclusive for all purposes and final and binding on the holders of notes of the applicable series and Issuer.

Issuer shall provide all cooperation reasonably requested by DT and the Calculation Agent in connection with the calculation of the Reset Rate, including, without limitation, providing any information reasonably requested and the payment of any fees and expenses then due and payable.

In the event that the Calculation Agent shall not have provided the Reset Rate to Issuer within such five Business Day period and Issuer shall have complied with the foregoing, (x) Issuer shall promptly so notify the trustee and the holders of such failure, (y) the date on which Issuer shall be required to deliver such notice of the Reset Rate will be extended until the date that is two Business Days after the date on which Issuer receives such Reset Rate from the Calculation Agent and (z) DT may, in its sole discretion, appoint a replacement Calculation Agent.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided. Certain definitions applicable to the senior reset notes are set forth below in “Pricing Mechanism Definitions”

“$3.5B Notes” means the $1,750,000,000 in principal amount of MetroPCS Wireless, Inc.’s 6.250% Senior Notes due 2021 and $1,750,000,000 in principal amount of MetroPCS Wireless, Inc.’s 6.625% Senior Notes due 2023, each issued as of March 19, 2013, pursuant to the Indenture, between MetroPCS Wireless, Inc.’s, MetroPCS, Inc., MetroPCS Communications, Inc., the guarantors party thereto, and Deutsche Bank Trust Company Americas, as supplemented by the First Supplemental Indenture dated March 19, 2013 or the Second Supplemental Indenture dated March 19, 2013 thereto, as applicable (as so supplemented, the “$3.5B Notes Indenture”), (ii) any additional 6.250% Senior Notes due 2021 and 6.625% Senior Notes due 2023 issued under the $3.5B Notes Indenture as part of the same series, and (iii) any Exchange Notes (as defined in the $3.5B Notes Indenture) relating thereto.

“6  5/8% Senior Notes Indenture” means the Indenture, dated as of September 21, 2010, as supplemented by the Second Supplemental Indenture, dated November 17, 2010, among MetroPCS Wireless, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, as supplemented by the Fourth Supplemental Indenture, dated as of December 23, 2010, by MetroPCS Wireless, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, as further supplemented by the 6 5/8% Senior Notes Sixth Supplemental Indenture, governing the 6 5/8% Senior Notes due 2020 issued by MetroPCS Wireless, Inc.

“6  5/8% Senior Notes Sixth Supplemental Indenture” means the Sixth Supplemental Indenture, dated as of December 14, 2012, among MetroPCS Wireless, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

The term “Acquired Debt” does not include Indebtedness of a Person that is redeemed, defeased, retired or otherwise repaid at the time of, or immediately upon, consummation of the transactions by which such Person becomes a Restricted Subsidiary or acquires such asset, as the case may be.

“Additional Interest” has the meaning set forth in any Registration Rights Agreement relating to amounts to be paid in respect of the notes of the applicable series in the event Issuer fails to satisfy certain conditions set forth therein. For all purposes of the indenture, the term “interest” with respect to the notes of a series shall include Additional Interest, if any, with respect to the notes of such series.

“Additional Notes” with respect to a series of notes shall have the meaning assigned to such term in the supplemental indenture pursuant to which such series of notes are issued.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Acquisition” means:

(1) an Investment by Issuer (or any predecessor thereto) or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with Issuer or any of its Restricted Subsidiaries but only if (x) such Person’s primary business constitutes a Permitted Business and (y) the financial condition and results of operations of such Person are not already consolidated with those of Issuer and its Restricted Subsidiaries immediately prior to such Investment, or

(2) an acquisition by Issuer (or any predecessor thereto) or any of its Restricted Subsidiaries of the property and assets of any Person, other than Issuer or any of its Restricted Subsidiaries, that constitute all or substantially all of a division, operating unit or line of business of such Person but only (x) if the property and assets so acquired constitute a Permitted Business and (y) the financial condition and results of operations of such Person are not already consolidated with those of Issuer and its Restricted Subsidiaries immediately prior to such acquisition.

For the avoidance of doubt, the Merger shall be deemed to be an Asset Acquisition.

“Asset Disposition” means the sale or other disposition by Issuer or any of its Restricted Subsidiaries other than to Issuer or another Restricted Subsidiary of (1) all or substantially all of the Capital Stock owned by Issuer or any of its Restricted Subsidiaries of any Restricted Subsidiary or any Person that is a Permitted Joint Venture Investment or (2) all or substantially all of the assets that constitute a division, operating unit or line of business of Issuer or any of its Restricted Subsidiaries.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the option of holders—Change of control triggering event” and/or the provisions described above under the caption “—Certain covenants—Merger, consolidation or sale of assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of Issuer’s Restricted Subsidiaries or the sale by Issuer or any Restricted Subsidiary thereof of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $100.0 million;

(2) a sale, lease, conveyance or other disposition of assets or Equity Interests between or among Issuer and/or its Restricted Subsidiaries;

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary of Issuer to Issuer or to a Restricted Subsidiary of Issuer;

(4) the sale, lease, sub-lease, conveyance or other disposition of (a) assets, products, services or accounts receivable in the ordinary course of business, (b) equipment or other assets pursuant to a program for the maintenance or upgrading of such equipment or assets, or (c) any sale, conveyance or other disposition of damaged, worn-out, uneconomic or obsolete assets in the ordinary course of business;

(5) the sale, conveyance or other disposition of cash or Cash Equivalents;

(6) a surrender or waiver of contract rights or settlement, release or surrender of contract, tort or other claims in the ordinary course of business or a grant of a Lien not prohibited by the indenture;

(7) a Restricted Payment that does not violate the covenant described above under the caption “—Certain covenants—Restricted payments”;

(8) arms-length sales, leases or sub-leases (as lessor or sublessor), sale and leasebacks, assignments, conveyances, transfers or other dispositions of assets or rights to a Person that is a Permitted Joint Venture Investment;

(9) licenses and sales of intellectual property or other general intangibles (other than FCC Licenses) in the ordinary course of business;

(10) a Permitted Investment;

(11) dispositions of assets to the ISIS Joint Venture;

(12) one or more sales, conveyances, leases, subleases, licenses, contributions, or other dispositions, assignments or transfers made as part of, or in connection with, the Towers Transaction; or

(13) the settlement or early termination of any Permitted Bond Hedge Transaction.

“Asset Sale Offer” has the meaning assigned to that term in the provision described under the caption “—Repurchase at the option of holders—Asset sales”.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that (a) in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time and (b) in the case of a “group” pursuant to Rule 13d-5(b)(1) of the Exchange Act which group includes one or more Permitted Holders (or one or more Permitted Holders is deemed to share Beneficial Ownership with one or more other persons of any shares of Capital Stock), (i) such “group” shall be deemed not to have Beneficial Ownership of any shares held by such Permitted Holder and (ii) any person (other than such Permitted Holder) that is a member of such group (or sharing such Beneficial Ownership) shall be deemed not to have Beneficial Ownership of any shares held by such Permitted Holder (or in which any such Person shares beneficial ownership). The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of October 3, 2012, as amended from time to time, by and among Deutsche Telekom AG, T-Mobile Global Zwischenholding GmbH, T-Mobile Global Holding GmbH, Issuer and MetroPCS Communications, Inc.

“Business Day” means, unless otherwise provided by board resolution, officers’ certificate or supplemental indenture for a particular series of notes, any day except a Saturday, Sunday, or a legal holiday in the City of New York or in any place of payment with respect to the Notes on which banking institutions are authorized or required by law, regulation or executive order to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, respectively; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than two years from the date of acquisition;

(3) demand deposits, certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from a Rating Agency at the date of acquisition and, in each case, maturing within one year after the date of acquisition;

(6) securities issued and fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or agency or instrumentality thereof, rated at least “A” by a Rating Agency at the date of acquisition and having maturities of not more than two years after the date of acquisition;

(7) auction rate securities rated at least “AA-” or “Aa3” by a Rating Agency at the time of purchase and with reset dates of one year or less from the time of purchase;

(8) investments, classified in accordance with GAAP as current assets of Issuer or any of its Restricted Subsidiaries, in money market funds, mutual funds or investment programs registered under the Investment Company Act of 1940, at least 90% of the portfolios of which constitute investments of the character, quality and maturity described in clauses (1) through (7) of this definition;

(9) in the case of any Person that is operating outside the United States or anticipates operating outside the United States within the next 12 months, any substantially similar investment to the kinds described in clauses (1) through (7) of this definition rated at least “P-2” by Moody’s or “A-2” by S&P or the equivalent thereof; and

(10) deposits or payments made to the FCC in connection with the auction or licensing of Governmental Authorizations that are fully refundable.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Issuer and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than any such disposition to a Restricted Subsidiary or a Permitted Holder;

(2) the adoption of a plan relating to the liquidation or dissolution of Issuer;

(3) the consummation of any transaction (including any merger or consolidation), the result of which is that any “person” (as defined above), other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Parent (or its successor by merger, consolidation or purchase of all or substantially all of its assets or its equity), measured by voting power rather than number of shares;

(4) during any period of 12 consecutive months, a majority of the members of the Board of Directors or other equivalent governing body of Issuer or Parent cease to be composed of individuals (i) who were members of that Board of Directors or equivalent governing body on the first day of such period, (ii) whose election or nomination to that Board of Directors or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that Board of Directors or equivalent governing body, (iii) whose election or nomination to that Board of Directors or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that Board of Directors or equivalent governing body, or (iv) in the case of Issuer, whose election or nomination to that Board of Directors or equivalent governing body was approved by Parent; or

(5) Issuer ceases to be a direct or indirect Wholly-Owned Subsidiary of Parent.

provided, that the Transactions and other transactions pursuant to the Business Combination Agreement (including the changes to the Beneficial Ownership of the Voting Stock of Parent contemplated therein) shall not be a Change of Control.

“Change of Control Triggering Event” with respect to any series of notes means the occurrence of a (x) Change of Control that is accompanied or followed by a downgrade by one or more gradations (including gradations within ratings categories as well as between ratings categories) or withdrawal of the rating of such series of the notes within the Ratings Decline Period by at least two out of the three Rating Agencies and (y) the rating of such series of the notes on any day during such Ratings Decline Period is below the rating by each such Rating Agency in effect immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to public announcement), provided that in making the relevant decision(s) referred to above to downgrade or withdraw such ratings, as applicable, the relevant Rating Agency announces publicly or confirms in writing during such Ratings Decline Period that such decision(s) resulted, in whole or in part, from the occurrence (or expected occurrence) of such Change of Control or the announcement of the intention to effect such Change of Control; provided, further that no Change of Control Triggering Event shall be deemed to occur if at the time of the applicable downgrade the rating of such series of the notes by at least two out of the three Rating Agencies is Investment Grade.

“Closing Date” means the date on which the Merger occurs.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including non-cash impairment charges and any write-off or write-down or amortization of intangibles but excluding amortization of ordinary course prepaid cash expenses that were paid in a prior period) and other non-cash expenses or charges (excluding any such non-cash expense to the extent that it represents an ordinary course accrual of or reserve for cash expenses in any future period or amortization of any ordinary course prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus

(4) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (including all fees and expenses relating thereto), including (a) any fees, expenses and costs relating to the

Towers Transaction, (b) any fees, expenses or charges related to any sale or offering of Equity Interests of such Person or Parent, any acquisition or disposition or any Indebtedness, in each case that is permitted to be incurred hereunder (in each case, whether or not successful), or the offering, amendment or modification of any debt instrument, including the offering, any amendment or other modification of the notes, provided that Consolidated Cash Flow shall not be deemed to be increased by more than $250.0 million in any twelve-month period pursuant to this clause (b), (c) any premium, penalty or fee paid in relation to any repayment, prepayment or repurchase of Indebtedness, (d) any fees or expenses relating to the Transactions and the offering, issuance and sale (in each case, whether or not successful) of the “DT Notes” and the “Permitted MetroPCS Notes”, as defined in the Business Combination Agreement, and (e) restructuring charges, integration costs (including retention, relocation and contract termination costs) and related costs and charges, provided such costs and charges under this clause (e) shall not exceed $300.0 million in any twelve-month period, plus, for the first four years after the Closing Date, up to an additional $300.0 million in any twelve-month period related to the Transactions); plus

(5) New Market Losses, up to a maximum aggregate amount of $300.0 million in any twelve-month period; minus

(6) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of Issuer that is not a Subsidiary Guarantor will be added to Consolidated Net Income to compute Consolidated Cash Flow of Issuer only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Issuer by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

For the avoidance of doubt, calculations of “Consolidated Cash Flow” of Issuer for any period prior to the Closing Date for purposes of calculating the Debt to Cash Flow Ratio shall be on a pro forma basis as described in the last paragraph of the definition of “Debt to Cash Flow Ratio”.

“Consolidated Indebtedness” means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus (ii) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus (iii) the aggregate liquidation value of all Disqualified Stock of such Person and all Preferred Stock of Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including amortization of debt issuance costs or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of payments (if any) pursuant to Hedging Obligations); plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on that portion of Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon); plus

(4) the product of (a) all dividend payments on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries; times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal;

in each case, on a consolidated basis and in accordance with GAAP; excluding, however, any amount of such interest of any Restricted Subsidiary of the referent Person if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated Net Income pursuant to clause (2) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated Net Income pursuant to clause (2) of the definition thereof). Notwithstanding the foregoing, if any lease or other liability is reclassified as indebtedness or as a Capital Lease Obligation due to a change in accounting principles or the application thereof after the Closing Date, the interest component of all payments associated with such lease or other liability shall be excluded from Consolidated Interest Expense.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the positive Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) solely for the purpose of determining the amount available for Restricted Payments under clause 3(A) of the second paragraph of the covenant described above under the caption “—Certain covenants—Restricted Payments” the Net Income of any Restricted Subsidiary that is not a Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the effect of a change in accounting principles or in the application thereof (including any change to IFRS and any cumulative effect adjustment) will be excluded;

(4) unrealized losses and gains attributable to Hedging Obligations, including those resulting from the application of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815, will be excluded; and

(5) any non-cash compensation charge or expense realized from grants of stock, stock appreciation or similar rights, stock option or other rights to officers, directors and employees, will be excluded.

“Contribution Indebtedness” means, Indebtedness in an aggregate principal amount at any one time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge such Indebtedness, not to exceed 150% of the aggregate amount of all Net Equity Proceeds.

“Convertible Debt” means Debt of Issuer (which may be Guaranteed by the Guarantors) permitted to be incurred hereunder that is either (a) convertible or exchangeable into common stock of Parent (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of Parent and/or cash (in an amount determined by reference to the price of such common stock).

“Corporate Trust Office of the Trustee” means, solely for purposes of presenting the notes, Deutsche Bank Trust Company Americas located at 60 Wall Street, New York, NY 10005, and, for all other purposes, the office of the trustee at which any time its corporate trust business will be administered, which at the date hereof is located at 60 Wall Street, New York, NY 10005, or such other address as the trustee may designate from time to time by notice to the holders and Issuer, or the principal corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the holders and Issuer).

“Credit Facilities” means, one or more debt facilities (including the TMUS Working Capital Facility), capital leases, purchase money financings or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), capital leases, purchase money debt, debt securities or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including, in each case, by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Debt to Cash Flow Ratio” means, with respect to any Person as of any date of determination, the ratio of (a) the Consolidated Indebtedness of such Person as of such date to (b) the Consolidated Cash Flow of such Person for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available.

For purposes of making the computation referred to above:

(1) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including the Merger and including giving pro forma effect to any related financing transactions and the application of proceeds of any Asset Disposition) that occur during such four-quarter period or subsequent to such four quarter period but on or prior to the date on which the Debt to Cash Flow Ratio is to be calculated as if they had occurred and such proceeds had been applied on the first day of such four-quarter period;

(2) pro forma effect shall be given to asset dispositions and, asset acquisitions (including giving pro forma effect to any related financing transactions and the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary of Issuer or has been merged with or into Issuer (including MetroPCS Wireless, Inc.) or any Restricted Subsidiary during such four-quarter period or subsequent to such four quarter period but on or prior to the date on which the Debt to Cash Flow Ratio is to be calculated and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary, as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such four-quarter period;

(3) to the extent that the pro forma effect of any transaction is to be made pursuant to clause (1) or (2) above, such pro forma effect shall be determined in good faith on a reasonable basis by a responsible financial or accounting officer of the specified Person, whose determination shall be conclusive, as if the subject transaction(s) had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(4) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of (without duplication of clauses (1) and (2) above) prior to the date on which the Debt to Cash Flow Ratio is to be calculated, shall be excluded;

(5) any Person that is a Restricted Subsidiary on the date on which the Debt to Cash Flow Ratio is to be calculated will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(6) any Person that is not a Restricted Subsidiary on the date on which the Debt to Cash Flow Ratio is to be calculated will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

For the avoidance of doubt, if the Debt to Cash Flow Ratio is determined for any period commencing prior to the date that is four fiscal quarters after the fiscal quarter during which the Closing Date occurs, the Debt to Cash Flow Ratio shall be calculated giving pro forma effect to the Transactions as if the Transactions had occurred on the first day of the four quarter reference period.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Entity” means (i) Iowa Wireless Services LLC, a Delaware limited liability company, or (ii) any Designated Tower Entity.

“Designated Tower Entity” means any entity established solely or primarily for the limited purpose of holding wireless communications sites, towers, and related contracts, equipment, improvements, real estate, and other assets, and performing other activities incidental thereto or in connection with the Towers Transaction. For the avoidance of doubt, T-Mobile USA Tower LLC and T-Mobile West Tower LLC are each Designated Tower Entities.

“Disqualified Stock” means, with respect to notes of any series, any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes of the applicable series mature; provided that any class of Capital Stock of such Person that, by its terms, requires such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock, and that is not convertible, puttable or exchangeable for cash, Disqualified Stock or Indebtedness, will not be deemed to be Disqualified Stock, so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is not a Foreign Subsidiary.

“DT” means Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Notes” means the notes of each series issued pursuant to the indenture in connection with a Registered Exchange Offer.

“Existing Indebtedness” means (a) Indebtedness of Issuer and its Subsidiaries (other than Indebtedness in respect of any notes) in existence on the Issue Date, until such amounts are repaid, (b)(1) the $3.5B Notes in existence on the Closing Date (and any Exchange Notes (as defined in the $3.5B Notes Base Indenture) relating thereto) and the TMUS Working Capital Facility, and (2) all other Indebtedness of MetroPCS Wireless, Inc. and its

Subsidiaries in existence on the Closing Date that was not incurred in violation of the terms of the Business Combination Agreement, in each case until such amounts are repaid (provided that the aggregate principal amount of Indebtedness incurred in contemplation of the Transactions, including any Indebtedness in the form of the $3.5B Notes and Notes issued on the date of this Base Indenture (other than Indebtedness under the TMUS Working Capital Facility), in each case permitted by this clause (b), shall not exceed $20.5 billion).

“Existing Senior Notes” means (i) the 7 7/8% Senior Notes due 2018 issued pursuant to that certain Indenture, dated as of September 21, 2010, among MetroPCS Wireless, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee, as amended and supplemented by that certain First Supplemental Indenture, dated as of September 21, 2010, among MetroPCS Wireless Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee, as further supplemented by that certain Third Supplemental Indenture, dated as of December 23, 2010, among MetroPCS Wireless, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee, and as amended and restated by that certain Fifth Supplemental Indenture, dated as of December 14, 2012, among MetroPCS Wireless, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee, (ii) the 6 5/8% Senior Notes due 2020 issued pursuant to the 6 5/8% Senior Notes Indenture, and (iii) the $3.5B Notes.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by Issuer’s Board of Directors or a senior officer of Issuer, which determination shall be conclusive.

“FCC” means the United States Federal Communications Commission and any successor agency that is responsible for regulating the United States telecommunications industry.

“FCC Licenses” means all licenses or permits now or hereafter issued by the FCC.

“Fitch” means Fitch Inc., a Subsidiary of Fimalac, S.A., and its successors.

“Foreign Subsidiary” means any Subsidiary of Issuer other than a Subsidiary organized under the laws of the United States or any state of the United States or the District of Columbia, or any direct or indirect subsidiary thereof.

“GAAP” means generally accepted accounting principles as in effect on the Closing Date. Notwithstanding the foregoing, at any time, Issuer may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP or parts of the Accounting Standards Codification or “ASC” shall thereafter be construed to mean IFRS (except as otherwise provided in the indenture); provided that any such election, once made, shall be irrevocable; provided further, that any calculation or determination in the indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to Issuer’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. Issuer shall give notice of any such election made in accordance with this definition to the trustee and the holders of notes.

“Government Securities” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent, permission, consent order or consent decree of or from any governmental authority.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means, with respect to the notes of any series, any Person who has guaranteed the obligations of Issuer under the Indenture with respect to such series until released from its Note Guarantee pursuant to the provisions of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices,

and any guarantee in respect thereof.

“IFRS” means the international accounting standards promulgated by the International Accounting Standards Board and its predecessors, as adopted by the European Union, as in effect from time to time.

“Immaterial Subsidiary” means any Subsidiary of Issuer that at any time has less than $100.0 million in Total Assets; provided, that the aggregate Total Assets of all Immaterial Subsidiaries shall not at any time exceed $300.0 million.

“Indebtedness” means, with respect to any specified Person, without duplication,

(a) any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations; and

(b) any financial liabilities recorded in respect of the upfront proceeds received in connection with the Towers Transaction,

in each case, if and only to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Notwithstanding the foregoing, in no event shall the reclassification of any lease or other liability as indebtedness due to a change in accounting principles (or in the application thereof) after the Closing Date be deemed to be an incurrence of Indebtedness for any purpose under the indenture. The amount of any Indebtedness shall be determined in accordance with the last paragraph of the covenant described above under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock.”

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances (excluding commission, travel, entertainment, drawing accounts and similar advances to directors, officers and employees made in the ordinary course of business and excluding the purchase of assets, equipment, property or accounts receivables created or acquired in the ordinary course of business) or capital contributions, and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities. If Issuer or any Restricted Subsidiary of Issuer sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Issuer, Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Issuer’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain covenants—Restricted payments.” The acquisition by Issuer or any Subsidiary of Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by Issuer or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain covenants—Restricted payments” as of the date the acquisition of the acquired Person is consummated. Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Investment Grade” means

(1) with respect to Moody’s (or any successor company acquiring all or substantially all of its assets), a rating of Baa3 (or its equivalent under any successor rating category of Moody’s) or better;

(2) with respect to S&P (or any successor company acquiring all or substantially all of its assets), a rating of BBB- (or its equivalent under any successor rating category of S&P) or better;

(3) with respect to Fitch (or any successor company acquiring all or substantially all of its assets), a rating of BBB- (or its equivalent under any successor rating category of Fitch) or better; and

(4) if any Rating Agency ceases to exist or ceases to rate any series of the notes for reasons outside of the control of Issuer, the equivalent investment grade credit rating for such series of notes from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by Issuer as a replacement agency.

“ISIS Joint Venture” means Amended and Restated LLC Agreement of JVL Ventures, LLC dated October 1, 2010, as amended.

“Issue Date” means the effective date of the Board Resolution, Officers’ Certificate or supplemental indenture pursuant to which the first Series of Notes is issued under this Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement and any lease in the nature thereof.

“Merger” means the merger of MetroPCS Wireless, Inc. with and into Issuer with Issuer as the surviving Person, pursuant to the Business Combination Agreement.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Equity Proceeds” means the net cash proceeds received by Issuer since the Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of Issuer (other than Disqualified Stock).

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock accretion or dividends, excluding however:

(1) any gain (or loss), together with any related provision for taxes on such gain (or loss) realized in connection with: (a) dispositions of assets (other than in the ordinary course of business); or (b) the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

“Net Proceeds” means the aggregate cash proceeds received by Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but excluding any items deemed to be cash pursuant to clause (2)(a) of the covenant described above under the caption “—Repurchase at the option of holders—Asset sales”), net of all costs relating to such Asset Sale, including (a) legal, accounting and investment banking fees, finder’s fees, sales commissions, employee severance costs, and any relocation expenses incurred as a result of the Asset Sale, (b) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (c) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (d) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale and (e) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by Issuer or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to Issuer or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“New Markets” means the collective reference to any wireless telephone markets other than the metropolitan areas of Las Vegas, Nevada; Los Angeles, San Francisco and Sacramento California; Detroit, Michigan; Dallas/Fort Worth, Texas; Tampa/Sarasota, Orlando, Miami and Jacksonville, Florida; Atlanta, Georgia; Philadelphia, Pennsylvania; New York, New York; Boston, Massachusetts; and Hartford, Connecticut.

“New Market Losses” means, for any period, to the extent such losses were deducted in computing such Consolidated Net Income during the applicable period, an amount equal to any extraordinary loss plus any net loss (without duplication) realized by Issuer or any of its Restricted Subsidiaries incurred in connection with construction, launch and operations in any New Market for such period, so long as such net losses are incurred on or prior to the fourth anniversary after the initial commencement of commercial operations in the applicable New Market.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), subject to customary “bad-boy” exceptions, (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Issuer or any of its Restricted Subsidiaries.

“Note Guarantee” means, with respect to the notes of any series, the guarantee by each Guarantor of obligations of Issuer under the indenture and the notes of any series, executed in accordance with the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, cash collateral obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on Parent’s common stock purchased by Issuer in connection with the issuance of any Convertible Debt; provided that the purchase price for such Permitted Bond Hedge Transaction, does not exceed the net cash proceeds received by Issuer from the sale of such Convertible Debt issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Business” means those businesses in which Issuer and its Subsidiaries were engaged on the Closing Date, or any business similar, related, incidental or ancillary thereto or that constitutes a reasonable extension or expansion thereof, or any business reasonably related to the telecommunications industry, and the acquisition, holding or exploitation of any license relating to the delivery of those services.

“Permitted Holder” means (i) DT and (ii) any direct or indirect Subsidiary of DT.

“Permitted Investments” means:

(1) any Investment in Issuer or in any Restricted Subsidiary of Issuer;

(2) any Investment in Cash Equivalents;

(3) any Investment by Issuer or any Restricted Subsidiary of Issuer in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Issuer; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Issuer or a Restricted Subsidiary of Issuer;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the option of holders—Asset sales”;

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Issuer or Equity Interests of Parent;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to employees made in the ordinary course of business of Issuer or any Restricted Subsidiary of Issuer in an aggregate principal amount not to exceed $50.0 million at any one time outstanding;

(9) any payment on or with respect to, or purchase, redemption, defeasement or other acquisition or retirement for value of (i) any of the notes issued on the date of the base indenture, and any additional notes of the same series, and any Exchange Notes in respect of any such Notes or Additional Notes, (ii) any of MetroPCS

Wireless Inc.’s 7 7/8% Senior Notes due 2018 issued pursuant to that certain Indenture, dated as of September 21, 2010, among MetroPCS Wireless, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee, as amended and supplemented by that certain First Supplemental Indenture, dated as of September 21, 2010, among MetroPCS Wireless Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee, as further supplemented by that certain Third Supplemental Indenture, dated as of December 23, 2010, among MetroPCS Wireless, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee, and as amended and restated by that certain Fifth Supplemental Indenture, dated as of December 14, 2012, among MetroPCS Wireless, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee, (iii) any of MetroPCS Wireless Inc.’s 6 5/8% Senior Notes due 2020 issued pursuant to the 6 5/8% Senior Notes Indenture, (iv) any of the $3.5B Notes or (v) any other Indebtedness that is pari passu with the notes;

(10) advances and prepayments for asset purchases in the ordinary course of business in a Permitted Business of Issuer or any of its Restricted Subsidiaries;

(11) Investments existing on the Closing Date, including Investments held by MetroPCS Wireless, Inc., Issuer and their Subsidiaries immediately prior to the Merger;

(12) Investments in the ISIS Joint Venture having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) since the Closing Date that are at that time outstanding, not to exceed $300.0 million;

(13) Permitted Bond Hedge Transactions which constitute Investments;

(14) (a) Permitted Joint Venture Investments, and (b) other Investments in any Person other than an Affiliate of Issuer (excluding any Person that is an Affiliate of Issuer solely by reason of Parent’s ownership, directly or indirectly, of Equity Interests or Parent’s control, of such Person or which becomes an Affiliate as a result of such Investment), to the extent such Investment under (a) or (b) has an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding, not to exceed 12.5% of Issuer’s Total Assets on the date of such Investment;

(15) Investments in a Person primarily engaged in a Permitted Business having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) since the Closing Date that are at that time outstanding, not to exceed $250.0 million;

(16) guarantees permitted under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” ; and

(17) deposits or payments made with the FCC in connection with the auction or licensing of Governmental Authorizations.

(18) any Investment deemed made from time to time pursuant to “— Certain Covenants—Designation of restricted and unrestricted subsidiaries” in connection with a Specified Unrestricted Subsidiary Designation, in an amount equal to the aggregate Fair Market Value of all outstanding Investments owned by Issuer and its Restricted Subsidiaries in the Subsidiaries designated as Unrestricted Subsidiaries pursuant to such Specified Unrestricted Subsidiary Designation, but only to the extent not in excess of the aggregate Fair Market Value of all outstanding Investments owned by T-Mobile USA and its Restricted Subsidiaries in such designated Subsidiaries as of the Closing Date (for this purpose, it shall be assumed, as regards to Investments in any Designated Tower Entity, that all wireless communications sites, towers, and related contracts, equipment, improvements, real estate, and other assets of T-Mobile USA and its subsidiaries subject to the Towers

Transaction that are contemplated to be transferred to the Designated Tower Entities in accordance with the terms of the Towers Transaction, as contemplated in the Tower Transaction Agreements as in effect as of March 19, 2013, had been transferred to the Designated Tower Entities, whether or not all such transfers have in fact then taken place, but disregarding any transfers of assets not part of the Towers Transaction as contemplated in the Tower Transaction Agreements as in effect as of March 19, 2013); and

(19) any other Investments made in connection with the Towers Transaction, as contemplated in the Tower Transaction Agreements as in effect as of March 19, 2013.

Notwithstanding any other provision to the contrary, no Permitted Investment shall be deemed to be a Restricted Payment.

“Permitted Joint Venture Investment” means, with respect to any specified Person, Investments in any other Person engaged in a Permitted Business of which at least 40% of the outstanding Capital Stock of such other Person is at the time owned directly or indirectly by the specified Person.

“Permitted Liens” means:

(1) Liens securing Indebtedness and other Obligations under Credit Facilities and/or securing Hedging Obligations related thereto permitted by clauses (1), (8) and (19) of the second paragraph of the covenant entitled “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock”, provided that any secured Permitted Refinancing Indebtedness incurred in respect of Indebtedness or other Obligations previously secured pursuant to this clause (1) will be treated as Indebtedness secured pursuant to this clause (1) in making any determination as to whether additional Indebtedness or other Obligations may be secured pursuant to this clause (1);

(2) Liens in favor of Issuer or the Guarantors;

(3) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with Issuer or any Subsidiary of Issuer; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets (other than improvements thereon, accessions thereto and proceeds thereof) other than those of the Person that becomes a Restricted Subsidiary or is merged into or consolidated with Issuer or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by Issuer or any Subsidiary of Issuer; provided that such Liens were in existence prior to, and not incurred in contemplation of, such acquisition;

(5) (a) bankers’ Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution, and (b) Liens, deposits (including deposits with the FCC) or pledges to secure the performance of bids, tenders, trade or governmental contracts, leases, licenses, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock” covering only the assets (including the proceeds thereof, accessions thereto and upgrades thereof) acquired with or financed by such Indebtedness;

(7) Liens existing on the Closing Date (including Liens existing on the assets of MetroPCS Wireless, Inc. and its Subsidiaries existing immediately prior to the Merger);

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law or contract, such as carriers’, warehousemen’s, suppliers’, vendors’, construction, repairmen’s, landlord’s and mechanics’ Liens or other similar Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens arising by reason of a judgment, attachment, decree or court order, to the extent not otherwise resulting in an Event of Default, and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

(12) Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(13) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property and assets and proceeds or distributions of such property and assets and improvements and accessions thereto); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(14) (a) Liens contained in purchase and sale agreements or lease agreements limiting the transfer of assets pending the closing of the transactions contemplated thereby or the termination of the lease, respectively, (b) spectrum leases or other similar lease or licensing arrangements contained in, or entered into in connection with, purchase and sale agreements, and (c) Liens relating to deposits or escrows established in connection with purchase and sale agreements;

(15) Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of Issuer or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets;

(16) Liens in favor of the trustee as provided for in the indenture on money or property held or collected by the trustee in its capacity as trustee;

(17) Liens on cash or Cash Equivalents securing (a) workers’ compensation claims, self-insurance obligations, unemployment insurance or other social security, old age pension, bankers’ acceptances, performance bonds, completion bonds, bid bonds, appeal bonds, indemnity bonds, specific performance or injunctive relief bonds, surety bonds, public liability obligations, or other similar bonds or obligations, or securing any Guarantees or letters of credit functioning as or supporting any of the foregoing, in each case incurred in the ordinary course of business or (b) letters of credit required to be issued for the benefit of any Person that controls a Permitted Joint Venture Investment to secure any put right for the benefit of the Person controlling the Permitted Joint Venture Investment;

(18) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into in the ordinary course of business covering only the property under lease (plus improvements and accessions to such property and proceeds or distributions of such property and improvements and accessions thereto);

(19) any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense entered into in the ordinary course of business;

(20) Liens on cash or Cash Equivalents on deposit to secure reimbursement obligations under letters of credit incurred in the ordinary course of business;

(21) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Person that is a Permitted Joint Venture Investment owned by Issuer or any Restricted Subsidiary to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Person;

(22) Liens arising under operating agreements, joint venture agreements, partnership agreements, contracts for sale and other agreements arising in the ordinary course of business that are customary in the Permitted Business, and applicable only to the assets that are the subject of such agreements or contracts;

(23) Liens securing Hedging Obligations;

(24) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(27) Liens securing any arrangement for treasury, depositary or cash management services provided to Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(28) Liens with respect to obligations that do not exceed at any time the greater of (x) $500 million and (y) 1.0% of Issuer’s Total Assets at such time;

(29) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements; and

(30) Liens, if any, incurred in connection with the Towers Transaction.

“Permitted Payments to Parent” means, without duplication as to amounts:

(1) payments to Parent to permit Parent to pay reasonable accounting, legal, investment banking fees and administrative expenses of Parent when due; and

(2) for so long as Issuer is a member of a group filing a consolidated or combined tax return with Parent, payments to Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to Issuer and its Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that Issuer would owe if Issuer were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Issuer and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that Parent actually owes to the appropriate taxing authority.

“Permitted Refinancing Indebtedness” means any Indebtedness of Issuer or any of its Restricted Subsidiaries, any Disqualified Stock of Issuer or any Preferred Stock of any Restricted Subsidiary issued (a) in exchange for, or the net proceeds of which are used to, extend the maturity, renew, refund, refinance, replace, defease, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to or a deferral or renewal of ((a) and (b) above, collectively, a “Refinancing”), any other Indebtedness of Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness), any Disqualified Stock of Issuer or any Preferred Stock of a Restricted Subsidiary in a principal amount or, in the case of Disqualified Stock of Issuer or Preferred Stock of a Restricted Subsidiary, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of:

(1) the principal amount or, in the case of Disqualified Stock or Preferred Stock, liquidation preference, of the Indebtedness, Disqualified Stock or Preferred Stock so Refinanced (plus, in the case of Indebtedness, the amount of accrued interest and premium, if any paid in connection therewith), and

(2) if the Indebtedness being Refinanced was issued with any original issue discount, the accreted value of such Indebtedness (as determined in accordance with GAAP) at the time of such Refinancing;

in each case, except to the extent that any such excess principal amount (or accreted value, as applicable) would be then permitted to be incurred by other provisions of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;” provided, that such excess principal amount of Indebtedness shall be deemed to be incurred under such other provision.

Notwithstanding the preceding, no Indebtedness, Disqualified Stock or Preferred Stock will be deemed to be Permitted Refinancing Indebtedness, unless:

(1) such Indebtedness, Disqualified Stock or Preferred Stock has a final maturity date or redemption date, as applicable, later than the final maturity date or redemption date, as applicable, of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced;

(2) if the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced is contractually subordinated in right of payment to the notes, such Indebtedness, Disqualified Stock or Preferred Stock is contractually subordinated in right of payment to, the notes, on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced at the time of the Refinancing; and

(3) such Indebtedness or Disqualified Stock is incurred or issued by Issuer or such Indebtedness, Disqualified Stock or Preferred Stock is incurred or issued by the Restricted Subsidiary who is the obligor on the Indebtedness being Refinanced or the issuer of the Disqualified Stock or Preferred Stock being Refinanced, or a Restricted Subsidiary of such obligor or issuer.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or payments upon liquidation.

“Rating Agency” means each of Moody’s, S&P, Fitch and, if any of Moody’s, S&P or Fitch ceases to exist or ceases to rate the notes of the applicable series for reasons outside of the control of Issuer, any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by Issuer as a replacement agency.

“Ratings Decline Period” means the period that (i) begins on the earlier of (a) the date of the first public announcement of the occurrence of a Change of Control or of the intention by Issuer or a shareholder of Issuer, as applicable, to effect a Change of Control or (b) the occurrence thereof and (ii) ends 90 days following consummation of such Change of Control; provided that such period shall be extended for so long as the rating of the notes of the applicable series, as noted by the applicable Rating Agency, is under publicly announced consideration for downgrade by the applicable Rating Agency.

“Registered Exchange Offer” means the offer by Issuer and the Guarantors, to certain holders of initial notes, to issue and deliver to such holders, in exchange for the initial notes, a like aggregate principal amount of Exchange Notes registered under the Securities Act.

“Registration Rights Agreement” means, with respect to the issuance of notes of any series issued in a transaction exempt from the registration requirements of the Securities Act, the registration rights agreement, if any, among Issuer and the initial purchasers of such series of notes.

“Reinsurance Entity” means TMUS Assurance Corporation, a Hawaii corporation and any successor thereto.

“Replacement Assets” means: (i) capital expenditures with respect to any assets, (ii) other assets that will be used or useful in a Permitted Business, (iii) all or substantially all of the assets of a Permitted Business, (iv) Voting Stock of any Person engaged in a Permitted Business that, when taken together with all other Voting Stock of such Person owned by Issuer and its Restricted Subsidiaries, constitutes a majority of the Voting Stock of such Person and such Person will become a Restricted Subsidiary on the date of the acquisition thereof or (v) deposits or payments to acquire FCC Licenses.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referenced Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Significant Subsidiary” means any Restricted Subsidiary that as of the end of the most recent fiscal quarter for which financial statements are available, would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Closing Date.

“Specified Issuer Indebtedness” means any Indebtedness of Issuer in a principal amount of $250 million or more.

“Specified Unrestricted Subsidiary Designation” has the meaning assigned to such term in the provision described under the heading “—Certain Covenants—Designation of restricted and unrestricted subsidiaries”.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means:

(1) with respect to Issuer, any Indebtedness of such Issuer which is by its terms subordinated in right of payment to the notes of the applicable series; and

(2) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to such Guarantor’s Guarantee of the notes of the applicable series.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantors” means, collectively, the Guarantors that are Subsidiaries of Issuer.

“Total Assets” means the consolidated total assets of a Person and its Subsidiaries as set forth on the most recent balance sheet of such Person prepared in accordance with GAAP.

“Towers Transaction” means the transactions contemplated by the Towers Transaction Agreements.

“Towers Transaction Agreements” means: (i) the Master Agreement, dated as of September 28, 2012 (as the same may be amended, modified, or supplemented from time to time), among T-Mobile USA, Crown Castle International Corp., a Delaware corporation, and certain Subsidiaries of T-Mobile USA; and (ii) each of the other transaction documents entered into in connection therewith or contemplated thereby, as they may be amended, modified or supplemented from time to time.

“Transactions” means (i) the Merger, (ii) the offering of the “Permitted MetroPCS Notes”, as defined in the Business Combination Agreement, and the “DT Notes” and the incurrence of the “TMUS Working Capital Facility”, each as defined in the Business Combination Agreement, (iii) the refinancing of Existing Indebtedness on or prior to the Closing Date, (iv) the “Cash Payment” and the “MetroPCS Reverse Stock Split”, each as defined in the Business Combination Agreement, and (v) all other transactions consummated in connection therewith.

“Unrestricted Subsidiary” means any Subsidiary of Issuer that is designated by the Board of Directors of Issuer as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that:

(1) except as permitted by the covenant described above under the caption “—Certain covenants—Transactions with affiliates,” such Subsidiary is not party to any agreement, contract, arrangement or understanding with Issuer or any Restricted Subsidiary of Issuer unless the terms of any such agreement, contract, arrangement or understanding are, taken as a whole, no less favorable to Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Issuer;

(2) such Subsidiary does not hold any Liens on any property of Parent, Issuer or any of its Restricted Subsidiaries; and

(3) such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Issuer or any of its Restricted Subsidiaries, except to the extent that such guarantee or credit support would be released upon such designation.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any specified Person means a Subsidiary of such Person, all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person. Except if expressly otherwise specified, Wholly-Owned Subsidiary means a Wholly-Owned Subsidiary of Issuer.

Pricing Mechanism Definitions

“Adjusted Bond Yield” means, for any Component Bond as of any date of determination:

(i)	the Average Yield to Worst of such Component Bond as of such date, plus

(ii)	an amount (which may be negative) equal to the product of (a)(1) the number of days until a date that is eight (8) years from such date of determination, minus (2) the number of days until the date that results in the yield to worst of such Component Bond, and (b) the fraction of 12.5 basis points divided by three hundred sixty-five (365); plus

(iii)	an amount (which may be negative) equal to the product of (a)(1) the score set forth in the definition of “Composite Rating” for the Composite Rating of the Notes of this Series, minus (2) the score set forth in the definition of “Composite Rating” for the Composite Rating of such Component Bond, and (b) 50 basis points.

“Adjusted Index Yield” means, for any Component Index as of any date of determination:

(i)	the Average Yield to Worst of such Component Index as of such date, plus

(ii)	an amount (which may be negative) equal to the product of (a)(1) the number of days until a date that is eight (8) years from such date of determination, minus (2) Effective Yield to Worst Time of such Component Index, and (b) the fraction of 12.5 basis points divided by three hundred sixty-five (365).

“Average Adjusted Company Bond Yield” means, as of any date of determination, the arithmetic average of the Adjusted Bond Yields for each of the Qualified Company Bonds as of such date.

“Average Adjusted Comparable Bond Yield” means, as of any date of determination, the arithmetic average of the Adjusted Bond Yields for each of the Qualified Comparable Bonds as of such date.

“Average Adjusted Index Yield” means, as of any date of determination, the arithmetic average of the Adjusted Index Yield for each Component Index as of such date.

“Average Bond Price” means, as to any Component Bond on any date of determination, the arithmetic average of the Daily Bond Price of such Component on each Trading Day in the Calculation Period, other than any Trading Day as to which both (A) there are no reported trades of such Component Bond in an amount greater than $500,000 of principal amount and (B) there are no Trading Days during the Calculation Period preceding such Trading Day as to which there was such a trade.

“Average Yield to Worst” means, as to any Component on any date of determination, the arithmetic average of the Daily Yield to Worst of such Component on each Trading Day in the Calculation Period, other than any

Trading Day as to which both (A) there are no reported trades of such Component Bond in an amount greater than $500,000 of principal amount and (B) there are no Trading Days during the Calculation Period preceding such Trading Day as to which there was such a trade.

“BAML HY Index” means the “Bank of America Merrill Lynch US High Yield Telecommunications (H0TC) Index”; provided, that (i) if the sponsor of such index discontinues calculation of such index, and such sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to such index (such comparable index, the “BAML Successor Index”), then the Calculation Agent shall substitute the BAML Successor Index for such index for all purposes hereunder; and (ii) in the event that the sponsor of such index discontinues publication of such index and the Calculation Agent determines that no suitable successor or substitute index is available for such index, the Calculation Agent will calculate the Daily Yield to Worst and Effective Yield to Worst Time for such index in accordance with the formula for and method of calculation last in effect as to such index prior to its discontinuance, but using only those securities with such weightings as comprised such index immediately prior to its discontinuance.

“Bloomberg” means Bloomberg Financial Markets.

“Calculation Agent” means such nationally recognized investment bank as is selected by DT.

“Calculation Period” means, as to any date of determination, the period that begins on the first Trading Day on or following the day that is 45 days prior to such date and ends on such date.

“Company Bond Weight” means: (i) if the number of Qualified Company Bonds is one or more and the number of Qualified Comparable Bonds is zero, one-third; (ii) if the number of Qualified Comparable Bonds is one or more and the number of Qualified Company Bonds is one or more, one-quarter; and (iii) if the number of Qualified Company Bonds is zero, zero.

“Comparable Bond Weight” means: (i) if the number of Qualified Comparable Bonds is one or more and the number of Qualified Company Bonds is zero, one-third; (ii) if the number of Qualified Comparable Bonds is one or more and the number of Qualified Company Bonds is one or more, one-quarter; and (iii) if the number of Qualified Comparable Bonds is zero, zero.

“Comparable Issuer” means Sprint Nextel Corporation or any successor or assign.

“Component” means any Component Bond or any Component Index.

“Component Bond” means any Qualified Comparable Bond or any Qualified Company Bond.

“Component Index” means the JPM HY Index, the CS HY Index, and the BAML HY Index.

“Composite Rating” means (i) if such Security is rated by either S&P or Moody’s, but not both, the composite rating indicated on the chart below as corresponding to the rating given to such Security by S&P or Moody’s; and (ii) if such Security is rated by both S&P and Moody’s, the composite rating indicated on the chart below as corresponding to a score equal to the average (rounded up to the nearest integer) of the scores assigned on the chart below to such Security’s S&P rating and such Security’s Moody’s rating.

Moody’s	S&P	Score	Composite Rating
Baa1	BBB+	1	BBB+
Baa2	BBB	2	BBB
Baa3	BBB-	3	BBB-
Ba1	BB+	4	BB+
Ba2	BB	5	BB
Ba3	BB-	6	BB-
B1	B+	7	B+
B2	B	8	B
B3	B-	9	B-
Caa1	CCC+	10	CCC+
Caa2	CCC	11	CCC
Caa3	CCC-	12	CCC-

Notwithstanding the foregoing, for purposes of determining the Composite Rating of the Notes of this Series, in the event that, at the time of such determination, neither S&P nor Moody’s has rated the Notes of this Series, then (a) the rating of the Notes of this Series from S&P and/or Moody’s, as applicable, shall be deemed, for purposes of this definition, to be the same as (i) the rating by the applicable rating agency of Issuer’s 6.625% Senior Notes due 2023 or (ii) solely in the event that the 6.625% Senior Notes due 2023 are not outstanding, or are not rated by either rating agency, the rating of any other series of unsecured notes issued by Issuer which rank pari passu in right of payment with, and are guaranteed on a similar basis as, the Notes of this Series (and, if multiple series of notes issued by Issuer and meeting the requirements of this clause (ii) are outstanding, the rating of the Notes of this Series shall be deemed to be the rating of the series of notes issued by Issuer with a remaining tenor closest to the remaining tenor of the Notes of this Series) and (b) in the event that ratings from either rating agency in respect of any notes of the types described in clause (a)(i) or (ii) are not available, for purposes of determining the Adjusted Bond Yield of a Component Bond in relation to the Notes of this Series, clause (iii) of the definition of Adjusted Bond Yield shall be deemed to be zero. If neither S&P nor Moody’s has rated a Component Bond, then for purposes of determining the Adjusted Bond Yield of such Component Bond, clause (iii) of the definition of Adjusted Bond Yield shall be deemed to be zero.

“CS HY Index” means the “Credit Suisse US Liquid High Yield Telecom Index”; provided, that (i) if the sponsor of such index discontinues calculation of such index, and such sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to such index (such comparable index, the “CS Successor Index”), then the Calculation Agent shall substitute the CS Successor Index for such index for all purposes hereunder; and (ii) in the event that the sponsor of such index discontinues publication of such index and the Calculation Agent determines that no suitable successor or substitute index is available for such index, the Calculation Agent will calculate the Daily Yield to Worst and Effective Yield to Worst Time for such index in accordance with the formula for and method of calculation last in effect as to such index prior to its discontinuance, but using only those securities with such weightings as comprised such index immediately prior to its discontinuance.

“Daily Bond Price” means, as to any Component Bond on any date of determination, the arithmetic average of the price of each reported trade of such Component Bond in an amount greater than $500,000 of principal amount on such date (or, if there are no reported trades of such Component Bond in an amount greater than $500,000 of principal amount on such date, the arithmetic average of the price of each reported trade of such

Component Bond in an amount greater than $500,000 of principal amount on the next preceding Trading Day during the Calculation Period on which there was such a trade), determined by reference to the Pricing Source.

“Daily Yield to Worst” means:

(i)	as to any Component Bond on any date of determination, the arithmetic average of the yield to worst of each reported trade of such Component Bond in an amount greater than $500,000 of principal amount on such date (or, if there are no reported trades of such Component Bond in an amount greater than $500,000 of principal amount on such date, the arithmetic average of the yield to worst of each reported trade of such Component Bond in an amount greater than $500,000 of principal amount on the next preceding Trading Day during the Calculation Period on which there was such a trade), determined by reference to the Pricing Source; and

(ii)	as to any Component Index on any date of determination, the yield to worst of such Component Index for such date as reported by the Pricing Source.

“Effective Yield to Worst Time” means, as to any Component Index, the number of days to the date that results in the yield to worst implied by such Component Index, as reported by the Pricing Source, or if not reported by the Pricing Source, as calculated by the Calculation Agent in good faith.

“Index Weight” means: (i) if the number of Qualified Comparable Bonds is one or more and the number of Qualified Company Bonds is one or more, one-half; (ii) if (a) the number of Qualified Comparable Bonds is zero and the number of Qualified Company Bonds is one or more, or (b) the number of Qualified Company Bonds is zero and the number of Qualified Comparable Bonds is one or more, two-thirds; and (iii) if the number of Qualified Comparable Bonds is zero and the number of Qualified Company Bonds is zero, one.

“JPM HY Index” means the “JP Morgan Domestic Telecom High Yield Index”; provided, that (i) if the sponsor of such index discontinues calculation of such index, and such sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to such index (such comparable index, the “Successor Index”), then the Calculation Agent shall substitute the Successor Index for such index for all purposes hereunder; and (ii) in the event that the sponsor of such index discontinues publication of such index and the Calculation Agent determines that no suitable successor or substitute index is available for such index, the Calculation Agent will calculate the Daily Yield to Worst and Effective Yield to Worst Time for such index in accordance with the formula for and method of calculation last in effect as to such index prior to its discontinuance, but using only those securities with such weightings as comprised such index immediately prior to its discontinuance.

“Maturity Adjustment” means, as of any specified date, an amount (which may be negative) equal to the product of (i)(a) the Remaining Tenor of the Notes of this Series minus (b) the number eight (8) and (ii) 12.5 basis points.

“Pricing Source” means (i) with respect to any Component Index, the index sponsor; and (ii) with respect to any Component Bond, TRACE as provided by Bloomberg.

Except where another source or method is specified, the Pricing Source shall be used for all applicable purposes hereunder. If the Pricing Source for any Component is unavailable at any time for any reason, and an alternative source or method is not expressly provided herein, the Calculation Agent shall determine a suitable substitute source in good faith.

“Qualified Company Bonds” means, as of any date of determination, each series of publicly-traded unsecured notes that:

(i)	is issued by Issuer (including for the avoidance of doubt, to the extent then outstanding, notes that were issued prior to the Merger Date by MetroPCS Wireless, Inc. and assumed by Issuer (so long as such notes, in each case, meet the requirements set forth in clauses (ii) through (vi) below));

(ii)	has a minimum aggregate principal amount outstanding as of such date of at least $1.0 billion;

(iii)	has an Average Bond Price during the Calculation Period of not less than $800.00 or greater than $1200.00 (per $1000.00 of principal amount);

(iv)	for which the date that results in the yield to worst is not less than four (4) and not greater than ten (10) years from such date of determination;

(v)	for which there are at least five Trading Days in the Calculation Period on which there is a reported trade of such Qualified Comparable Bond in an amount greater than $500,000 of principal amount; and

(vi)	which was not subject, on any date during the Calculation Period, to a publicly announced tender offer, exchange offer, or any transaction that would result or has resulted in a change of control.

“Qualified Comparable Bonds” means, as of any date of determination, each series of publicly-traded unsecured notes that:

(i)	is issued by the Comparable Issuer;

(ii)	has a minimum aggregate principal amount outstanding as of such date of at least $1.0 billion;

(iii)	has an Average Bond Price during the Calculation Period of not less than $800.00 or greater than $1200.00 (per $1000.00 of principal amount);

(iv)	for which the date that results in the yield to worst is not less than four (4) and not greater than ten (10) years from such date of determination;

(v)	for which there are at least five Trading Days in the Calculation Period on which there is a reported trade of such Qualified Comparable Bond in an amount greater than $500,000 of principal amount; and

(vi)	which was not subject, on any date during the Calculation Period, to a publicly announced tender offer, exchange offer, or any transaction that would result or has resulted in a change of control.

“Reference Yield” means, as of any date of determination, a rate per annum, as determined by the Calculation Agent in a commercially reasonable manner, equal to the sum of:

(i)	the product of (a) the Index Weight and (b) the Average Adjusted Index Yield as of such date; plus,

(ii)	the product of (a) the Comparable Bond Weight and (b) the Average Adjusted Comparable Bond Yield as of such date; plus,

(iii)	the product of (a) the Company Bond Weight and (b) the Average Adjusted Company Bond Yield as of such date.

“Relevant Exchange” means, for any Component Bond, the primary exchange or quotation system on which such Component Bond is traded or quoted, as determined by the Calculation Agent.

“Remaining Tenor” means, as of any specified date, the number of days from such specified date to the stated maturity of the Notes of this Series, divided by three hundred sixty-five (365).

“Reset Date” means, for the Senior Reset Notes due 2019 and the Senior Reset Notes due 2020, April 28, 2015; for the Senior Reset Notes due 2021 and the Senior Reset Notes due 2022, October 28, 2015; and for the Senior Reset Notes due 2023, April 28, 2016.

“Reset Rate” means a rate per annum, rounded to the nearest thousandth of a percent (and, in the event that rate per annum, prior to rounding, is equidistant to the nearest thousandth up and the nearest thousandth down, rounded up to the nearest thousandth of a percent), equal to the sum of:

(i)	the Reference Yield as of the Reset Date, plus

(ii)	50.0 bps, plus

(iii)	the Maturity Adjustment for the Notes of this Series as of the Reset Date, plus

(iv)	39.7 bps, for the Senior Reset Notes due 2019; 35.0 bps, for the Senior Reset Notes due 2020; 31.6 bps, for the Senior Reset Notes due 2021; 28.9 bps, for the Senior Reset Notes due 2022; and 26.9 bps, for the Senior Reset Notes due 2023.

“Security” means the Notes of this Series or any Component Bond.

“Trading Day” means (i) with respect to any Component Index, any date on which the sponsor of such index reports an updated value for such index; and (ii) with respect to any Component Bond, a day, as determined by the Calculation Agent, on which the Relevant Exchange with respect to such Component Bond is scheduled to be open for trading for their respective regular trading sessions or on which such Component Bond is quoted, as applicable.

DESCRIPTION OF CAPITAL STOCK

The following describes our common stock, preferred stock, certificate of incorporation and bylaws that are presently in effect, the Stockholder’s Agreement, dated as of April 30, 2013, that we have entered into with Deutsche Telekom, and the Rights Agreement, dated as of March 29, 2007, as amended, that we have entered into with American Stock Transfer & Trust Company, LLC, as rights agent. This description is a summary only. We encourage you to read the complete text of such documents, which are incorporated by reference hereto. The Stockholder’s Agreement with Deutsche Telekom was entered into in connection with the Business Combination Agreement described above.

The authorized capital stock of T-Mobile US, Inc. consists of 1,000,000,000 shares of common stock, par value $0.00001 per share, and 100,000,000 shares of preferred stock, par value $0.00001 per share.

Common Stock

Holders of our common stock have the right to vote on every matter submitted to a vote of our stockholders other than any matter on which only the holders of preferred stock are entitled to vote separately as a class. There are no cumulative voting rights. Accordingly, holders of a majority of shares entitled to vote in an election of directors are able to elect all of the directors standing for election.

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock will share equally on a per share basis any dividends when, as and if declared by our board of directors out of funds legally available for that purpose. If we are liquidated, dissolved or wound up, the holders of our common stock will be entitled to a ratable share of any distribution to stockholders, after satisfaction of all of our liabilities and of the prior rights of any outstanding class of preferred stock. Our common stock carries no preemptive or other subscription rights to purchase shares of our common stock and is not convertible, assessable or entitled to the benefits of any sinking fund.

Redemption

Pursuant to our certificate of incorporation, if a holder of our common stock acquires additional shares of our common stock or otherwise is attributed with ownership of such shares that would cause us to violate FCC rules, we may, at the option of the board of directors, redeem from the holder or holders causing the violation of the FCC’s rules shares of our common stock sufficient to eliminate the violation.

The redemption price will be a price mutually determined by us and our stockholders, but if no agreement can be reached, the redemption price will be either:

•	75% of the fair market value of our common stock being redeemed, if the holder caused the FCC violation; or

•	100% of the fair market value of our common stock being redeemed, if the FCC violation was not caused by the holder.

The forgoing redemption rights do not apply to any shares of our common stock or preferred stock beneficially owned by Deutsche Telekom or any of its subsidiaries. If any waivers or approvals are required from the FCC in order for Deutsche Telekom or any of its subsidiaries to acquire or hold any shares of our common stock or preferred stock, Deutsche Telekom and any of its subsidiaries shall cooperate to secure such waivers or approvals and abide by any conditions related to such waivers or approvals.

Preferred Stock

Subject to the provisions of our certificate of incorporation and the limitations prescribed by law, our certificate of incorporation authorizes the board of directors to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of the series, which may be superior to those of our common stock, without further vote or action by the stockholders. We currently have no shares of preferred stock outstanding.

One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and as a result, protect the continuity of our management. The issuance of shares of preferred stock under the board of directors’ authority described above may adversely affect the rights of the holders of our common stock. For example, preferred stock issued by us may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of our common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.

For purposes of the Rights Plan described below, the board of directors has designated 1,000,000 shares of preferred stock to constitute the series A junior participating preferred stock, par value $0.00001 per share, or Series A Preferred Stock. For a summary description of the Rights Plan, please read “—Rights Plan” below.

Rights Plan

We adopted a Rights Plan in March 2007, which we amended in October 2012. Under the Rights Plan, each share of our common stock includes one right to purchase one one-thousandth of a share of Series A Preferred Stock. The rights will separate from our common stock and become exercisable (1) ten calendar days after public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% of our outstanding common stock or (2) ten business days following the start of a tender offer or exchange offer that would result in a person’s acquiring beneficial ownership of 15% of our outstanding common stock. A 15% beneficial owner is referred to as an “acquiring person” under the Rights Plan.

The board of directors can elect to delay the separation of the rights from our common stock beyond the ten-day periods referred to above. The Rights Plan also confers on the board of directors the discretion to increase or decrease the level of ownership that causes a person to become an acquiring person. Until the rights are separately distributed, the rights will not be evidenced by separate certificates and will be transferred with and only with our common stock certificates.

After the rights are separately distributed, each right will entitle the holder to purchase from us one one-thousandth of a share of Series A Preferred Stock for a purchase price of $66.67. The rights will expire at the close of business on the tenth anniversary of the effective date of the agreement, unless we redeem or exchange them earlier as described below.

If a person becomes an acquiring person, the rights will become rights to purchase shares of our common stock for one-half the current market price, as defined in the rights agreement, of our common stock. This occurrence is referred to as a “flip-in event” under the plan. After any flip-in event, all rights that are beneficially owned by an acquiring person, or by certain related parties, will be null and void. The board of directors will have the power to decide that a particular tender or exchange offer for all outstanding shares of our common stock is fair to and otherwise in the best interests of our stockholders. If the board of directors makes this determination, the purchase of shares under the offer will not be a flip-in event.

If, after there is an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of its assets, earning power or cash flow are sold or transferred, each holder of a right will have the right to purchase shares of the common stock of the acquiring company at a price of one-half the current market price of that stock. This occurrence is referred to as a “flip-over event” under the plan. An acquiring person will not be entitled to exercise its rights, which will have become void.

Until ten days after the announcement that a person has become an acquiring person, the board of directors may decide to redeem the rights at a price of $0.001 per right, payable in cash, shares of our common stock or other consideration. The rights will not be exercisable after a flip-in event until the rights are no longer redeemable.

At any time after a flip-in event and prior to either a person’s becoming the beneficial owner of 50% or more of the shares of our common stock or a flip-over event, the board of directors may decide to exchange the rights for shares of our common stock on a one-for-one basis. Rights owned by an acquiring person that will have become void, will not be exchanged.

Other than provisions relating to the redemption price of the rights, the rights agreement may be amended by the board of directors at any time that the rights are redeemable. Thereafter, the provisions of the rights agreement other than the redemption price may be amended by the board of directors to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of rights (excluding the interests of any acquiring person), or to shorten or lengthen any time period under the rights agreement. No amendment to lengthen the time period for redemption may be made if the rights are not redeemable at that time.

The rights have certain anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of the board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us even if the acquisition may be favorable to the interests of our stockholders. Because the board of directors can redeem the rights or approve a tender or exchange offer, the rights should not interfere with a merger or other business combination approved by the board of directors.

Anti-takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Delaware law

We are a Delaware corporation and are subject to Delaware law, which generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time that the person became an interested stockholder, unless:

•	before such time the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested person owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers of the corporation and by certain employee stock plans; or

•

at or after such time the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder.

A “business combination” generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person:

•	who, together with affiliates and associates, owns 15% or more of the corporation’s outstanding voting stock; or

•	who is an affiliate or associate of the corporation and, together with his or her affiliates and associates, has owned 15% or more of the corporation’s outstanding voting stock within three years.

The provisions of Delaware law described above along with our certificate of incorporation would make more difficult or discourage a proxy contest or acquisition of control by a holder of a substantial block of our common stock or the removal of the incumbent board of directors. Such provisions could also have the effect of discouraging an outsider from making a tender offer or otherwise attempting to obtain control of our company, even though such an attempt might be beneficial to us and our stockholders.

Our Certificate of Incorporation and Bylaws

The following provisions of our certificate of incorporation and bylaws could be deemed to have an anti-takeover effect and could delay, defer or prevent a takeover attempt that a stockholder might consider to be in the stockholders’ best interests.

•

Advance notice of director nominations and matters to be acted upon at meetings. Our bylaws contain advance notice requirements for nominations for directors to our board of directors and for proposing matters that can be acted upon by stockholders at stockholder meetings.

•

Amendment to bylaws. Our certificate of incorporation provides that our bylaws may be amended upon the affirmative vote of the holders of shares having a majority of our voting power. Our certificate of incorporation also provides that our board of directors is authorized to make, alter or repeal our bylaws without further stockholder approval.

•

Special meeting of stockholders. Our certificate of incorporation provides that a special meeting of our stockholders (i) may be called by the chairman of the board or our chief executive officer and (ii) must be called by our secretary at the request of (a) a majority of our board of directors or (b) as long as Deutsche Telekom beneficially owns 25% or more of the outstanding shares of our common stock, the holders of not less than 33-1/3% of the voting power of all of the outstanding voting stock of our company entitled to vote generally for the election of directors.

•

Board representation. Our certificate of incorporation (as well as the Stockholder’s Agreement described below) provides that Deutsche Telekom generally has the right to designate a number of Deutsche Telekom designees to our board of directors and any committees thereof equal to the percentage of our common stock beneficially owned by Deutsche Telekom multiplied by the number of directors on our board of directors (or the number of members of any committee thereof), in each case, rounded to the nearest whole number. These rights will remain in effect as long as Deutsche Telekom beneficially owns 10% or more of the outstanding shares of our common stock. Our certificate of incorporation provides that all of the directors of our board of directors are of one class and are elected annually.

•

Special approval rights. Our certificate of incorporation provides Deutsche Telekom with the same approval rights as are set forth in the Stockholder’s Agreement with respect to our ability to take certain actions (including, without limitation, changing the size of our board of directors or dispositions in excess of $1,000,000,000, or hiring or terminating without cause our Chief Executive Officer) without Deutsche Telekom’s prior written consent as long as Deutsche Telekom beneficially owns 30% or more of the outstanding shares of our common stock.

•

Authorized but unissued shares. The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, such as for additional public offerings, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

•

Cumulative voting. Our certificate of incorporation does not permit cumulative voting in the election of directors. Instead, any election of directors will be decided by a plurality of the votes cast (in person or by proxy) by holders of our common stock.

Stockholder’s Agreement

Pursuant to the Stockholder’s Agreement, Deutsche Telekom has the right to designate a number of individuals to be nominees for election to our board of directors equal to the percentage of our common stock beneficially owned by Deutsche Telekom multiplied by the number of directors on our board rounded to the nearest whole number. In addition, we have agreed to include as members of each committee of our board of directors the number of Deutsche Telekom director designees equal to the percentage of common stock beneficially owned by Deutsche Telekom multiplied by the number of members of such committee, except to the extent that such membership would violate applicable law or stock exchange rules; provided that no committee may consist solely of directors designated by Deutsche Telekom. These rights will remain in effect as long as Deutsche Telekom beneficially owns 10% or more of the outstanding shares of our common stock. We and Deutsche Telekom have also each agreed to use our reasonable best efforts to cause at least three members of the board of directors to be considered “independent” under the rules of the SEC and under applicable listing standards.

In addition, pursuant to the Stockholder’s Agreement, as long as Deutsche Telekom beneficially owns 30% or more of the outstanding shares of our common stock, we will not take certain actions without Deutsche Telekom’s prior written consent, including (a) incurring indebtedness above certain levels based on a specified debt to cash flow ratio, (b) taking any action that would cause a default under any instrument evidencing indebtedness of Deutsche Telekom or its affiliates, (c) acquiring or disposing of assets or entering into mergers or similar acquisitions in excess of $1,000,000,000, (d) changing the size of our board of directors, (e) issuing equity of 10% or more of the then outstanding number of shares of our common stock or to redeem debt held by Deutsche Telekom, (f) except as required by our organizational documents, repurchasing or redeeming equity securities or making any extraordinary or in-kind dividend other than on a pro rata basis or (g) making certain changes involving our chief executive officer. In addition, we have agreed not to amend our certificate of incorporation and bylaws in any manner that could adversely affect Deutsche Telekom’s rights under the Stockholder’s Agreement as long Deutsche Telekom beneficially owns 5% or more of the outstanding shares of our common stock.

During the term of the Stockholder’s Agreement, Deutsche Telekom will not be permitted to, and will be required to cause the Deutsche Telekom designees then serving as directors on our board not to, support, enter into or vote in favor of any transaction between, or involving both (A) the Company and (B) Deutsche Telekom or an affiliate of Deutsche Telekom, unless such transaction is approved by a majority of the directors on the combined company’s board, which majority includes a majority of the disinterested directors.

Pursuant to the Stockholder’s Agreement, Deutsche Telekom and its affiliates are prohibited from acquiring more than 80.1% of the outstanding shares of our common stock unless it makes an offer to acquire all of the then remaining outstanding shares of common stock at the same price and on the same terms and conditions as the proposed acquisition from all other stockholders of the Company, which is approved or accepted by disinterested directors or stockholders. Deutsche Telekom is also prohibited from publicly transferring any shares of our common stock during the 18-month period after the closing of the transactions contemplated by the Business Combination Agreement, subject to certain exceptions. Deutsche Telekom is also prohibited from transferring any shares of common stock in any other transaction that would result in the transferee owning more than 30% of the outstanding shares of common stock unless such transferee offers to acquire all of the then outstanding shares of common stock at the same price and on the same terms and conditions as the proposed transfer. The Stockholder’s Agreement also restricts Deutsche Telekom’s ability to compete with us in the United States, Puerto Rico and the territories and protectorates of the United States during the period beginning on the date of the closing of the Business Combination Transaction and ending on the date that is two years after the date on which Deutsche Telekom beneficially owns less than 10% of the outstanding shares of our common stock.

The Stockholder’s Agreement requires that we file this shelf registration statement following the closing of the transactions contemplated by the Business Combination Agreement permitting the resale of shares of our common stock and debt securities beneficially owned by Deutsche Telekom and acquired in connection with the Business Combination Transaction or in the future. Subject to specified limitations, Deutsche Telekom has the right to request that that we file, from time to time, a registration statement or prospectus supplement to a registration statement for the resale of such securities after the expiration of the lock-up described above if the shelf registration statement is not available for the resale of such securities. In addition, Deutsche Telekom has piggyback registration rights with respect to any offering initiated by the Company. Any transferee of Deutsche Telekom who acquires at least 5% of either the registrable equity securities or the registrable debt securities pursuant to a transaction that is not registered under the Securities Act will be entitled to enjoy the same registration rights as Deutsche Telekom as long as the registrable securities held by such transferee may not be sold or disposed of pursuant to Rule 144 under the Securities Act without volume limitations.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation and bylaws:

•

eliminate the personal liability of directors for monetary damages resulting from breaches of fiduciary duty to the extent permitted by Delaware law, except (i) for any breach of a director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit; and

•	indemnify directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary.

We believe that these provisions are necessary to attract and retain qualified directors and officers. We have also entered into separate indemnification agreements with each of our directors and officers under which we have agreed to indemnify, and to advance expenses to, each director and officer to the fullest extent permitted by applicable law with respect to liabilities they may incur in their capacities as directors and officers.

Director Removal

Our certificate of incorporation provides that, subject to certain rights of the holders of preferred stock, any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of our capital stock entitled to elect such director, voting separately as a class, at a duly organized meeting of stockholders or by written consent. However, no director designated by Deutsche Telekom may be removed without the prior written consent of Deutsche Telekom.

Stockholder Action by Written Consent

Our certificate of incorporation provides that, as long as Deutsche Telekom beneficially owns 25% or more of the outstanding shares of our common stock, any action required or permitted to be taken at any annual or special meeting of our stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Governing Law; Forum for Adjudication of Disputes

Our certificate of incorporation provides that our certificate of incorporation and the internal affairs of our company shall be governed by and interpreted under the laws of the State of Delaware. In addition, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action brought on behalf of our company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of our company to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or bylaws, or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine.

Corporate Opportunities

Our certificate of incorporation provides, as permitted by the Delaware General Corporation Act, that our non-employee directors have no obligation to offer us a corporate opportunity to participate in business opportunities presented to them or their respective affiliates even if the opportunity is one that we might reasonably have pursued, unless such corporate opportunity is offered to such director in his or her capacity as a director of our company. Stockholders will be deemed to have notice of and consented to this provision of our certificate of incorporation.

Listing of Common Stock

Our common stock is listed on the New York Stock Exchange under the symbol “TMUS.”

Transfer Agent and Registrar

Our transfer agent and registrar is American Stock Transfer & Trust Company, LLC.

SELLING SECURITYHOLDERS

On April 30, 2013, certain transactions contemplated by the Business Combination Agreement were consummated. A description of these transactions is set forth above in “Prospectus Summary—MetroPCS and T-Mobile USA Business Combination Transaction.” In contemplation of the consummation of these transactions, on April 28, 2013, T-Mobile USA issued to Deutsche Telekom the notes in an aggregate principal amount of $11.2 billion, which are the notes offered by this prospectus, to refinance certain intercompany indebtedness between T-Mobile USA and its subsidiaries and Deutsche Telekom and its subsidiaries. On April 30, 2013, pursuant to the terms of the Business Combination Agreement, we issued and delivered to Holding the Acquisition Shares, which consist of common stock representing approximately 74% of our fully-diluted shares on a treasury method basis of common stock as of the date of the closing of under the Business Combination Agreement, in consideration for Holding’s transfer of its equity interests in T-Mobile USA. Pursuant to the Stockholder’s Agreement described above under “Description of Capital Stock—Stockholder’s Agreement,” among other things, Deutsche Telekom and its subsidiaries are prohibited from selling or transferring any of the Acquisition Shares during an eighteen-month period after closing of the Business Combination Transaction under the Business Combination Agreement, subject to certain exceptions. A further description of these transactions is contained in our Current Report on Form 8-K filed with the SEC on May 2, 2013 and incorporated herein by reference. This prospectus relates to the resale by the selling securityholders of the notes and the Acquisition Shares, as applicable.

The following table sets forth information with respect to the selling securityholders and the principal amount of the notes and Acquisition Shares beneficially owned by the selling securityholders that may be offered under this prospectus. The information is based on information that has been provided to us by or on behalf of the selling securityholders named in the table, and does not necessarily indicate beneficial ownership for any other purpose. Because the selling securityholders may from time to time use this prospectus to offer all or some portion of the notes or the shares of our common stock offered hereby, we cannot provide an estimate as to the amount or percentage of any such type of security that will be held by the selling securityholders upon termination of any particular offering or sale under this prospectus. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of any such securities since the date on which they provided us information regarding their holdings, in transactions exempt from the registration requirements of the Securities Act.

For the purposes of the following table, the number of shares of our common stock beneficially owned has been determined in accordance with Rule 13d-3 of the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which the selling securityholders have sole or shared voting power or investment power and also any shares which the selling securityholders have the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other rights.

The percent of beneficial ownership for the selling securityholders is based on 725,306,634 shares of our common stock outstanding as of May 31, 2013. Under Rule 13d-3(d)(1) of the Exchange Act, shares which the selling securityholders have the right to acquire within 60 days of the date of this prospectus are deemed to be outstanding in calculating the beneficial ownership and the percentage ownership of such selling securityholder.

	Principal Amount of Notes			Shares of Common Stock
Selling Securityholders	Beneficially Owned and Offered Hereby	Percentage of Notes Outstanding	Percentage Outstanding After the Offering (1)	Beneficially Owned and Offered Hereby		Percentage Outstanding Prior to the Offering	Percentage Outstanding After the Offering (1)
Deutsche Telekom AG (2)(4)	$11,200,000,000	100%	—	535,286,077	(3)	74%	—

(1)	Assumes all of the securities offered by this prospectus are sold.
(2)	The notes are held directly by Deutsche Telekom AG. The address of Deutsche Telekom AG is Friedrich-Ebert-Alle 140, 53113 Bonn, Germany.

(3)	These shares are owned directly by T-Mobile Global Holding GmbH, which is a wholly-owned subsidiary of T-Mobile Global Zwischenholding GmbH, which is a wholly-owned subsidiary of Deutsche Telekom AG. The address of T-Mobile Global Holding GmbH is Landgrabenweg 151, 53227 Bonn, Germany. The address of T-Mobile Global Zwischenholding GmbH is Friedrich-Ebert-Allee 140, 53113 Bonn, Germany. The address of Deutsche Telekom AG is Friedrich-Ebert-Allee 140, 53113 Bonn, Germany.
(4)	Material relationships between us and the selling securityholders are also described in our definitive proxy statement filed with the SEC on May 17, 2013 under the section titled “Transactions with Related Persons and Approval.”

PLAN OF DISTRIBUTION

The notes and the Acquisition Shares are being registered to permit the resale of such securities by the selling securityholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the notes or the Acquisition Shares. We will bear the fees and expenses incurred by us in connection with our obligation to register the notes and the Acquisition Shares. The selling securityholders will pay all underwriting discounts and commissions and agent’s commissions, if any.

The selling securityholders may offer and sell the notes and the Acquisition Shares from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling securityholders or by agreement between the selling securityholders and underwriters or dealers who may receive fees or commissions in connection with such sale. Such sales may be effected by a variety of methods, including the following:

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•	in privately negotiated transactions;

•	through the writing of options;

•	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through the settlement of short-sales, in each case subject to compliance with the Securities Act and other applicable securities laws;

•	if we agree to it prior to the distribution, through one or more underwriters on a firm commitment or best-efforts basis;

•	through broker-dealers, which may act as agents or principals;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above or by any other legally available means.

In connection with the sales of the notes and the Acquisition Shares or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the notes and the Acquisition Shares to close out such short positions, or loan or pledge the notes and the Acquisition Shares to broker-dealers that in turn may sell such securities. The selling securityholders also may transfer, donate and pledge offered securities, in which case the transferees, donees, pledges or other successors in interest will be deemed selling securityholders for purposes of this transaction.

To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any underwriter, broker-dealer or agent regarding the sale by the selling securityholders of the notes or the Acquisition Shares. The selling securityholders may decide to sell all or a portion of the notes or the Acquisition Shares offered by them pursuant to this prospectus or may decide not to sell any notes or shares of common stock under this prospectus. In addition, the selling securityholders may transfer, devise or give the notes or the Acquisition Shares by other means not described in this prospectus. Any notes or shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the notes and the Acquisition Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the notes or shares of common stock by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling securityholders are deemed to be an underwriter, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling securityholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the selling securityholders and any other relevant person of any of the notes and the Acquisition Shares. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of notes or shares of common stock to engage in market-making activities with respect to the particular notes and shares of common stock being distributed. All of the above may affect the marketability of the notes and the Acquisition Shares and the ability of any person or entity to engage in market-making activities with respect to the notes and the shares of common stock.

Under the securities laws of certain states, the notes and the Acquisition Shares may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states, the notes and the Acquisition Shares may not be sold unless the notes or the common stock, respectively, have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

We have agreed to indemnify the selling securityholders against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling securityholders will be entitled to contribution from us in connection with those liabilities. The selling securityholders have agreed to indemnify us against certain civil liabilities, including liabilities arising under the Securities Act, and we will be entitled to contribution from the selling securityholders in connection with those liabilities.

LEGAL MATTERS

Certain legal matters regarding the notes and the Acquisition Shares will be passed upon for us by Perkins Coie LLP, Seattle, Washington.

EXPERTS

The audited historical financial statements of T-Mobile USA, Inc. incorporated in this prospectus by reference to Exhibit 99.1 to T-Mobile US, Inc.’s Current Report on Form 8-K dated June 18, 2013, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of MetroPCS Communications, Inc. and subsidiaries incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and the effectiveness of MetroPCS Communications, Inc.’s and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Neither we, nor the selling noteholder, nor the underwriters have authorized any other person to provide you with information different from that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any free writing prospectus that we may provide to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give. The selling noteholder is offering to sell and is seeking offers to buy the notes only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the date such information is presented regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of the notes. Our business, financial condition, results of operations and prospects may have changed since such date.

Prospectus Supplement

$5,600,000,000

T-Mobile USA, Inc.

$1,250,000,000 6.464%

Senior Notes due 2019

$1,250,000,000 6.542%

Senior Notes due 2020

$1,250,000,000 6.633%

Senior Notes due 2021

$1,250,000,000 6.731%

Senior Notes due 2022

$600,000,000 6.836%

Senior Notes due 2023

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Deutsche Bank Securities

Citigroup

Credit Suisse

Goldman, Sachs & Co.

J.P. Morgan

Morgan Stanley

October 8, 2013